Exhibit 10.25

COFACE COVERED EXPORT CREDIT AGREEMENT

between

HUGHES NETWORK SYSTEMS, LLC

as Borrower

THE COMPANIES LISTED IN SCHEDULE 1

as Original Guarantors

BNP PARIBAS and SOCIÉTÉ GÉNÉRALE

as Original Lenders

BNP PARIBAS and SOCIÉTÉ GÉNÉRALE

as Mandated Lead Arrangers

BNP PARIBAS

as Facility Agent and Documentation Agent

BNP PARIBAS

as Security Agent

and

SOCIÉTÉ GÉNÉRALE

as Structuring Bank

-i-

27.	Changes to the Obligors	161

28.	Change to the Lenders	162

29.	Notices	166

30.	Calculations and Certificates	169

31.	Waiver of Claims and Defences	170

32.	Partial invalidity	170

33.	Remedies and Waivers	170

34.	Amendments and Waivers	170

35.	Counterparts	171

36.	Governing Law	171

37.	Jurisdiction and Enforcement	172

38.	Miscellaneous	172

39.	Effectiveness	177

SCHEDULE 1	The Original Guarantors	182

SCHEDULE 2	Conditions of Payment and Documents to be Supplied	183

SCHEDULE 3	Form of Launch Supplier’s Certificate	184

SCHEDULE 4	Form of Disbursement Request	185

SCHEDULE 5	Form of Accession Letter	187

SCHEDULE 6	Form of Joint Interest Mandate	188

SCHEDULE 7	Form of Promissory Note	191

SCHEDULE 8	Mandatory Cost Formula	192

SCHEDULE 9	Disclosures	195

SCHEDULE 10	Form of Transfer Certificate	200

SCHEDULE 11	Form of Assignment Agreement	202

SCHEDULE 12	LMA Form of Confidentiality Undertaking	205

SCHEDULE 13	Form of Launch Insurance Delegation	210

SCHEDULE 14	Form of Launch Supplier Delegation	215

SCHEDULE 15	Form of Letter of Undertaking	216

-ii-

SCHEDULE 16	Form of Security Agreement	220

SCHEDULE 17	Form of Intercreditor consent	221

-iii-

THIS AGREEMENT is dated October 29, 2010 and made between:

(1)	HUGHES NETWORK SYSTEMS, LLC., a limited liability company duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 11717 Exploration Lane, Germantown, Maryland (the “Borrower”);

(2)	THE COMPANIES listed in SCHEDULE 1 (The Original Guarantors), each acting in its capacity as a guarantor (the “Original Guarantors”);

(3)	BNP PARIBAS, a French “société anonyme” whose registered office is at 16, boulevard des Italiens, 75009 Paris, France, and SOCIÉTÉ GÉNÉRALE, a French “société anonyme” whose registered office is at 29 Boulevard Haussmann, 75009 Paris, France, each acting in its capacity as a lender (the “Original Lenders”);

(4)	BNP PARIBAS, a French “société anonyme” whose registered office is at 16, boulevard des Italiens, 75009 Paris, France, and SOCIÉTÉ GÉNÉRALE, a French “société anonyme” whose registered office is at 29 Boulevard Haussmann, 75009 Paris, France, each acting in its capacity as a mandated lead arranger (the “Mandated Lead Arrangers”);

(5)	BNP PARIBAS, a French “société anonyme” whose registered office is at 16, boulevard des Italiens, 75009 Paris, France, acting in its capacity as facility agent on behalf of the Lenders (the “Facility Agent”);

(6)	BNP PARIBAS, a French “société anonyme” whose registered office is at 16, boulevard des Italiens, 75009 Paris, France, acting in its capacity as security agent on behalf of the Lenders (the “Security Agent”);

(7)	BNP PARIBAS, a French “société anonyme” whose registered office is at 16, boulevard des Italiens, 75009 Paris, France, acting in its capacity as documentation agent on behalf of the Lenders (the “Documentation Agent”); and

(8)	SOCIÉTÉ GÉNÉRALE, a French “société anonyme” whose registered office is at 29 Boulevard Haussmann, 75009 Paris, France, acting in its capacity as structuring bank (the “Structuring Bank”).

WHEREAS:

(A)	On 30 April 2010, the Borrower and the Launch Supplier (as hereinafter defined) entered into a launch services agreement (as amended from time to time, the “Launch Contract”) for the launching into geostationary transfer orbit of the Spaceway 4 Satellite (as hereinafter defined) by an Ariane launch vehicle from Europe’s Spaceport in Kourou, French Guiana, which is expected to take place prior to 31 May 2012.

(B)	The total price for the provision of launch services under the Launch Contract is to be determined in accordance with the provisions of the Launch Contract. The Launch Contract includes an option for Launch Risk Guarantee (as hereinafter defined).

(C)	The Lenders are willing to make available to the Borrower a French buyer credit pursuant to the terms and subject to the conditions set forth in this Agreement in a total maximum amount of USD 115,000,000 in order to finance up to 85% (eighty five per cent) of the Eligible Portion of the Launch Contract and 100% of the related COFACE Premia (each as hereinafter defined).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (and unless indicated to the contrary, any document or any notice or certificate delivered pursuant hereto), the following terms shall have the following meanings:

“Acceptable Exclusions” means:

(a)	war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(i)	any government or sovereign power (de jure or de facto);

(ii)	any authority maintaining or using a military, naval or air force;

(iii)	a military, naval or air force; or

(iv)	any agent of any such government, power, authority or force;

(b)	any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

(c)	insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against an occurrence, whether there be declaration of war or not;

(d)	confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency;

(e)	nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(f)	electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

(g)	wilful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of a Satellite;

(h)	an act of one of more individuals, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(i)	any unlawful seizure or wrongful exercise of control of a Satellite made by any individual or individuals acting for political or terrorist purposes;

(j)	loss of revenue, incidental damages or consequential loss;

(k)	extra expenses, other than the expenses insured under such policy;

(l)	third party liability;

(m)	loss of a redundant component(s) that does not cause a failure; and

(n)	such other similar exclusions or modifications to the foregoing exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Accession Letter” means a document substantially in the form set out in SCHEDULE 5 (Form of Accession Letter).

“Acquired Indebtedness” means, with respect to any specified person:

(a)	Indebtedness of any other person existing at the time such other person is merged or consolidated with or into or becomes a Restricted Subsidiary of such specified person, and

(b)	Indebtedness secured by a Lien encumbering any asset acquired by such specified person, in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such person, or such asset was acquired by such person, as applicable.

“Additional Guarantor” means a company which becomes an additional guarantor in accordance with Clause 27.2 (Additional Guarantors).

“Adjusted EBITDA” means, with respect to any person for any period, the Consolidated Net Income of such person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(a)	Consolidated Taxes; plus

(b)	Consolidated Interest Expense; plus

(c)	Consolidated Non-cash Charges; plus

(d)	the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension charges); plus

(e)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period USD 1.0 million;

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period).

“Affiliate” means, in relation to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means the Facility Agent or the Security Agent.

“Agreement” means this COFACE covered export credit agreement and all schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Alpine” means Alpine Capital Corporation and any successor.

“Apollo” means Apollo Global Management, LLC or any of its Affiliates (but not including, however, any of their respective portfolio companies), and any successor to such entities agreed by the Lenders in accordance with the provisions of this Agreement.

“Asset Sale” means:

(a)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a

Sale/Leaseback Transaction) of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”); or

(b)	the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions), in each case other than:

(i)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(ii)	the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions in Clause 18.8 (Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets) or any disposition that constitutes a Change of Control;

(iii)	for purposes of Clause 18.4 (Asset Sales) only, any Restricted Payment or Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents or Investment Grade Securities by the Borrower or its Restricted Subsidiaries) that is permitted to be made, and is made, under Clause 18.2 (Limitation on Restricted Payments);

(iv)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than USD 7.5 million;

(v)	any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower;

(vi)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Board of Directors of the Borrower, which in the event of an exchange of assets with a Fair Market Value in excess of (1) USD 10.0 million shall be evidenced by an Officers’ Certificate, and (2) USD 25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower;

(vii)	any foreclosures on assets or property of the Borrower or its Subsidiaries;

(viii)	any sale of equipment or other assets in the ordinary course of business;

(ix)	any grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(x)	any sale of assets pursuant to the Equipment Financing Agreements;

(xi)	any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to paragraphs (i) or (j) of the definition of Permitted Investments or paragraph 18.2(b)(i) of the second paragraph of Clause 18.2 (Limitation on Restricted Payments);

(xii)	any swap of owned or leased satellite transponder capacity for other satellite transponder capacity of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Borrower, which in the event of a swap with a Fair Market Value in excess of (1) USD 10.0 million shall be evidenced by an Officers’ Certificate and (2) USD 25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower; and

(xiii)	any swap of assets in exchange for services in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Borrower, which in the event of a swap with a Fair Market Value in excess of (1) USD 10.0 million shall be evidenced by an Officers’ Certificate and (2) USD 25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower.

“Asset Sale Offer” has the meaning given to it in Clause 18.4(c).

“Assignment Agreement” means an agreement substantially in the form set out in SCHEDULE 11 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority whether in the United States or abroad, whether given by express action or deemed given by failure to act within any specified time period, and all corporate, shareholders’, limited liability company, members’ and creditors’ approvals and consents.

“Availability Period” means the period from the Closing Date until the date falling five (5) months after the Starting Date for Repayment.

“Bankruptcy Law” means any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, including, without limitation Title 11, U.S. Code or any similar U.S. federal or state law for the relief of debtors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means as to any person, the board of directors or managers or similar governing body, as applicable, of such person (or, if such person is a partnership, the board of directors or managers or similar governing body of the general partner of such person) or any duly authorized committee thereof.

“Borrower Transaction Documents” means the Debt Documents and, in each case, any other document entered into in connection therewith.

“Business Day” means any day except Saturday, Sunday and any day which shall be in London (England), New York (USA), or Paris (France), a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in any such city or on which dealings in Dollar deposits are not carried out in the London interbank market.

“Capital Stock” means:

(a)	in the case of a corporation or a company, corporate stock or shares;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(a)	Dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted

Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)	securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(c)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of USD 250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(d)	repurchase obligations for underlying securities of the types described in paragraphs (b) and (c) above entered into with any financial institution meeting the qualifications specified in paragraph (c) above;

(e)	commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(f)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(g)	Indebtedness issued by persons (other than the Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A 2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(h)	investment funds investing at least 95% of their assets in securities of the types described in paragraphs (a) through (g) above.

“Change of Control” means:

(a)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to a person other than any of the Permitted Holders; or

(b)	the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock or of the Voting Stock of the Borrower or any Parent of the Borrower; or

(c)	the first day on which the Board of Directors of the Parent shall cease to consist of a majority of directors who are Continuing Directors; or

(d)	Apollo ceasing to control HCI;

(e)	HCI ceasing to own, directly or indirectly, legally and beneficially, at least 50% of the Voting Stock or at least 50% of the total voting power of the Borrower or ceasing to control the Borrower; or

(f)	any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Apollo, acquires or has in a single transaction or in a series of related transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) or by contract or otherwise, the control of the Borrower or of HCI, as the case may be, directly or indirectly;

provided that, notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control, and where, for the purpose of this definition, “control” of a Person means the direct or indirect ownership of the majority of the Voting Stock of such Person or the majority of the voting power of the Voting Stock of such Person or the right or ability to direct the management of such Person or to determine the composition of a majority of the board of directors (or like board) of such Person (if such entity has a board of directors or like board).

“CIRR” means the Commercial Interest Reference Rate in USD approved by the Commission des Garanties, which amounts to 3.43% per annum for the Facility.

“Closing Date” means the date on which the conditions precedent set forth in Clause 4.1 (Conditions Precedent to the First Disbursement) have been satisfied or waived.

“Code” means the United States Internal Revenue Code of 1986, as amended or modified from time to time, and the rulings issued and regulations promulgated thereunder.

“COFACE” means Compagnie Française d’Assurance pour le Commerce Extérieur, a société anonyme whose registered office is located at 12 Cours Michelet, La Défense, 92800 Puteaux, registered with the Commerce and Companies Registry (Registre du commerce et des sociétés) of Nanterre under number 552 069 791.

“COFACE Facility Obligations” means and include all of the following:

(a)	all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of the Borrower to any Finance Party, whether now existing or hereafter incurred under, arising out of, or in connection with, the Finance Documents to which the Borrower is a party, and the performance and compliance by the Borrower with all of the terms, conditions and agreements contained in such Finance Documents;

(b)	any and all sums advanced by any Finance Party in order to preserve the security interest granted under the Security Documents;

(c)	in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Borrower referred to in paragraph (a) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any security interest, granted under the Security Documents, or of any exercise by any Finance Party of its rights, together with reasonable attorneys’ fees and court costs;

(d)	all amounts paid by any Finance Party (or Affiliate of a Finance Party) as to which such Finance Party (or Affiliate of a Finance Party) has the right to reimbursement under the Finance Documents; and

(e)	all amounts owing to any agent pursuant to any of the Finance Documents in its capacity as such,

it being acknowledged and agreed that the “COFACE Facility Obligations” shall include extensions of credit of the types described above by any Finance Party, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

“COFACE Policy” means the export credit insurance policy delivered by COFACE in favour of the Lenders for risks specified therein in respect of the Facility, to be in form and substance satisfactory to the Facility Agent and the Original Lenders. For the avoidance of doubt, the General Conditions form an integral part of the COFACE Policy.

“COFACE Premia” means the premia due to COFACE in respect of the COFACE Policy which are to be reimbursed by the Borrower to the Lenders, through the Facility Agent, in accordance with Clause 9 (COFACE Premia) including, without limitation, the amount payable in connection with the issuance of the COFACE Policy and the amount payable in relation to the deferred payment of the premia, which the Borrower has elected to pay on or prior to each Disbursement rather than upfront before the first Disbursement.

“COFACE Premia Letter” means the letter dated on or about the date of this Agreement between the Mandated Lead Arrangers, the Original Lenders, the Facility Agent, the Security Agent and the Documentation Agent and the Borrower setting out, inter alia, the estimated amount of the COFACE Premia.

“Collateral” means each asset that, in accordance with the terms of any Security Document, is intended to be subject to any Lien in favour of the Security Agent and/or the Intercreditor Agent.

“Collateral Agreement” means the first Lien Guarantee and Collateral Agreement dated 22 April 2005 among the Borrower, JP Morgan as Administrative Agent and certain subsidiaries of the Delegator as specified therein, as supplemented by supplement n° 1 dated 13 April 2006 thereto.

“Common Collateral” means (i) all payment intangibles, whether now owned or in the future acquired by the Borrower and whether now existing or in the future coming into existence, comprising amounts payable, or which may become payable, to the Borrower, under the Launch Contract, (ii) if the Borrower elects to be provided with such Launch Risk Guarantee pursuant to the Launch Contract, the Launch Risk Guarantee, all payment intangibles, whether now owned or in the future acquired by the Borrower and whether now existing or in the future coming into existence, comprising amounts payable, or which may become payable, to the Borrower, under the Launch Risk Guarantee, and all other rights of the Borrower under or in respect of the Launch Risk Guarantee, (iii) all policies and contracts of insurance which constitute the Launch Insurance in respect of the Spaceway 4 Satellite described in clause 17.2.3(c) (and any replacements of such Launch Insurance), all the benefits thereof, whether heretofore, now or hereafter effected, all renewals of or replacements for the Launch Insurance, all claims, returns of premium and other payment intangibles due and to become due under or in respect of the Launch Insurance and all other rights of the Borrower under or in respect of the Launch Insurance in respect of the Spaceway 4 Satellite described in clause 17.2.3(c) (and any replacements of such Launch Insurance), and (iv) all proceeds of the foregoing.

“Common Finance Parties” means collectively (i) the COFACE Finance Parties under this Agreement and (ii) the Revolving Credit Agreement Secured Parties under the Senior Credit Agreement.

“Communications Licenses” means, collectively, all FCC Licenses and all Foreign Licenses.

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38.2 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in SCHEDULE 12 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent.

“Consent Agreement” means any consent or agreement required pursuant to the UCC or the terms of the Launch Contract and/or of the Launch Insurance, if any, to be executed and delivered by the Launch Supplier and/or any insurers and/or reinsurers in connection with the granting of Security under the Security Documents.

“Consolidated Interest Expense” means, with respect to any person for any period:

(a)	the sum, without duplication, of:

(i)

consolidated interest expense of such person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements); and

(ii)	consolidated capitalized interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(b)	interest income for such period;

provided that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, without duplication, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis; provided that:

(a)	any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs and transition expenses Incurred as a direct result of the transition of the Borrower to an independent operating company in connection with the Transactions) and fees, expenses or charges related to any offering of equity interests of such person, Investment, acquisition or Indebtedness permitted to be Incurred by the Agreement (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(b)	any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after June 30, 2010 shall be excluded;

(c)	the cumulative effect of a change in accounting principles during such period shall be excluded;

(d)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(e)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Borrower) shall be excluded;

(f)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(g)	the Net Income for such period of any person that is not a Subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a Restricted Subsidiary thereof in respect of such period;

(h)	solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived (provided that this paragraph (h) shall not apply with respect to the Net Income of Hughes Escorts Communications Limited); provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such person or a Restricted Subsidiary of such person (subject to the provisions of this paragraph (h)), to the extent not already included therein;

(i)	any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(j)	any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such person or any of its Restricted Subsidiaries shall be excluded;

(k)	any one-time non-cash compensation charges shall be excluded; and

(l)	non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded.

Notwithstanding the foregoing, for the purpose of Clause 18.2 (Limitation on Restricted Payments) only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary of the Borrower in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to paragraphs (e) or (f) of the definition of “Cumulative Credit.”

For purposes of calculating the amount of Restricted Payments permitted pursuant to paragraph (c) of Clause 18.2 (Limitation on Restricted Payments), the amount of Consolidated Net Income shall be reduced, without duplication, by amounts dividended to Parent for taxes pursuant to paragraph (b)(xii) of the second paragraph of Clause 18.2 (Limitation on Restricted Payments) (such calculation to be made on a quarterly basis).

“Consolidated Non-cash Charges” means, with respect to any person for any period, the aggregate depreciation, amortization, impairment, non-cash compensation, non-cash rent and other non-cash expenses of such person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such person or any parent of such person in respect of such period in accordance with paragraph (b)(xi) of Clause 18.2 (Limitation on Restricted Payments), which shall be included as though such amounts had been paid as income taxes directly by such person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries (including, for the avoidance of doubt, Subordinated Indebtedness of such person) and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock and Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by senior management or the Board of Directors of the Borrower.

“Contingent Obligations” means, with respect to any person, any obligation of such person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor; or

(b)	to advance or supply funds:

(i)	(a) for the purchase or payment of any such primary obligation; or

(ii)	(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(iii)	(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, members of the Board of Directors of the Borrower who:

(a)	were members of the Board of Directors of the Borrower or the Parent on the Signing Date; or

(b)	were either (i) nominated for election by the Board of Directors of the Borrower or the Parent, a majority of whom were directors on the Signing Date or whose election or nomination for election was previously approved by a majority of directors nominated for election pursuant to this clause (i) or who were designated or appointed pursuant to clause (ii) below, or (ii) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and amounts applied to make a Restricted Payment in accordance with paragraph 18.2(b) of the second paragraph of Clause 18.2 (Limitation on Restricted Payments)) made to the capital of the Borrower or such Guarantor after the Closing Date; provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Borrower or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the COFACE Facility Obligations with a Stated Maturity at least 91 days later than the Stated Maturity of the Facility, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Corrupt Practices Laws” means:

(a)	the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104); and

(b)	any applicable law relating to bribery, kick-backs or similar business practices.

“Cumulative Credit” means the sum of (without duplication):

(a)	USD 674,352,000; plus

(b)	cumulative Adjusted EBITDA of the Borrower for the period (taken as one accounting period) from and after July 1, 2010 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(c)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Borrower after June 30, 2010 from the issue or sale of Equity Interests of the Borrower or any Parent of the Borrower (excluding (without duplication) (i) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount and (ii) any net cash proceeds of Equity Offerings to the extent used to redeem Senior Notes in compliance with Section 3.07(a) of the Senior Note Indenture) including Equity Interests (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries), plus

(d)	100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after June 30, 2010 (other than (i) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock, the Cash Contribution Amount and contributions by a Restricted Subsidiary and (ii) any net cash proceeds of Equity Offerings to the extent used to redeem Senior Notes in compliance with Section 3.07(a) of the Senior Note Indenture), plus

(e)	100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Borrower or any Restricted Subsidiary after June 30, 2010 from:

(i)	the sale or other disposition (other than to the Borrower or a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any person (other than the Borrower or any of its Restricted Subsidiaries or to an employee stock ownership plan or trust established by the Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to paragraph 18.2(b)(i) of the second paragraph of the covenant in Clause 18.2 (Limitation on Restricted Payments)),

(ii)	the sale (other than to the Borrower or a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to paragraph 18.2(b)(i) of the second paragraph of Clause 18.2 (Limitation on Restricted Payments) or to the extent such Investment constituted a Permitted Investment) or

(iii)	a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(f)	in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower after June 30, 2010, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to paragraph 18.2(b)(i) of the second paragraph of the covenant in Clause 18.2 (Limitation on Restricted Payments) or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by paragraphs (b), (c), (d) and (e) above shall be determined in good faith by the Board of Directors of the Borrower and:

(i)	in the event of property with a Fair Market Value in excess of USD 10.0 million, shall be set forth in an Officers’ Certificate or

(ii)	in the event of property with a Fair Market Value in excess of USD 25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Borrower.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of:

(a)	USD 223,221,000; plus

(b)	the aggregate amount of Consolidated Interest Expense of the Borrower and the Restricted Subsidiaries for the period from and after July 1, 2010 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt Documents” means, collectively, the Senior Note Indenture and the Senior Notes, the Senior Credit Agreement, the Term Loan and a note indenture dated as of May 27, 2009 made by the Borrower and HNS Finance Corp., as issuers, in favour of the trustee thereunder, and the USD 150,000,000 9 1/2% senior notes due 2014 issued pursuant thereto.

“Debt to Adjusted EBITDA Ratio” means, with respect to any person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such person for the four consecutive fiscal quarters immediately preceding such Calculation Date for which internal financial statements are available. In the event that the Borrower or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Consolidated Total Indebtedness obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which substantially all the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction, including, but not limited to, the execution or termination of any contracts, the reduction of costs related to administrative functions or the termination of any personnel, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Borrower’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Agreement. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Debt to Adjusted EBITDA Maintenance Ratio” means, with respect to any person for any period, the ratio of (i) Consolidated Total Indebtedness, minus any Indebtedness Incurred by the Borrower or its Restricted Subsidiaries pursuant to paragraph (b)(xviii) of Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), in each case as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such person for the four consecutive fiscal quarters immediately preceding such Calculation Date for which internal financial statements are available.

“Default” means any event or circumstance which would become an Event of Default with the expiry of the grace period, the provision of notice, the making of any determination, or any combination of the foregoing, in each case, as provided in Clause 21.1 (Events of Default).

“Delegations” means collectively the Launch Insurance Delegation and the Launch Supplier Delegation, and “Delegation” means either of them.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any Parent of the Borrower (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disbursement” means a disbursement of funds made by the Lenders in USD under the Facility.

“Disbursement Request” means a notice substantially in the form set out in SCHEDULE 4 (Form of Disbursement Request).

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(a)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(b)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such person, or

(c)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the Final Maturity Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that (x) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale so long as the relevant asset sale or change of control provisions, taken as a whole, are no more favourable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Senior Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Senior Notes (including the purchase of any Senior Notes tendered pursuant thereto); provided, further, that any class of Capital Stock of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” and “USD” shall each mean freely transferable, lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organised under the laws of any state of the United States or the District of Colombia.

“Down Payment” means an advance payment of five per cent (5%) of the Eligible Portion of the Contract Price for the Launch Contract.

“Earth Station” means any earth station of the Borrower or any of its Subsidiaries that is the subject of a license granted by the FCC.

“Eligible Portion” means the portion of the Launch Contract Price attributable to goods and services of French origin and of other origins, which are eligible for financing, it being specified that the eligible portion of the Launch Contract Price attributable to goods and services of other origins shall not exceed the limits agreed by the French Authorities.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equipment Financing Agreements” means (A)(1) the Master Purchase Agreement dated April 27, 1998, between the Borrower and Alpine, (2) the Master Equipment Lease dated April 21, 1998, between the Borrower and Alpine and (3) the Assignment Agreement dated April 27, 1998, between the Borrower and Alpine, (B) the equipment financing arrangements pursuant to the Master Performance and Counter-Indemnity between the Borrower and certain of its Subsidiaries and Barclays Technology Finance Limited, Barclays Technology Finance GmbH, Alpine Capital (Europe) Limited and Alpine Capital (Europe) Limited GmbH and related agreements, (C) the Master Purchase Agreement dated as of September 23, 2005 between the Borrower and Alpine, (D) any and all assignment agreements entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business as contemplated by paragraphs (A)(1) through (3), (B) and (C) of this definition, in each case, as the same may be refinanced, amended, modified, restated, renewed, supplemented or replaced, and (E) any agreements between the Borrower or any of its Restricted Subsidiaries and any third-party relating generally to the subject matter of the agreements set forth in paragraph (A), (B), (C) or (D) of this definition; provided that any agreements specified in paragraphs (D) or (E) of this definition are entered into on terms consistent with then prevailing market conditions.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after June 30, 2010 of Capital Stock or Preferred Stock of any person (other than Disqualified Stock), other than:

(a)	public offerings with respect to the Capital Stock of such person registered on Form S-4 or Form S-8;

(b)	any such public or private sale that constitutes an Excluded Contribution; and

(c)	an issuance to any Subsidiary.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan or Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Sections 302(c) or 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan, the failure to make by its due date a required instalment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning ascribed to it in Clause 21.1 (Events of Default).

“Event of Loss” means any event that results in the Borrower or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Borrower or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Borrower or any of the Restricted Subsidiaries in connection with such Event of Loss, after:

(a)	provision for all income or other taxes measured by or resulting from such Event of Loss,

(b)	payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(c)	payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(d)	provision for payments to persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Borrower as evidenced by an Officers’ Certificate), and

(e)	deduction of appropriate amounts to be provided by the Borrower or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower from:

(a)	contributions to its common Capital Stock, and

(b)	the sale (other than to a Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Borrower, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Facility” means the loan facility made available to the Borrower under this Agreement.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC” means the United States Federal Communications Commission or any Governmental Authority substituted therefor.

“FCC Licenses” means all authorizations, licenses and permits, including experimental authorizations, issued by the FCC or any Governmental Authority substituted therefor to the Borrower or any of its Subsidiaries, under which the Borrower or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between:

(a)	the Mandated Lead Arrangers and the Borrower; or

(b)	the Facility Agent, the Security Agent and/or the Documentation Agent and the Borrower; or

(c)	the Structuring Bank and the Borrower,

in each case, setting out any of the fees referred to in Clause 8 (Fees).

“Final Maturity Date” means the date falling 102 months after the Starting Date for Repayment.

“Finance Documents” means collectively:

(a)	this Agreement;

(b)	the Security Documents;

(c)	any Subordination Agreement;

(d)	the Intercreditor Agreement;

(e)	the Intercreditor Consent;

(f)	the Disbursement Requests;

(g)	the Fee Letters;

(h)	the COFACE Premia Letter; and

(i)	any other document designated as such by the Facility Agent and the Borrower.

“Finance Party” means each Lender, each Mandated Lead Arranger, the Facility Agent, the Documentation Agent, the Structuring Bank, the Security Agent and the Intercreditor Agent.

“First Interest Payment Date” means the date falling six months after the date of the first Disbursement.

“First Repayment Date” means the date falling six months after the Starting Date for Repayment.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Licenses” means all authorizations, orders, licenses, permits, approvals, consents, and rights issued to the Borrower or any of its Subsidiaries by any foreign Governmental Authority pursuant to any statute, rule, regulation or policy regarding the operation of channels of radio communications and/or the provisions of communications or telecommunications services (other than authorizations, orders, licenses or permits that are no longer in effect).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“French Authorities” means any authority in or of France involved in the provision, regulation or management of the terms, conditions and insurance of export credits including, among others, such entities to whom authority in respect of the extension or administration of export financing matters have been delegated, such as COFACE and Natixis Institutionnel.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Clause 1.8 (Accounting Principles); provided that any reference to the application of GAAP to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” means any government, governmental department, commission, board, ministry, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local having jurisdiction over the matter or matters in question.

“Group” means the Parent, the Borrower and its Subsidiaries from time to time.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 15.10 (Consolidation, etc.).

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability or designated or classified as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“HCI” means Hughes Communications, Inc., a corporation duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 11717 Exploration Lane, Germantown, Maryland.

“Hedging Obligations” means, with respect to any person, the obligations of such person under:

(a)	currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(b)	other agreements or arrangements designed to manage exposure or protect such person against fluctuations in currency exchange or interest rates.

“In-Orbit Delivery” means the date on which in-orbit testing has been completed and handover occurs pursuant to the terms of the Satellite Contract.

“In Orbit Insurance” means the insurance described in Clause 17.2.4 (In Orbit Insurance).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any person:

(a)	the principal and premium (if any) of any indebtedness of such person, whether or not contingent, (a) in respect of borrowed money (including obligations in connection with Equipment Financing Agreements), (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP;

(b)	to the extent not otherwise included, any obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(c)	to the extent not otherwise included, Indebtedness of another person secured by a Lien on any asset owned by such person (whether or not such Indebtedness is assumed by such person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other person; and

(d)	all other items which in accordance with GAAP would be included as financial indebtedness on the balance sheet of such person as of the date at which such indebtedness is to be determined;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days; or (6) the financing of insurance premiums with the carrier of such insurance or take or pay obligations contained in supply agreements, in each case entered into in the ordinary course of business.

Notwithstanding anything in the Agreement, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Agreement.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Board of Directors of the Borrower, qualified to perform the task for which it has been engaged.

“Insurance Advisor” means Jardine Lloyd Thompson Limited or such other insurance advisor selected by the Facility Agent.

“Insurance Proceeds” means all amounts payable to the Borrower or the Security Agent or the Intercreditor Agent in respect of any insurance required to be maintained (or caused to be maintained) by the Borrower pursuant to this Agreement, regardless of whether such payments are received from any insurer or otherwise.

“Insurances” means any and all contracts or policies of insurance now or hereafter required to be taken out pursuant to Clause 17.2 (Insurance).

“Intercreditor Agent” means BNP PARIBAS, a French “société anonyme” whose registered office is at 16, boulevard des Italiens, 75009 Paris, France, acting in its capacity as intercreditor agent under the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement to be in form and substance fully satisfactory to the Lenders, the Intercreditor Agent, the Security Agent, the Revolving Credit Agreement Administrative Agent and the Obligors to be entered into among the Revolving Credit Agreement Administrative Agent and BNP Paribas as Security Agent and as Intercreditor Agent.

“Intercreditor Consent” means the agreement, to be in the form attached hereto as SCHEDULE17 hereto under which each Obligor shall have (i) acknowledged that it has received a copy of the Intercreditor Agreement (ii) that it has reviewed the Intercreditor Agreement and (iii) has consented to each of the terms, provisions and agreements set forth therein.

“Interest Coverage Ratio” means the ratio of (i) Adjusted EBITDA, to (ii) Consolidated Interest Expense, in each case for the period of the last four consecutive fiscal quarters of the Borrower then most recently ended on the date of calculation.

“Interest Payment Date” means:

(a)	the First Interest Payment Date and, prior to the Starting Date for Repayment, each date falling six months after the previous Interest Payment Date;

(b)	the Starting Date for Repayment; and

(c)	each Repayment Date,

provided that any Interest Payment Date which would otherwise fall on a day which is not a Business Day shall be postponed to the next following Business Day.

“Interest Period” means each of the periods between two consecutive Interest Payment Dates (each of such periods, save for the first, will start on the day immediately following the preceding Interest Payment Date and will end on the next following Interest Payment Date), provided that the first Interest Period with respect to each Disbursement of the Facility will start on the date of such Disbursement and end on the next Interest Payment Date.

“Investment Grade Securities” means:

(a)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(b)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Borrower and its Subsidiaries,

(c)	investments in any fund that invests exclusively in investments of the type described in paragraphs (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(d)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other person and investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant in Clause 18.2 (Limitation on Restricted Payments):

(a)	“Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(i)	the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(ii)	the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(b)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by senior management or the Board of Directors of the Borrower.

“Joint Interest Mandate” means the mandate letter in the form set out in SCHEDULE 6 (Form of Joint Interest Mandate).

“Joint Venture” means any person, other than an individual or a Subsidiary of the Borrower, (i) in which the Borrower or a Restricted Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“Launch” means the order of ignition of solid propellant booster(s) if such event follows ignition of the Vulcain engine of the Launch Vehicle (as defined in the Launch Contract) that has been integrated with the Spaceway 4 Satellite.

“Launch Contract” has the meaning given to it in the Preamble to this Agreement.

“Launch Contract Price” means the remuneration of the Launch Supplier under the Launch Contract for launch services performed thereunder as referred to it in article 8 of the Launch Contract.

“Launch Date” means the date of the Launch.

“Launch Event of Loss” means any event of loss or other event giving rise to a payment from the insurers pursuant to the Launch Insurance in relation to Spaceway 4 and/or from the Launch Supplier under the Launch Risk Guarantee.

“Launch Insurance” means the insurance described in Clause 17.2.3 (Launch Insurance).

“Launch Insurance Delegation” means a French law delegation (délégation imparfaite) with respect to the Launch Insurance to be entered into for the Spaceway 4 Satellite (which Launch Insurance, for the avoidance of doubt, is to be as further described in Clause 17.2.3

(Launch Insurance) for the Spaceway 4 Satellite) between the Borrower as delegator, the Intercreditor Agent and the Security Agent as delegatees, (i) in the form attached hereto at SCHEDULE 13 (Form of Launch Insurance Delegation) or (ii) any other form agreed with the Facility Agent, such agreement not to be unreasonably withheld or delayed.

“Launch Risk Guarantee” means the guarantee that the Borrower may require the Launch Supplier to provide under article 4.3 of the Launch Contract.

“Launch Risk Guarantee Claim” means any claim of the Borrower under the Launch Risk Guarantee.

“Launch Supplier” means ARIANESPACE, a French company having its registered office at boulevard de l’Europe, B.P.177, 91006 Evry-Courcouronnes, France.

“Launch Supplier Delegation” means a French law delegation in respect of the Launch Contract, to be entered into between the Borrower as delegator, the Launch Supplier as delegated and the Intercreditor Agent and the Security Agent as delegatees, in the form attached hereto at SCHEDULE 14 (Form of Launch Supplier Delegation).

“Launch Supplier’s Certificate” means a certificate of the Launch Supplier in the form attached hereto at SCHEDULE 3 (Form of Launch Supplier’s Certificate), signed on its behalf by an authorised signatory whose name appears on the incumbency certificate delivered to the Facility Agent in accordance with paragraph (k)(iv) of Clause 4.1 (Conditions Precedent to the First Disbursement).

“law” means, with respect to any person, (i) any treaty, intergovernmental arrangement, multinational, national, federal, state, provincial or local law, statute, statute, law, regulation, ordinance, rule, judgment or arbitration award,, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority applicable to such person and (ii) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such person, in each case, whether now or hereafter in effect (including, without limitation, in each case, if applicable, corrupt practices law and any law relating to the environment, human health or safety).

“Lenders” means

(a)	any Original Lender party to this agreement (and their successors and assigns); and

(b)	any entity which has become a Lender in accordance with Clause 28 (Change to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lending Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Letter of Undertaking” means an undertaking from the Borrower’s insurance broker in the form attached hereto at SCHEDULE 15 (Form of Letter of Undertaking).

“LIBOR” means, in relation to any amount to be advanced to, or owing by, the Borrower under the Finance Documents on which interest for a given period is to accrue:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for Dollars and for the relevant period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the applicable Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction); provided that in no event shall an agreement to sell or an operating lease be deemed to constitute a Lien.

“Loss Proceeds” means, with respect to any Launch Event of Loss, any Insurance Proceeds, condemnation awards or other compensation, awards, damages and other payments or relief with respect to such Launch Event of Loss (including inter alia any amount payable by the Launch Supplier under the Launch Risk Guarantee) to the Borrower or any member of its Group in relation to the Spaceway 4 Satellite.

“Margin” means one and one half per cent (1.50%) per annum.

“Margin Stock” has the meaning given to such term in Regulation U or Regulation X.

“Market Replacement Rate” has the meaning given to it in paragraph (c) of Clause 6.9 (Costs Incurred by and Indemnity to the Lenders and/or the French Authorities).

“Material Adverse Effect” means the existence of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on:

(a)	the business, property, operations or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries, taken as a whole; or

(b)	the validity or enforceability of any of the Transaction Documents or the rights and remedies of a Finance Party under the Finance Documents; or

(c)	the ability of any party to a Finance Document (other than a Finance Party) to perform its material obligations under the Finance Documents to which it is a party.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Available Amount” means, with respect to any Launch Event of Loss or any Launch Risk Guarantee Claim, the aggregate amount of Loss Proceeds (in the case of a Launch Event of Loss) or gross proceeds (in the case of a Launch Risk Guarantee Claim) received by the Borrower or the Security Agent or the Intercreditor Agent in respect of such Launch Event of Loss or Launch Risk Guarantee Claim, as the case may be, net of reasonable expenses incurred in connection with the collection thereof.

“Net Debt to Adjusted EBITDA Ratio” means, with respect to any period, the ratio of:

(a)	Consolidated Total Indebtedness of the Borrower, minus

(i)	any Indebtedness Incurred by the Borrower or its Restricted Subsidiaries pursuant to paragraph pursuant to paragraph (b)(xviii) of Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock); and

(ii)	the aggregate value (in USD) of Cash Equivalents held by the Borrower and its Restricted Subsidiaries, in each case as of the date of calculation (the “Calculation Date”) ; to

(b)	Adjusted EBITDA of the Borrower for the four consecutive fiscal quarters immediately preceding such Calculation Date for which internal financial statements are available.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness (other than pursuant to the second or third paragraphs of Clause 18.4(b)) required to be paid as a result of such transaction (including to obtain any consent therefor), any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and any distributions and the payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligor” means the Borrower or a Guarantor.

“Offer Amount” has the meaning given to it in Clause 18.4(c).

“Offer Period” has the meaning given to it in Clause 18.4(c).

“Officer” means with respect to any Person, such Person’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means, with respect to any person, a certificate signed by two Officers of such person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, that meets the requirements set forth in the Agreement.

“Parent” means, in relation to any specified person, any other person who directly or indirectly controls such specified person. For purposes of this definition, “control”, as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Pari Passu Indebtedness” means:

(a)	with respect to the Borrower, the COFACE Facility Obligations and any Indebtedness which ranks pari passu in right of payment with the COFACE Facility Obligations; and

(b)	with respect to any Guarantor, its guarantee of the COFACE Facility Obligations and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s guarantee.

“Party” or “party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Holders” means HCI and its Affiliates.

“Permitted Investments” means:

(a)	any Investment in the Borrower or any Restricted Subsidiary;

(b)	any Investment in Cash Equivalents or Investment Grade Securities;

(c)	any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a person if as a result of such Investment (a) such person becomes a Restricted Subsidiary of the Borrower, or (b) such person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Clause 18.4 (Asset Sales) or any other disposition of assets not constituting an Asset Sale;

(e)	any Investment existing on June 30, 2010 and any Investments made pursuant to binding commitments in effect on June 30, 2010;

(f)	advances to employees not in excess of USD 5.0 million outstanding at any one time in the aggregate; provided that advances that are forgiven shall continue to be deemed outstanding;

(g)	any Investment acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)	Hedging Obligations permitted under paragraph (b)(ix) of Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(i)	any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this paragraph (i) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this paragraph (i) to the extent the proceeds of such sale received by the Borrower and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed USD 20.0 million, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this paragraph (i) is made in any person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) above and shall cease to have been made pursuant to this paragraph (i) for so long as such person continues to be a Restricted Subsidiary;

(j)	additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this paragraph (j) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this paragraph (10) to the extent the proceeds of such sale received by the Borrower and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of (x) USD 40.0 million and (y) 7.0% of Total Assets of the Borrower at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k)	loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(l)	Investments the payment for which consists of Equity Interests of the Borrower or any Parent of the Borrower (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit”;

(m)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant in Clause 18.5 (Transactions with Affiliates) (except transactions described in sub-paragraphs (ii), (vi), (vii), (viii), (ix), (xiii) and (xiv) of such paragraph);

(n)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(o)	guarantees not prohibited by or required pursuant to, as the case may be, the covenants in Clauses 17.8 (Additional Guarantors) and 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(p)	any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Borrower;

(q)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(r)	additional Investments in Joint Ventures of the Borrower or any of its Restricted Subsidiaries existing on June 30, 2010 in an aggregate amount not to exceed USD 15.0 million outstanding at any one time;

(s)	Investments of a Restricted Subsidiary of the Borrower acquired after June 30, 2010 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by the covenant in Clause 18.8 (Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets) after June 30, 2010 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(t)	any Investment in the Senior Notes.

“Permitted Liens” means, with respect to any person:

(a)	pledges or deposits by such person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review;

(c)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(d)	Liens in favour of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such person in the ordinary course of its business;

(e)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(f)	existing Liens as listed and described in Part 4 (Existing Liens) of SCHEDULE 9 (Disclosures);

(g)	Liens on assets, property or shares of stock of a person at the time such person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower and that such Liens are discharged in full within 6 months of the date on which such person becomes a Subsidiary;

(h)	Liens on assets or property at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Borrower or any Restricted Subsidiary of the Borrower and that such Liens are discharged in full within 6 months of the acquisition;

(i)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred in accordance with the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(j)	Liens securing Hedging Obligations permitted to be Incurred under paragraph (b)(ix) of the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(k)	Liens on specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(l)	leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries or (ii) secure any Indebtedness;

(m)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(n)	Liens in favour of the Borrower or any Guarantor;

(o)	Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s customer at the site at which such equipment is located;

(p)	Liens or deposits made in the ordinary course of business in connection with insurance maintained by the Borrower and its Subsidiaries;

(q)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(r)	grants of software and other licenses in the ordinary course of business;

(s)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing paragraphs (f) and (i); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under paragraphs (i) at the time the original Lien became a Permitted Lien under the Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(t)	other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed USD 5.0 million at any one time outstanding;

(u)	Liens incurred pursuant to the Equipment Financing Agreements;

(v)	Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(w)	Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Process Agent” means Law Debenture Corporate Services.

“Promissory Note” has the meaning given to it in Clause 3.6(a).

“Property All Risks Insurance” has the meaning given to it in Clause 17.2.2.

“Protected Party” means a Finance Party or a member of the same consolidated or combined tax group as a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) or an increased cost under a Finance Document.

“Purchase Date” has the meaning given to it in Clause 18.4(c).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under the Finance Documents:

(a)	the date 2 (two) Business Days prior to the start of each Interest Period; or

(b)	the day on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in Dollars for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Recovering Finance Party” has the meaning given to it in Clause 24.1 (Payments to Finance Parties).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Reference Bank” means the principal London offices of BNP Paribas and Société Générale or such other banks as may be appointed as such by the Facility Agent after consultation with the Borrower.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Repayment Date” means the First Repayment Date and each date falling six months after the previous Repayment Date, provided that any Repayment Date which would otherwise fall on a day which is not a Business Day shall be postponed to the next following Business Day.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30)-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Subsidiary” means, with respect to any person, any Subsidiary of such person other than an Unrestricted Subsidiary of such person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Borrower.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Senior Notes for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower or any Parent of the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning given to it in Clause 18.2(a).

“Restricted Subsidiary” means, with respect to any person, any Subsidiary of such person other than an Unrestricted Subsidiary of such person. Unless otherwise indicated, all references in Clause 18 (Additional Covenants) to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Borrower.

“Revolving Credit Agreement Administrative Agent” means, the then acting administrative agent for the Secured Lenders under the Revolving Credit Agreement Loan Documents and any successor thereto exercising substantially the same rights and powers.

“Revolving Credit Agreement Loan Documents” means the “Loan Documents,” as defined in the Senior Credit Agreement.

“Revolving Credit Agreement Loan Parties” means “Loan Parties,” as defined in the Senior Credit Agreement.

“Revolving Credit Agreement Obligations” means all Obligations of the Revolving Credit Agreement Loan Parties under the Senior Credit Agreement Loan Documents and includes, without limitation, accrued interest, fees, costs and other charges incurred under the Revolving Credit Agreement and the other Revolving Credit Agreement Loan Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding, and whether or not allowable in an Insolvency or Liquidation Proceeding.

“Revolving Credit Agreement Secured Parties” means the “Secured Parties,” as defined in the Senior Credit Agreement.

“Risk Mitigation Fee” means zero point twenty per cent (0.20%) per annum.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a person and the Borrower or such Restricted Subsidiary leases it from such person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Satellite” means any satellite owned by the Borrower or any of its Restricted Subsidiaries and any satellite purchased by the Borrower or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Contract” means the contract dated June 8, 2009 between the Borrower and Space Systems/Loral, Inc. for the construction and In Orbit Delivery of the Spaceway 4 Satellite.

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Borrower or any Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for Dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Borrower dated as of February 28, 2006.

“Secured Assets” means all of the Borrower’s right, title and interest in and to (i) all Payment Intangibles (as defined in the UCC), whether now owned or in the future acquired by the Borrower and whether now existing or in the future coming into existence, comprising amounts payable, or which may become payable, to the Borrower, under the Launch Contract, (ii) if the Borrower elects to be provided with such Launch Risk Guarantee pursuant to the Launch Contract, the Launch Risk Guarantee, all Payment Intangibles, whether now owned or in the future acquired by the Borrower and whether now existing or in the future coming into existence, comprising amounts payable, or which may become payable, to the Borrower, under the Launch Risk Guarantee, and all other rights of the Borrower under or in respect of the Launch Risk Guarantee, (iii) all policies and contracts of insurance which constitute the Launch Insurance for the Spaceway 4 Satellite (which Launch Insurance, for the avoidance of doubt, is to be as further described in Clause 17.2.3 (Launch Insurance) for the Spaceway 4 Satellite), all the benefits thereof, whether heretofore, now or hereafter effected, all renewals of or replacements for such Launch Insurance, all claims, returns of premium and other Payment Intangibles due and to become due under or in respect of such Launch Insurance and all other rights of the Borrower under or in respect of such Launch Insurance, to the extent of claims payable in a maximum amount equal to the COFACE Facility Obligations then owing by the Borrower and (iv) all Proceeds (as defined in the UCC) of the foregoing.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Security” means the Liens created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to the Finance Parties under the Finance Documents.

“Security Agreement” means a New York law security agreement between the Borrower and the Security Agent, in the form attached hereto at

SCHEDULE 16 (Form of Security Agreement), regarding, inter alia, the grant of a first priority security interest over the Secured Assets.

“Security Documents” means collectively

(a)	the Security Agreement;

(b)	each of the Delegations;

(c)	this Agreement in relation to the guarantees of the Guarantors and each Accession Letter;

(d)	the Promissory Notes;

(e)	the Joint Interest Mandate;

(f)	each Consent Agreement; and

(g)	any other documents entered into by the Borrower and the Finance Parties (or the Security Agent on their behalf) or the Intercreditor Agent and designated as a Security Document by the Borrower and the Facility Agent.

“Senior Credit Agreement” means (i) the Amended and Restated Credit Agreement dated as of March 16, 2010, among the Borrower, the lenders party thereto, JP Morgan Chase Bank N.A., as administrative agent, Barclays Capital, as syndication agent, JP Morgan Securities Inc., as sole lead bookrunner, and JP Morgan Securities Inc. and Barclays Capital, as joint lead arrangers and (ii) whether or not the credit agreement referred to in paragraph (i) remains outstanding, if designated by the Borrower to be included in the definition of “Senior Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different Borrower or issuers.

“Senior Note Indenture” means the Indenture dated as of April 13, 2006, made by the Borrower and HNS Finance Corp., in favour of the trustee thereunder, pursuant to which the Senior Notes were issued.

“Senior Notes” means the USD 450,000,000 in aggregate principal amount of unsecured senior notes due 2014 issued by the Borrower and HNS Finance Corp., pursuant to the Senior Note Indenture.

“Signing Date” means the date of signing of this Agreement by all Parties thereto.

“Similar Business” means any business or activity of the Borrower or any of its Subsidiaries currently conducted or proposed as of June 30, 2010, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Spaceway 3 Satellite” means the Borrower’s Ka-band geo-stationary Satellite that was launch in 2007 known as “Spaceway 3”.

“Spaceway 4 Satellite” means the Satellite to be manufactured and delivered to the Borrower pursuant to the Satellite Contract.

“Specified Merger/Transfer Transaction” has the meaning given to it in Clause 18.8(b).

“Starting Date for Repayment” means the earlier of (a) the date of In-Orbit Delivery and (b) 1 December 2012.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the COFACE Facility Obligations and with respect to which no payments of principal or interest or any other amount whatsoever can be made until all amounts under the COFACE Facility Obligations are paid in full, and which is otherwise fully subordinated in right of payment, collateral and liquidation to the prior indefeasible payment in full of the COFACE Facility Obligations and all amounts due under the Finance Documents to the Finance Parties pursuant to a Subordination Agreement and for which each of the conditions set forth in the paragraph (c) of this definition are fulfilled and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its guarantee of the COFACE Facility Obligations, and which is otherwise fully subordinated in right of payment, collateral and liquidation to the prior indefeasible payment in full of the COFACE Facility Obligations and all amounts due under the Finance Documents to the Finance Parties pursuant to a Subordination Agreement and for which each of the conditions set forth in the paragraph (c) of this definition are fulfilled and (c) that any such Subordination Agreement is executed and delivered and the Facility Agent has been provided with a legal opinion issued by legal counsel acceptable to it, satisfactory to the Facility Agent.

“Subordination Agreement” means a subordination agreement in form and substance satisfactory to the Facility Agent, the terms of which are consistent with the requirements of this Agreement with respect to subordination.

“Subsidiary” means, with respect to any person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such person or any Wholly Owned Restricted Subsidiary of such person is a controlling general partner or otherwise controls such entity and (3) any person that is consolidated in the consolidated financial statements of the specified person in accordance with GAAP.

“Tax” means any present or future tax, fee, levy, impost, duty or other charge or withholding of whatsoever nature, whether imposed by withholding, deduction or otherwise and all liabilities with respect thereto.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 10.1 (Tax Gross-up) or a payment under Clause 10.2 (Tax Indemnity).

“Term Loan” means the USD 115,000,000 credit agreement dated as of February 23, 2007, between, inter alios, the Borrower and HNS Finance Corp., as co-borrowers, Bear Stearns Corporate Lending Inc., as administrative agent, Bear, Stearns & Co. Inc., as syndication agent, lead arranger and bookrunning manager.

“Third Party Liability Insurance” means the insurance described in Clause 17.2.5 (Third Party Liability Insurance).

“Total Assets” means, with respect to any person, the total consolidated assets of such person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Total Loss” means (i) while any of the Launch Insurance or the In Orbit Insurance that is required to be maintained under Clause 17.2 for the Spaceway 4 Satellite is effective, has the meaning ascribed to that term or a term substantially similar to that term in such Launch Insurance or In Orbit Insurance and shall include any actual, constructive, compromised, agreed or arranged total loss of the Spaceway 4 Satellite and (ii) in any other circumstances, any physical damage to or loss or other failures of the Spaceway 4 Satellite resulting in the Spaceway 4 Satellite being lost, destroyed, damaged or rendered permanently unfit for its intended commercial purposes and shall include any actual, constructive, compromised, agreed or arranged total loss of the Spaceway 4 Satellite where failure of, damage to or loss of the Spaceway 4 Satellite or of the number of its fully operating transponders or of its commercial capacity or available transponder life or available Satellite life equals 75% or more of such transponders, commercial capacity or available Satellite life.

“Transaction Documents” means collectively the Finance Documents and the Launch Contract.

“Transaction Parties” means collectively the Obligors and the Launch Supplier.

“Transactions” has the meaning given to such term in the Senior Credit Agreement as in effect on the Closing Date.

“Transfer Certificate” means a certificate substantially in the form set out in SCHEDULE 10 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Borrower other than an Obligor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such person in the manner provided below; and

(b)	any Subsidiary (other than an Obligor) of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) other than an Obligor to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(i)	the Subsidiary to be so designated has total consolidated assets of USD 1,000 or less; or

(ii)	if such Subsidiary has consolidated assets greater than USD 1,000, then such designation would be permitted under the covenant in Clause 18.2 (Limitation on Restricted Payments).

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(A)	(1) the Borrower could Incur USD 1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), or (2) the Debt to Adjusted EBITDA Ratio for the Borrower and its Restricted Subsidiaries would be less than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(B)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Facility Agent by promptly delivering to the Facility Agent a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“VAT” means value added tax or any similar tax.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Subsidiary” of any person means a Subsidiary of such person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such person or by one or more Wholly Owned Subsidiaries of such person and one or more Wholly Owned Subsidiaries of such person.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2	Interpretation

(a)	Any reference in this Agreement to:

(i)	an “asset” includes present and future property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right, revenue or interest therein, of every description;

(ii)	a “person” means any individual, corporation, limited liability company, company, association, partnership, trust, or other incorporated or unincorporated organisation, government or Governmental Authority and includes a reference to its permitted successors and assigns;

(iii)	an Event of Default is “continuing” if it has not been waived;

(iv)	the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”;

(v)	where the terms of any Finance Document require that the approval, opinion, consent or other input of any secured party be obtained, such requirement shall be deemed satisfied only where the requisite approval, opinion, consent or other input is given by or on behalf of the relevant party in writing; and

(vi)	all reference to “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day.

(b)	Any reference to Indebtedness or an obligation that is subordinated means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment, collateral and liquidation to the COFACE Facility Obligations pursuant to a Subordination Agreement and for which each of the conditions set forth in the paragraph (c) of this definition are fulfilled and (b) with respect to any Guarantor, any Indebtedness or other obligation of such Guarantor which is by its terms subordinated in right of payment, collateral and liquidation to its guarantee of the COFACE Facility Obligations under the Finance Documents to the Finance Parties pursuant to a Subordination Agreement and for which each of the conditions set forth in the paragraph (c) of this definition are fulfilled and (c) that any such Subordination Agreement is executed and delivered and the Facility Agent has been provided with a legal opinion issued by legal counsel acceptable to it, satisfactory to the Facility Agent.

1.3	Agreements and Statutes

Any reference in this Agreement to an agreement or document is to be understood to refer to that agreement or document as amended or supplemented from time to time and any reference to a law or statute (or section of a law or statute is to be understood to include any re-enactment, amendment or consolidation of such law or statute (or such section of such law or statute), provided that no amendment to any agreement or document referred to in this Agreement (other than any Finance Document) without the Lenders’ prior written consent after the Signing Date shall have the effect of permitting any Obligor or any of its Affiliates to take or refrain from taking any action where it would not have been permitted to do so under the terms of any Finance Document as at the Signing Date.

1.4	Parties

Any reference in this Agreement to a party to this Agreement is to be understood to also refer to such party’s permitted successors, assigns and transferees.

1.5	Headings

The headings of the Clauses, paragraphs, sub-paragraphs and Schedules are for ease of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

1.6	Days

References to days shall refer to calendar days unless Business Days are specified.

1.7	Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to Paris time.

1.8	Accounting Principles

Except as otherwise provided in this Agreement, all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement shall be made or prepared in accordance with GAAP as in effect from time to time; provided that if the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.9	UCC Terms

Terms defined in the UCC in effect on the date of this Agreement and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.10	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (the

“Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.11	Defined terms

Defined terms in the singular are to be understood as including the plural and vice versa, and the masculine, feminine or neuter gender are to be understood as including all genders.

1.12	Conflict

In the event of conflict between the provisions of this Agreement and the provisions of any other Finance Document, the provisions of this Agreement shall prevail.

2.	FINANCE PARTIES’ RIGHTS AND OBLIGATIONS

(a)	The obligations of each Finance Party (other than the Lenders) under the Finance Documents are several. Failure by a Finance Party (other than a Lender) to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party (other than a Lender) is responsible for the obligations of any other Finance Party (other than a Lender) under the Finance Documents.

(b)	The obligations of each Lender under the Finance Documents are joint and several.

(c)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(d)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	AVAILABILITY AND PURPOSE OF THE FACILITY

3.1	Availability and Purpose

Subject to the conditions of this Agreement, the Lenders hereby agree to make available to the Borrower the Facility in one or more Disbursements to be made before the end of the Availability Period of up to a maximum aggregate principal amount not exceeding USD 115,000,000 in order to:

(a)	finance, or to reimburse to the Borrower to the extent already paid by the Borrower prior to the date of the first Disbursement, the payment to the Launch Supplier of a portion (not to exceed 85%) of the Eligible Portion of the Launch Contract up to the maximum principal amount of the Facility less the maximum amount set forth in the COFACE Premia Letter, the purpose of which is to finance the COFACE Premia; and

(b)	finance the payment of 100% of the COFACE Premia up to the amount set forth in the COFACE Premia Letter.

3.2	Origin of Goods and Services

Unless otherwise agreed herein, the Facility made available by the Lenders pursuant to this Agreement may only be used to finance the payment of the Eligible Portion of the Launch Contract.

3.3	Payments not Eligible for Financing

Notwithstanding any provision to the contrary and for the avoidance of doubt, the Borrower acknowledges and agrees that the Facility may not be used to reimburse the Borrower for payments made in respect of any goods and services that are not eligible for financing under this Agreement or to a supplier that is not the Launch Supplier.

3.4	Obligors’ Obligations

The obligations of each Obligor under the Finance Documents are joint and several.

3.5	COFACE Policy

If, in the opinion of the Facility Agent, there are any provisions of this Agreement that contradict or conflict with any provision of the COFACE Policy, the Borrower agrees that this Agreement will be amended pursuant to, and subject to the terms and conditions set forth in, Clause 34.1 (Required Consents), to the extent the Facility Agent specifies to be necessary to ensure the validity of, and the compliance by this Agreement with the terms of, the COFACE Policy.

3.6	Promissory Notes and Joint Interest Mandate

(a)	The Borrower’s obligations to pay the principal of, and interest on, the Disbursements made by each Lender shall be additionally evidenced by:

(i)	17 French law promissory notes relating to the principal of the Facility; and

(ii)	17 French law promissory notes evidencing interest on the Facility,

(each such French law promissory note in (i) and (ii) above evidencing the Borrower’s obligation to repay, at each Repayment Date, the principal and interest (as applicable), a “Promissory Note” and together, the “Promissory Notes”), each duly executed and substantially in the form of SCHEDULE 7 (Form of Promissory Note), and each delivered by each Borrower, together with the Joint Interest Mandate, in accordance with Clause 4.1 (Conditions Precedent to the First Disbursement) and Clause 3.6(b).

The Facility Agent shall maintain on behalf of the Borrower a register (the “Register”) on which it will record the amount of the Disbursements made by each Lender. Failure to make any such recordation or any error in such recordation shall not affect the Borrower’s obligations in respect of any Disbursement.

(b)	The Borrower undertakes to deliver to the Facility Agent:

(i)	17 Promissory Notes with respect to the principal repayments payable on each Repayment Date for the Facility; and

(ii)	17 Promissory Notes with respect to the payment of interest payable on each Repayment Date for the Facility,

each to the order of BNP PARIBAS and issued and duly executed by authorised signatories of each Borrower. Each Promissory Note will be denominated in Dollars and will be payable at BNP PARIBAS’ counters in Paris, France.

The maturity dates of the Promissory Notes shall be left in blank and shall be completed or modified, as necessary, as provided in Clause 3.6(c). The amount of each Promissory Note will be left in blank and shall be completed or shall be modified, as necessary, as provided in the Joint Interest Mandate.

Upon payment in full of the sum represented by each Promissory Note (by way of remittance or otherwise), such Promissory Note shall be returned to the Borrower or destroyed at the Borrower’ direction.

The Borrower also undertakes to deliver to the Facility Agent a Joint Interest Mandate duly executed by authorised signatories of such Borrower.

(c)	The Facility Agent shall complete and/or modify each Promissory Note in accordance with the Joint Interest Mandate.

(d)	Each Promissory Note and the rights of the holders thereof will be governed by the laws of France, all obligations resulting from the application of the laws of France thereto being specifically acknowledged and accepted by the Borrower.

(e)	The holder of the Promissory Note is expressly exempted from the requirement to protest any Promissory Note.

(f)	Each Promissory Note issued pursuant to this Clause shall be dated the date of the execution thereof and be a negotiable instrument and have the character attributed to it by French law. Neither the signing by the Borrower nor the receipt by BNP PARIBAS of such Promissory Notes shall constitute or imply novation in respect of the obligations of the Borrower under this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent to the First Disbursement

The Facility shall not be available, and the first Disbursement to be made pursuant to this Agreement shall not be made, unless, no less than ten Business Days prior to the date of the first Disbursement, the Facility Agent has received all of the documents and other evidence listed below, each in form and substance satisfactory to the Facility Agent, and each of the other conditions listed has been fulfilled or waived:

(a)	Execution and Delivery of the Finance Documents

each of the Finance Documents (excluding the Launch Insurance Delegation, each Letter of Undertaking and each Consent Agreement) shall have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms, and the Facility Agent shall have received an original copy of each of those agreements to which it is not a party duly executed by an authorized representative of all parties thereto;

(b)	Execution and Delivery of the Launch Contract

the Launch Contract shall have been entered into by all parties to it, and shall have become (or, as the case may be, remain) unconditional and fully effective in accordance with its terms and the Facility Agent shall have received a true copy of the Launch Contract duly executed by all parties thereto and of each supplement or amendment thereto certified as being true, complete and correct copies and in full force and effect and that neither the Borrower nor, to the best of the Borrower’s knowledge, the Launch Supplier is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder;

(c)	Authorisations and Permits, Etc.

a certified copy of each of the Authorisations necessary as of the date of the first Disbursement under this Agreement for the execution, entry into force and performance of the Launch Contract and the Finance Documents to which the Borrower is a party as of such date (including in respect of the purchase and import of goods to be supplied and the services to be rendered to the Borrower in accordance with the terms of the Launch Contract and the payment in Dollars in New York), each to be certified as true, complete and accurate by an Officers’ Certificate of the Borrower and to be in full force and effect;

(d)	Payment of Fees, Expenses, Etc.

the Borrower shall have paid all accrued fees and expenses of the Finance Parties as at the date of the first Disbursement (including the fees and expenses of counsel to the Finance Parties), including any fees payable under Clause 8 (Fees) and any fees, costs and expenses payable under Clause 14 (Costs and Expenses) or under any Fee Letter.

(e)	Officers’ Certificates, Etc.

Officers’ Certificates from each Transaction Party dated the date of delivery to the Facility Agent (and in any event not more than 20 calendar days prior to the first Disbursement):

(i)	stating that the representations and warranties made by such Transaction Party in the Finance Documents to which it is a party were true and correct on the date such representations and warranties were made and remain true and correct in all respects since such date, and that, should such representations and warranties cease to be true and correct in all respects at any time prior to the date of the first Disbursement, the relevant Transaction Party undertakes to inform the Facility Agent immediately upon becoming aware thereof; and

(ii)	with respect to the Borrower only, certifying that:

(A)	no event has occurred and is continuing, or will result from the making of the first Disbursement, that constitutes a Default; and

(B)	all insurance policies required to be maintained by the Borrower as of such date under Clauses 17.2 (Insurances) and 18 (Additional Covenants) as at such date (including the In Orbit Insurance in respect of the Spaceway 3 Satellite and Property All Risk Insurance for the Spaceway 4 Satellite and the Third Party Liability Insurance for the Spaceway 3 Satellite) are in full force and effect and that all premiums due thereunder have been paid to the extent due and attaching evidence thereof as per the conditions described in Clause 17.2 (Insurances);

(iii)	attaching certified copies of:

(A)	the board resolutions or other resolutions or other authorisations or required corporate or limited liability company approval (or an extract thereof) of the relevant Transaction Party authorising the execution, delivery and performance of each Transaction Document to which it is a party and any instruments or agreements required hereunder or thereunder, as applicable, and certifying that such board resolutions, etc. remain in full force and effect;

(B)

organizational documents of the relevant Transaction Party, including as applicable, (1) a true and correct copy of the Certificate of Formation of such Transaction Party, certified by the office of the Secretary of State of its place of organization, as of a date not more than 20 calendar days prior to the date of such Officer’s Certificate, a true and correct copy of the operating agreement or by-laws of such Transaction Party, and a good standing certificate issued by the office of the Secretary of State of its place of organization, as of a date not more than 20 calendar days prior to the date of such Officer’s Certificate, certifying that such Transaction Party is in good standing in such state; or (2) certified Articles of Association, certified Certificate of Incorporation, certified Certificate of Formation, By-laws, Limited Liability Company or operating agreement, “statuts” or K-Bis, as appropriate, of such Transaction Party and solvency certificate from the relevant public authority, as in effect on the date the resolutions specified in paragraph (A) above were adopted;

(C)	all documents evidencing other necessary corporate or limited liability company action and corporate or limited liability company authorisations, if any, of such Transaction Party which are necessary to render the Transaction Documents to which it is a party legal, valid, binding, enforceable and admissible in evidence and to enable such Transaction Party to perform its obligations under the Transaction Documents to which it is a party; and

(iv)	certifying:

(A)	as to the incumbency of the natural persons authorised to execute and deliver the Transaction Documents to which it is a party and any instruments or agreements required hereunder or thereunder and in each case including the names and true specimen signatures of such persons; and

(B)	that the documents referred to in Clause 4.1(e)(iii)(B) above have not been amended since the date of the resolutions referred to in Clause 4.1(e)(iii)(A) above.
(f)	Legal Opinions

original counterparts of legal opinions of:

(i)	Milbank, Tweed, Hadley & McCloy LLP, New York and Delaware counsel for the Obligors addressing such matters as the Facility Agent may reasonably request;

(ii)	Milbank, Tweed, Hadley & McCloy LLP, English counsel for the Obligors addressing such matters as the Facility Agent may reasonably request;

(iii)	Parr Brown Gee & Loveless, Utah counsel for the Obligors addressing such matters as the Facility Agent may reasonably request;

(iv)	Orrick, Herrington & Sutcliffe LLP, New York and Delaware counsel for the Lenders addressing such matters as the Facility Agent may reasonably request;

(v)	Orrick, Herrington & Sutcliffe (Europe) LLP, English counsel for the Lenders addressing such matters as the Facility Agent may reasonably request;

(vi)	Orrick Rambaud Martel, French counsel for the Lenders addressing such matters as the Facility Agent may reasonably request;

(vii)	Milbank, Tweed, Hadley & McCloy LLP, New York counsel for the Borrower confirming that the grant of the Security in favour of the Security Agent (acting on behalf of the Finance Parties) and of the Intercreditor Agent and the entering into of the other Finance Documents does not conflict with, or constitute a breach of, the Borrower’s obligations pursuant to any of the Debt Documents, and

(viii)	such other opinion as the Facility Agent may reasonably request.

(g)	Financial Statements

for each Obligor and any Parent, a copy, signed by an authorized officer of such Obligor, of the most recent audited annual financial statements of such Obligor and the unaudited consolidated quarterly financial statements of such Obligor for the quarter most recently ended.

(h)	Debt Documents

(i)	evidence satisfactory to the Facility Agent that:

(A)	the Senior Credit Agreement has been amended so as to exclude a cross default under section 7.01(f)(i) of Senior Credit Agreement that would otherwise arise as a result of a mandatory prepayment event arising under Clause 6.3.1 or Clause 6.3.2 or Clause 6.3.4 or Clause 6.3.6 of this Agreement; and

(B)	the administrative agent under the Term Loan has confirmed that the terms of the Intercreditor Agreement are reasonably acceptable to it ;

(C)	each of the issuing bank and the lenders under the Senior Credit Agreement has consented to the terms of the Intercreditor Agreement and authorized the Administrative Agent to enter into and execute the Intercreditor Agreement and any amendments, restatements or other modifications thereto from time to time without any further consent or direction from them and the Administrative Agent has confirmed that there are no other lenders, issuing bank or finance parties under the Senior Credit Agreement;

(ii)

the Liens to be created by the Security Documents shall have been duly created and constitute valid security interests in all of the Collateral and all applicable taxes, levies, imposts, stamp duties and charges shall have been paid to the relevant Governmental Authorities in connection with the creation, attachment and perfection of such Liens. The Liens created by the Security Documents shall have attached and shall constitute valid and enforceable Liens and shall have been perfected and shall be prior to any other Liens;

(iii)	UCC search reports of a recent date before the Closing Date, satisfactory to it, for each of the jurisdictions in which the UCC-1 financing statements and filings and other Security Documents are intended to be filed. The Facility Agent shall have received litigation and docket search reports of a recent date before the Closing Date, for each of the jurisdictions in which the Obligors have a main place of business;

(iv)	evidence satisfactory to it that (A) all Uniform Commercial Code financing statements (Form UCC-1) have been filed in the appropriate offices of all jurisdictions as may be necessary or, in the reasonable opinion of the Facility Agent, desirable to perfect the Liens of the Security Documents in favor of the Security Agent and the Intercreditor Agent, and (B) all Uniform Commercial Code termination statements (Form UCC-3) (if any) necessary to release all Liens and other rights of any person (other than the Security Agent and the Intercreditor Agent) in any Collateral have been filed in the appropriate offices of all jurisdictions as may be necessary, or in the reasonable opinion of the Facility Agent, desirable to release such Liens;

(i)	COFACE Policy

the COFACE Policy shall have been issued in favour of the Original Lenders, in form and substance satisfactory to the Facility Agent and the Original Lenders, and executed and delivered to the Facility Agent by COFACE and the credit insurance cover extended by COFACE will be in full force and effect and the Facility Agent shall be, in its sole discretion, satisfied that all conditions of the COFACE Policy (including all conditions of entry into force and indemnification thereunder) are fully fulfilled and that all requisite approvals of the French Authorities have been obtained;

(j)	Stabilisation

confirmation from the French Authorities of the conditions of the interest make-up mechanisms (stabilisation du taux d’intérêt) applicable to the Facility in respect of the Lenders, such conditions to specify, amongst others, that the contractual rate of interest specified in this Agreement has been retained under the interest make-up mechanisms applicable to this Agreement;

(k)	Launch Contract

an Officer’s Certificate of the Launch Supplier:

(i)	certifying that (1) the Launch Contract is in full force and effect and has not been suspended, interrupted, cancelled or terminated, amended or modified after the date of its execution (other than pursuant to any amendments, waivers or other modifications copies of which are attached to such certificate or other than those that have been fully performed on such date), (2) the effective date of the Launch Contract has occurred in accordance with its terms, and (3) no arbitration or other legal proceedings have been initiated between the Borrower and the Launch Supplier in respect of the Launch Contract;

(ii)	confirming that the Down Payment has been fully paid to the Launch Supplier on its bank account in France by the Borrower together with bank credit notices of the Launch Supplier evidencing such payment made by the Borrower to the Launch Supplier under the Launch Contract, or other evidence thereof satisfactory to the Facility Agent;

(iii)	providing written information for the purposes of allowing each Finance Party to comply with its “know your customer” rules in respect of the Launch Supplier; and

(iv)	certifying the incumbency of the authorized signatories for the Launch Supplier and in each case including the names and true specimen signatures of such persons;

(l)	Joint Interest Mandate and Promissory Notes

the Joint Interest Mandate and the Promissory Note referred to in paragraph (b)(i) of Clause 3.6 (Promissory Notes and Joint Interest Mandate), each duly executed by an authorised officer of the Borrower;

(m)	Registration

evidence that any document required to be filed, registered, notarized or recorded in order to make the Finance Documents enforceable and admissible as evidence in each of the jurisdictions to which each party thereto has submitted to jurisdiction and in France and the United States shall have been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required to be made, and any other action required to be made shall have been effected, and acknowledgment copies or other evidence that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such filings, notarizations, registrations and recordings have been paid in full by or on behalf of Borrower;

(n)	KYC rules

all such documentation and information requested by the Finance Parties that are necessary for the Finance Parties to identify the Obligors and the Launch Suppliers in accordance with any applicable “know your customer” rules and the requirements of the Patriot Act applicable to them;

(o)	Process Agent

one or more process agent acceptance letters confirming that each Obligor has appointed the Process Agent for the purposes of the notification to it of any deed, act and/or judicial and/or non-judicial documents which could give rise to any action or proceedings and has paid, or has caused to be paid, all required fees for the period commencing on the Signing Date and ending on the Final Maturity Date; and

(p)	Group

an updated organizational chart of the Group and a list of all the members of the Group and direct and indirect equity owners in the Obligors together, as to each such equity owner with a statement as to the kind of entity that such owner is (e.g., corporation, limited liability company, partnership).

4.2	Conditions Applicable to each Disbursement (including the first Disbursement)

The obligations of the Lenders to make each Disbursement under this Agreement (including the first Disbursement) is subject to the fulfillment, in a manner satisfactory to the Facility Agent, of each of the following conditions in relation to the relevant Disbursement, unless such conditions are waived by the Facility Agent:

(a)	Payment Documents and evidence of the payment of 15% of each invoice

The Facility Agent has received bank credit notices and a Launch Supplier’s Certificate evidencing the payment to the Launch Supplier of at least 15% of each of the invoices or other payment under the Launch Contract to be financed or refinanced under the relevant Disbursement under this Agreement.

(b)	COFACE Cover

The credit insurance cover under the COFACE Policy extended by COFACE in favour of the Lenders in respect of the Facility is in full force and effect and has not been suspended or cancelled, and each Lender is, in its sole discretion, satisfied that all conditions of the COFACE Policy with respect to this Agreement and of the credit insurance cover with respect to this Agreement are fully fulfilled and that the credit insurance coverage will apply to such Disbursement under this Agreement.

(c)	Launch Contract

(i)	The Launch Contract is in full force and effect. The Launch Contract has not been suspended, interrupted, cancelled or terminated, amended or modified (otherwise than as authorized under this Agreement). No arbitration or other legal proceedings have been initiated between the Borrower and the Launch Supplier in respect of the Launch Contract. Neither the Borrower nor the Launch Supplier has taken any action to suspend the Launch Contract.

(ii)	No bankruptcy, insolvency, solvent or insolvent reorganization, liquidation, winding up or appointment of a trustee, receiver, regulator, administrator, ad hoc court agent, conciliator or similar officer shall have occurred with respect to the Launch Supplier.

(d)	Fees and expenses

The Facility Agent has received evidence that the Borrower has paid, or made arrangements satisfactory to the Facility Agent to pay, when due, all fees, expenses and charges then payable by it under this Agreement, including all fees and disbursements of counsel to the Finance Parties in accordance with Clause 14.1 (Transaction expenses).

(e)	Transaction Documents

Each of the Transaction Documents entered into as of the date of the relevant Disbursement shall have been duly authorized, executed and delivered by each party thereto, and each such Transaction Document is in full force and effect. The Facility Agent has received a certified copy of each Transaction Document entered into as of the date of such Disbursement.

(f)	Interest and other payments under this Agreement

The Borrower shall have paid, when due, all interest, late interest or any other payment then payable by it under this Agreement.

(g)	COFACE Premia

The Borrower shall have paid, or shall have arranged for payment out of Disbursements to the extent permitted under this Agreement, all COFACE Premia due and payable under this Agreement.

(h)	No Default or Event of Default

Before and after giving effect to such Disbursement, there shall be no Default or Event of Default or other event which would result in mandatory prepayment of the Facility which has not been cured or waived.

(i)	Representations and warranties

Before and after giving effect of such Disbursement, all representations and warranties contained in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Disbursement, except where expressed to be made on a specified date.

(j)	Material Adverse Effect

There shall have been no change in the business, condition (financial or otherwise), operations, assets, liabilities, performance or properties of the Borrower from the date of its most recent financial statements which could reasonably be expected to have a Material Adverse Effect, and there shall exist no other circumstance, event or condition which has had or could reasonably be expected to have a Material Adverse Effect.

(k)	No Notice

There is no outstanding notice from the French Authorities which requires or requests the Lenders to suspend the provision of further Disbursements.

(l)	Disbursement Request

For a Disbursement to be made available for the purpose of Clause 3.1(a), the Facility Agent shall have received a Disbursement Request of the Borrower and the other documentation specified in SCHEDULE 2 (Conditions of Payment and Documents to be Supplied) in relation to the proposed Disbursement, each such document to be in form and substance satisfactory to the Facility Agent and all such documents and other documents required under SCHEDULE 2 (Conditions of Payment and Documents to be Supplied) in relation to the proposed Disbursement to be duly signed and stamped or sealed, as relevant, by an authorised signatory of the Borrower and/or the Launch Supplier, as relevant.

(m)	Launch Insurance Delegation

For any Disbursement to be made on or after the date falling three months prior to the scheduled date of the Launch of the Spaceway 4 Satellite (as such date may be modified from time to time in accordance with the terms of the Launch Contract), the Facility Agent and the Security Agent shall have received all documents required to be delivered to them pursuant to Clause 17.

5.	DISBURSEMENT UNDER THIS AGREEMENT – BORROWER’S IRREVOCABLE PAYMENT INSTRUCTIONS

5.1	Payments

Any and all Disbursements under the Facility:

(a)	shall only be made by direct payment from the Facility Agent:

(i)	to the Launch Supplier up to the amounts and for the purposes specified in paragraph (a) of Clause 3.1 (Availability and Purpose); or to the Borrower up to the amounts and for the purposes specified in paragraph (a) of Clause 3.1 (Availability and Purpose) provided the Borrower has already paid such amounts to the Launch Supplier prior to the date of the first Disbursement; and

(ii)	to the Facility Agent up to the amounts and for the purposes specified in paragraph (b) of Clause 3.1 (Availability and Purpose),

in each case in accordance with Clause 5.2 (Borrower’s Mandate: Payment Instructions); and

(b)	shall be for the account of the Borrower, each payment being made in the name of, and on behalf of, the Borrower.

5.2	Borrower’s Mandate: Payment Instructions

(a)	For purposes of Clause 5.1 (Payments), the Borrower hereby irrevocably gives a mandate to the Facility Agent to directly apply the amounts specified in Clause 3.1 (Availability and Purpose) for the purpose specified therein on the relevant date of Disbursement by direct payment to the Launch Supplier, or, as the case may be, to the Borrower (provided the Borrower has already paid such amounts to the Launch Supplier prior to the date of the first Disbursement), or to the Facility Agent and credit all such payments to Disbursements under the Facility, upon presentation of the documents and fulfillment of the conditions set forth in this Agreement.

(b)	Such mandate, which is hereby accepted by the Facility Agent and acknowledged by the Borrower and the Facility Agent to be made in their joint interest, is hereby declared to be irrevocable.

(c)	The Borrower specifically acknowledges that the payment terms set out herein and in SCHEDULE 2 (Conditions of Payment and Documents to be Supplied) with respect to payments to the Launch Supplier may only be modified with the agreement of the Launch Supplier, the Borrower and the Facility Agent.

5.3	Payments to the Launch Supplier

Subject to the other terms and conditions in this Agreement, payments to the Launch Supplier under Clause 5.2 (Borrower’s Mandate: Payment Instructions) shall be made with respect to the Launch Contract, to the Launch Supplier’s bank account.

5.4	Irrevocable Mandate for the Payment of Premia

(a)	The Borrower has agreed to reimburse to the Facility Agent acting on behalf of the Lenders the entire amount of the COFACE Premia in Dollars as set forth in Clause 9 (COFACE Premia).

(b)	For the purposes of this Clause 5.4 and pursuant to Clause 9 (COFACE Premia) the Borrower hereby irrevocably mandates the Facility Agent to disburse on each date on which the payment of COFACE Premia must be made as set forth in Clause 9 (COFACE Premia) a Disbursement under the Facility.

(c)	The Facility Agent is hereby irrevocably instructed by the Borrower to make together with any Disbursement made under the Facility a further Disbursement under the Facility and to apply any such further Disbursement, on the date of such further Disbursement to the direct reimbursement to the Facility Agent acting on behalf of the Lenders of the COFACE Premia payable to COFACE. Such instructions, which are hereby accepted by the Facility Agent and acknowledged by the Borrower and the Lenders and the Facility Agent to be made in their joint interest, are irrevocable and may not be revoked or modified without the express written consent of each of the parties to this Agreement. The Borrower agree that any such Disbursements made under or pursuant to this Clause 5.4 on account of the financing of COFACE Premia payable to COFACE shall be deemed to have been made to or for the account of the Borrower and are included in the amount of principal of the Facility and the principal amount of such Disbursements shall be repaid together with all other Disbursements in the manner specified in Clause 6 (Repayment and Prepayment of Principal). The Borrower hereby waives all rights of protest it may have to the contrary.

(d)	For the avoidance of doubt, no Disbursement Request is required for a Disbursement made under this Clause 5.4.

5.5	Examination of Documents

Verification by the Facility Agent of the documents listed in SCHEDULE 2 (Conditions of Payment and Documents to be Supplied) shall be limited to ascertaining that they appear regular on their face, in accordance with the meaning of such terms under the Uniform Customs and Practice for Documentary Credits (Publication 600) (Current Revision), and that they comply with the terms and conditions of this Agreement.

5.6	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, the Lenders shall make each Disbursement available by the date for such Disbursement through their Facility Offices.

(b)	The Facility Agent shall notify each Lender of the proposed date for each Disbursement, the amount of each Disbursement and the amount of its participation in that Disbursement by 11:00 a.m. no later than the Business Day which is 3 Business Days prior to the proposed date of Disbursement.

5.7	Limits on Disbursement; Automatic Cancellation of Undrawn Amounts

No Disbursement shall be made under this Agreement after the end of the Availability Period. Any principal amount of the Facility undrawn at the end of the Availability Period shall be automatically cancelled.

5.8	Delay in Disbursements

Neither the Facility Agent nor any Lender shall be responsible for any delay in the making of any Disbursement resulting from any requirement for the delivery of further information or documents necessary for the Facility Agent to ensure that any conditions to the COFACE Policy and/or this Agreement will be satisfied. The Facility Agent agrees to notify the Borrower as soon as practicable that further information or documents are necessary.

6.	REPAYMENT AND PREPAYMENT OF PRINCIPAL

6.1	Repayment

(a)	The Borrower shall repay (or cause to be repaid) the Facility in 17 consecutive semi-annual instalments of equal amount of principal on each Repayment Date commencing on the First Repayment Date and ending on the Final Maturity Date.

(b)	Any amount outstanding on the Final Maturity Date shall be repaid in full on that date.

(c)	The amount of each principal instalment for the Facility will be calculated by the Facility Agent on the day following the end of the Availability Period on the basis of the then outstanding principal amount of the Facility under this Agreement. As soon as practicable following such calculation the Facility Agent shall send to the Borrower a repayment schedule in respect of the Facility stating the dates and amounts of each instalment of principal for the Facility and the dates and amounts of each of the instalments of interest related thereto.

6.2	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Facility:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Lender shall not thereafter be obliged to make any Disbursements and the available amount of the Facility shall be immediately reduced by an amount equal to that Lender’s portion of the undrawn portion of the Facility; and

(c)	the Borrower shall repay that Lender’s participation in the Facility on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

6.3	Mandatory Prepayments

6.3.1	Launch Risk Guarantee Claims

Subject to Clause 6.3.4(b) (if applicable), the Borrower will immediately make a mandatory prepayment of the Facility equal to the lesser of (i) the amount outstanding under the Facility at such time and (ii) 100% of the Loss Proceeds of any claim made under the Launch Risk Guarantee.

6.3.2	Prepayment from Loss Proceeds

Subject to Clause 6.3.4(b) (if applicable), in the event a Launch Event of Loss occurs, in relation to the Spaceway 4 Satellite, the Borrower will immediately make a mandatory prepayment of the Facility equal to the lesser of (i) the amount outstanding under the Facility at such time (taking into account any other prepayment already made under Clause 6.3.1) and (ii) 100% of the Loss Proceeds of any claim made under the Launch Insurance related to the Spaceway 4 Satellite that constitute Secured Assets.

6.3.3	Change of Control

(a)	If a Change of Control occurs:

(i)	the Borrower shall, promptly upon becoming aware of such Change of Control (and in any event within 30 (thirty) calendar days following such Change of Control), notify the Facility Agent (a “Change of Control Notice”):

(A)	that a Change of Control has occurred;

(B)	the circumstances and relevant facts and financial information regarding such Change of Control; and

(C)	the date (which shall be a Business Day no earlier than 30 (thirty) calendar days nor later than 60 calendar days from the date of such Change of Control Notice) on which the Borrower proposes to make any prepayment due in accordance with paragraph (iv) below (the “Prepayment Date”); and

(ii)	no Lender shall be obliged to fund a Disbursement;

(iii)	the Facility Agent shall, if directed by the Lenders, by not less than 3 (three) Business Days notice to the Borrower, cancel the undrawn portion of the Facility, whereupon the undrawn portion of the Facility will be cancelled; and

(iv)

except to the extent the Borrower has previously elected to prepay the Facility in accordance with Clause 6.4 (Voluntary Prepayments), the Lenders may, by notice to the Facility Agent not later than noon on the Business Day prior to the Prepayment Date (which notice shall be promptly forwarded to the Borrower), require the Borrower to repay all or part of its participation in the outstanding principal amount of the Facility on the Prepayment Date, in which case the Borrower shall repay such Lender’s participation in the outstanding principal amount of the Facility (or, as the case may be, the relevant part thereof) on the Prepayment Date; provided that where a Lender elects to require less than all of its participation in the outstanding principal amount of the Facility to be prepaid, the prepayment to such Lender shall be in a minimum principal amount of USD 2,000.00 or an integral multiple thereof.

(b)	The Borrower may deliver a Change of Control Notice in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of delivery of the Change of Control Notice.

6.3.4	Loss of the Spaceway 4 Satellite

(a)	If a Total Loss occurs in relation to the Spaceway 4 Satellite at any time:

(i)	the Borrower shall, promptly upon becoming aware of such Total Loss, notify the Facility Agent:

(A)	that a Total Loss has occurred; and

(B)	the circumstances and relevant facts regarding such Total Loss.

(ii)	As soon as possible thereafter, the Borrower shall, promptly notify the Facility Agent the date (which shall be a Business Day falling on the earlier of the second Business Day following the date of receipt of the Launch Insurance proceeds and 180 calendar days following the date of occurrence of the Total Loss) on which the Borrower will make the prepayment due in accordance with paragraph (v) below (the “Prepayment Date”);

(iii)	no Lender shall be obliged to fund a Disbursement;

(iv)	the Facility Agent shall, by not less than 3 (three) Business Days notice to the Borrower, cancel the undrawn portion of the Facility, whereupon the undrawn portion of the Facility will be cancelled; and

(v)	except to the extent the Borrower has already elected to prepay the Facility in full in accordance with Clause 6.4 (Voluntary Prepayments) or has already repaid the Facility in full in accordance with Clause 6.3.1 (Launch Risk Guarantee Claims) and/or Clause 6.3.2 (Prepayment from Loss Proceeds), the Borrower will repay in full the outstanding principal amount of the Facility on the Prepayment Date.

(b)

If a Launch Event of Loss that has resulted in a Total Loss in relation to the Spaceway 4 Satellite has occurred, and the Borrower is willing to relaunch a new Satellite with the Launch Supplier (and not another supplier), it will notify the same to the Facility Agent and, to the extent the Borrower has provided evidence, satisfactory to the Facility Agent (acting on behalf of the Lenders), that the Loss Proceeds paid to the Borrower in relation to the Total Loss of the Spaceway 4 Satellite, together with cash on hand of the Borrower and cash projected to be available to the Borrower for such purpose (as certified by an Officer of the Borrower), are of an amount sufficient to finance the acquisition of a replacement Satellite, its launch and the payment of insurance premium in relation to the launch insurance for the launch of such Satellite, the Facility Agent and the Lenders will discuss in good faith with COFACE, the Launch Supplier and the Borrower with a view to determine whether this Agreement can be amended to allow for a relaunch of such replacement Satellite. Any such determination remains in the absolute discretion of the Finance Parties and subject to the approval of the French Authorities.

6.3.5	Asset Sale Offers

The Borrower undertakes to offer to prepay each Lender’s participation in the outstanding principal amount of the Facility in the manner set out in Clause 18.4 (Asset Sales).

6.3.6	Termination of the Launch Contract

The Borrower shall prepay the outstanding principal amount of the Facility promptly upon termination of the Launch Contract pursuant to articles 18.3, 18.4 or 18.5 thereof.

6.4	Voluntary Prepayments

The Borrower shall have the right to prepay the Facility, without premium or penalty, in whole or in part at any time after the First Repayment Date and from time to time after such date, subject to the following terms and conditions:

(a)	The Borrower shall give the Facility Agent at least 30 (thirty) calendar days’ prior written notice of its intent to prepay the Facility specifying:

(i)	the aggregate principal amount that it intends to prepay; and

(ii)	the date on which it is willing to make such prepayment, which shall be an Interest Payment Date following the First Repayment Date.

(b)	Upon the date specified in such notice, the amount to be prepaid, as specified in such notice, shall become due and payable hereunder, together with all accrued and unpaid interest on such amounts, all break funding or swap breakage costs, if any, and all other amounts payable in connection with the Facility.

(c)	Each partial prepayment of the Facility shall be in an aggregate principal amount of at least USD 5,000,000.00 and, if greater, in an integral multiple thereof (or, if less, the outstanding principal amount of the Facility).

6.5	Payment on Prepayment

In the event that the Facility (or any part thereof) is repaid other than in accordance with Clause 6.1 (Repayment), whether by voluntary prepayment, mandatory prepayment or by acceleration, pursuant to any of the provisions of this Agreement (including without limitation pursuant to Clauses 6.2 (Illegality), 6.3 (Mandatory Prepayments), 6.4 (Voluntary Prepayments) or 21 (Events of Default)), then the Borrower shall simultaneously with such prepayment pay accrued, but unpaid, interest thereon (including interest for late payments) and all other amounts payable under this Agreement, including but not limited to, all costs, fees, charges, indemnities and expenses and the indemnities specified in Clause 6.8 (Breakage Costs) and Clause 6.9 (Costs Incurred by and Indemnity to the Lenders and/or the French Authorities) by the Borrower to the Finance Parties.

6.6	Notice of Payment or Prepayment

Any notice of payment or prepayment given by the Borrower pursuant to this Clause 6 (Repayment and Prepayment of Principal) shall be irrevocable, shall specify the date upon which such payment or prepayment is to be made and the amount of such payment or prepayment and shall oblige the Borrower to make such payment or prepayment on such date.

6.7	No other Repayments and no Reborrowing

The Borrower shall not repay all or any part of the Facility except at the times and in the manner expressly provided for in this Agreement and shall not be entitled to reborrow any amount repaid.

6.8	Breakage Costs

The Borrower shall reimburse to the Facility Agent (on behalf of the Lenders), upon demand, all costs and expenses incurred by the Lenders in relation to their funding procedures pursuant to any repayment or prepayment of the Facility (or any part thereof) other than in accordance with Clause 6.1 (Repayment) of whatever nature, whether by voluntary prepayment, mandatory prepayment or by acceleration, pursuant to any of the provisions of this Agreement (including Clauses 6.2 (Illegality), 6.3 (Mandatory Prepayments), 6.4 (Voluntary Prepayments) or 21 (Events of Default)), including those losses, costs and expenses incurred in obtaining, liquidating, employing or reemploying deposits from third parties in respect of funds borrowed, contracted for or utilized to fund the amount so repaid or paid, arising directly from such payment by the Borrower; provided that such demand of the Facility Agent shall be supported by a statement certifying in reasonable detail the amount of such costs or expenses, which statement shall constitute evidence thereof and shall be conclusive and binding save for manifest error proved by the Borrower.

6.9	Costs Incurred by and Indemnity to the Lenders and/or the French Authorities

(a)	The Borrower acknowledges that:

(i)	in order to make the Facility available to the Borrower at the fixed rate, the Lenders and the French Authorities have entered into an interest make-up arrangement;

(ii)	in connection with such interest make-up arrangement, it is the policy of the French Authorities to enter into hedging arrangements or to cause hedging arrangements to be entered into with third parties, in order to protect themselves from adverse movements in interest and exchange rates; and

(iii)	it is accordingly reasonable for the Lenders and the French Authorities to rely upon the continuance of the Facility made available hereunder according to its original profile when such hedging procedure was implemented, on the assumption that all amounts of principal and interest payable by the Borrower under the Facility will be received on their due dates.

(b)	Accordingly, the Borrower irrevocably agrees that:

(i)	the Borrower shall (to the extent paid or payable by the Facility Agent or any Lender) reimburse to the Facility Agent, upon demand, all costs, expenses and indemnities which any Lender may incur under applicable interest make-up arrangements with the French Authorities in connection with any partial or total prepayment of the Facility of whatever nature, whether voluntary or mandatory or by acceleration; pursuant to any of the provisions of this Agreement (including Clauses 6.2 (Illegality), 6.3 (Mandatory Prepayments), 6.4 (Voluntary Prepayments) or 21 (Events of Default)); and

(ii)	under such arrangements, the amount of any indemnity so payable is to be determined in agreement with the French Authorities and will be calculated as specified hereafter.

(c)	The amount of the indemnity payable by the Borrower under paragraph (b) of this Clause 6.9 is to be determined by taking into account the differential between the contractual interest rate applicable to the Facility and the prevailing Market Replacement Rate for the amount of each instalment of principal to be prepaid. It will be calculated as follows:

(i)	each of those rate differentials will be applied to the amount of the corresponding instalment of principal to be prepaid for the period from the date of such prepayment until the originally scheduled Repayment Date, which would have applied in the absence of such prepayment;

(ii)	the net present value of each corresponding amount resulting from the above calculation will be determined at the corresponding Market Replacement Rate, where:

“Market Replacement Rate” means the average of the Quotations made by the Quoting Banks upon demand by the French Authorities, after disregarding the highest and lowest of those quotations;

“Quotation” means the fixed rate of interest quoted by one of the Quoting Banks to enter in an interest rate swap with the French Authorities, by which such Quoting Bank would receive interest payments calculated at a floating rate based on 6-month USD LIBOR on an amount equal to one specified instalment of principal and interest under the Facility and maturing on the Repayment Date relating thereto, and would in exchange pay the quoted fixed interest rate;

“Quoting Banks” means five reference banks in the relevant market, selected in agreement with the French Authorities; and

“USD LIBOR” means, on any date on which interest shall be calculated, the annual offered rate for deposits in Dollars for a period equal to or nearest the number of days of such Disbursement period which appears on the Reuters page LIBOR 01 as of approximately 11:00 a.m., London time, on the date 2 (two) Business Days prior to the first day of such period;

(iii)	in the event the cumulative amount of such present values produces:

(A)	a negative number, no indemnity shall be due from the Borrower nor shall any amount be due to the Borrower; or

(B)	a positive number, the Facility Agent will notify the Borrower in writing the amount of the indemnity due by the Borrower before the date of the prepayment.

(d)	The Borrower acknowledges and agrees that the amounts payable under this Clause 6.9 are in addition to all amounts payable by it under Clause 6.8 (Breakage Costs) with respect to any prepayment or any other amount payable under this Agreement.

6.10	Voluntary Cancellation

(a)	The Borrower may, at any time prior to the date of the request for the first Disbursement and upon not less than five Business Days’ prior written notice to the Facility Agent, cancel the whole or part (being an integral multiple of USD 1,000,000) of the Facility.

(b)	The Borrower may, at any time after the date of the request for the first Disbursement cancel the whole or part (being an integral multiple of USD 1,000,000) of the Facility with the prior written consent of the Facility Agent and of the Supplier. If such prior written consents are obtained, the cancellation will take place upon not less than five Business Days’ prior written notice to the Facility Agent by the Borrower.

(c)	The Borrower acknowledges that, in the event of a cancellation of any portion of the Facility, the arrangement fee payable pursuant to Clause 8.2 (Arrangement fee) shall be calculated by reference to the amount of the Facility as at the Signing Date, notwithstanding such cancellation.

6.11	Closing Date

If the Closing Date has not occurred on or before December 31, 2010, then all of the commitments of the Finance Parties shall be immediately and automatically cancelled and the Borrower shall ensure that all amounts outstanding under the Finance Documents are immediately paid in full.

7.	INTEREST AND INTEREST ON LATE PAYMENTS

7.1	Interest

(a)	The Borrower shall pay interest on the outstanding principal amount of the Facility at a rate equal to the sum of:

(i)	CIRR and the Margin and the Risk Mitigation Fee per annum (the “Interest Rate”); and

(ii)	Mandatory Cost, if any.

(b)	Interest shall:

(i)	accrue daily and be payable from and including the first day of each Interest Period related to each Disbursement by reference to each Interest Period related to each Disbursement of the Facility from the date of the first Disbursement under this Agreement until repayment of the Facility in full;

(ii)	be payable semi-annually in arrears on each Interest Payment Date;

(iii)

be calculated on the basis of amounts of principal outstanding at the beginning of each Interest Period, together with, from their respective dates, the amount of principal outstanding of any and all Disbursements of the Facility under this Agreement made during such Interest Period, provided that interest in respect of Disbursements made 5 (five) Business Days or less before an Interest Payment Date shall be payable on the next following Interest Payment Date.

(c)	Interest shall be calculated on the actual number of days elapsed and on the basis of a year of 360 days.

(d)	The Borrower acknowledges that the obligation to pay interest is absolute and unconditional. Interest shall be paid by the Borrower to the Facility Agent, in accordance with this Clause 7.1 and all other applicable provisions of this Agreement.

7.2	Default Interest

(a)	If, for any reason, any sums owed by the Borrower under this Agreement, including in particular but without limitation, those concerning any payment of principal, interest, fees or other costs or expenses, shall not have been paid on the due date, the Borrower shall pay to the Facility Agent (on behalf of the relevant Finance Party), interest on such sum, from and including the due date up to the date of actual payment at a rate calculated from day to day and to be determined by the Facility Agent as being (i) the Interest Rate plus (ii) two per cent (2%) and Mandatory Cost, if any.

(b)	Any interest accruing under this Clause 7.2 shall be immediately payable by the Borrower.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)	Default interest shall accrue automatically without need of notification to the Borrower and is in addition, and without prejudice, to the other rights of the Finance Parties. Neither a demand by the Facility Agent under this Clause 7.2 nor the payment by the Borrower of default interest shall constitute the grant of an extension of the due date for the overdue amount or any waiver of any Finance Party’s rights under the Finance Documents in relation to such overdue amount.

7.3	No Waiver

The provisions of Clause 7.2 (Default Interest) shall in no way constitute a waiver of any terms of payment and shall in no way prejudice or prevent any Finance Party from making any further claims or pursuing any rights or remedies provided by, or arising out of, operation of law.

7.4	Interest Statements

A statement of interest related to each Interest Period shall be dispatched by the Facility Agent promptly to the Borrower no later than 10 (ten) Business Days prior to the last day of that Interest Period.

7.5	Market Disruption

If, at any time before the close of business in London on a Quotation Date, one or more Lenders together representing at least 40% of the Facility determine that LIBOR does not accurately reflect their cost of funding their participation in the Facility and so notify the Facility Agent, the Facility Agent shall notify the Borrower of such event and, notwithstanding anything to the contrary in this Agreement, the provisions of Clause 7.6 (Substitute Interest Period and Interest Rate) shall apply to the Facility.

7.6	Substitute Interest Period and Interest Rate

If the provisions of Clause 7.5 (Market Disruption) apply to the Facility, the rate of interest applicable to each Lender’s share of the Facility during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 7.7 (Alternative Rate)) be the rate per annum which is the higher of:

(a)	the sum of the Margin and the Risk Mitigation Fee and Mandatory Cost, if any and the rate per annum notified by such Lender before the last day of such Interest Period to be that which expresses as a percentage rate per annum the cost to such Lender of funding, from whatever sources it may select, its share of the Facility during that Interest Period; and

(b)	the sum of the Interest Rate (as defined above) and Mandatory Cost, if any.

7.7	Alternative Rate

If:

(a)	the provisions of Clause 7.5 (Market Disruption) apply to the Facility; or

(b)	by reason of circumstances affecting the London interbank market during any period of 3 (three) consecutive Business Days LIBOR is not available for Dollars to prime banks in the London interbank market, then if the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to the Facility and/or (ii) upon which the Facility may be maintained (whether in Dollars or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto.

8.	FEES

8.1	Commitment fee

(a)	The Borrower shall pay to the Facility Agent (for the account of the Lenders) a fee computed at the rate of 0.75% per annum on the undrawn portion of the Facility for the period between the date of this Agreement and the last day of the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of six months which ends during the Availability Period, on the last day of the

Availability Period and, if cancelled in full, on the cancelled amount of the undrawn portion of the Facility at the time the cancellation is effective.

8.2	Arrangement fee

The Borrower shall pay to the Facility Agent (for the account of each Mandated Lead Arranger) an arrangement fee in the amount and at the times agreed in the relevant Fee Letter.

8.3	Agency fees

(a)	The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in the relevant Fee Letter.

(b)	The Borrower shall pay to the Security Agent (for its own account) an agency fee in the amount and at the times agreed in the relevant Fee Letter.

(c)	The Borrower shall pay to the Structuring Bank (for its own account) a fee in the amount and at the times agreed in the Fee Letter entered into between the Structuring Bank and the Borrower.

8.4	Fees non-refundable

Each of the fees set out in this Clause 8 once paid is non-refundable and non-creditable against other fees payable in connection with the Finance Documents or otherwise.

9.	COFACE PREMIA

9.1	Payment by the Borrower

(a)	The Borrower shall (i) bear the cost of the COFACE Premia due to COFACE payable in respect of, or in connection with, this Agreement or the COFACE Policy in connection with this Agreement and (ii) reimburse all such amounts to the Facility Agent acting on behalf of the Lenders.

(b)	The Borrower will pay to the Facility Agent (for the account of each Lender) on or before the due date for payment to COFACE thereof, as notified to the Borrower by the Facility Agent, the COFACE Premia which is payable to COFACE.

9.2	Calculation of Premia

(a)	The estimated percentage rate of the COFACE Premia, as at the date of this Agreement, is set out in the COFACE Premia Letter. The Facility Agent will be notified of the exact percentage rate used for the calculation of the COFACE Premia to be charged for the COFACE Policy at the time of the issuance of the COFACE Policy. Upon receipt of the COFACE Policy, the Facility Agent will notify the Borrower of the exact percentage rate to be used for the calculation of the COFACE Premia. The Borrower undertakes to pay the amount of all COFACE Premia calculated by applying the percentage rate used for the calculation of the COFACE Premia to be charged for the COFACE Policy on each Disbursement Date, it being agreed that the rate specified will be applied to the amount of any Disbursement made under Clause 3.1(a).

(b)	Notwithstanding the above, a minimum premium of approximately EUR 1,515 or its equivalent in Dollars as at the date of this Agreement shall be paid to COFACE upon signature of the COFACE Policy which shall remain the property of COFACE and is therefore payable in any event.

9.3	Borrower’s Payment Obligations Absolute

(a)	The Borrower acknowledges that the obligation to pay 100% of the COFACE Premia as and when it arises is absolute and unconditional.

(b)	If any COFACE Premia due and payable are not financed and paid out of a particular Disbursement or in the event that the undrawn amount under the Facility is not sufficient to finance one hundred percent (100%) of the COFACE Premia due under this Agreement, the Borrower shall pay directly to the Facility Agent, for the account of the Lenders, the amount of any such COFACE Premia not so financed.

(c)	The COFACE Premia will not be reimbursed to the Borrower or give rise to a credit in any event, including in the event of an acceleration or a prepayment of the Facility under this Agreement.

10.	TAX GROSS-UP AND INDEMNITIES

10.1	Tax Gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from such Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 (thirty) calendar days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax

Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.2	Tax Indemnity

(a)	The Borrower shall (within 3 (three) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s facility office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable including for these purposes amounts paid to or on behalf of such Finance Parties pursuant to Clause 10.1 (Tax Gross-up) or this Clause 10.2) by that Finance Party or to the extent a loss, liability or cost is compensated for by an increased payment under Clause 10.1 (Tax Gross-up).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower; provided, however, the failure to give such notice shall not relieve the Borrower of its obligation to indemnify the Protected Party with respect to such claim.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 10.2, notify the Facility Agent.

10.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit with respect to such increased payment,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor provided that,

(i)	any Finance Party may determine, in its sole discretion consistent with the policies of such Finance Party, whether to seek a Tax Credit; and

(ii)	if such Tax Credit is subsequently disallowed or reduced, the Obligor shall indemnify the Finance Party for such amount.

10.4	Stamp Taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

10.5	Value Added Tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	Where any Party is required by any of the Finance Documents to reimburse a Finance Party in respect of any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

10.6	Tax and other affairs

No provision of this Agreement shall interfere with the rights of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit, nor oblige any Finance Party to disclose to Borrower or any other person any information relating to its tax or other affairs or any computations in respect thereof.

11.	INCREASED COSTS

11.1	Increased costs

(a)

Subject to Clause 11.3 (Exceptions), the Borrower shall, within 3 (three) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

11.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 11.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

11.3	Exceptions

Clause 11.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor and which is compensated by the Obligor in accordance with Clause 10.1 (Tax Gross-up);

(b)	compensated for by Clause 10.2 (Tax Indemnity) (or would have been compensated for under Clause 10.2 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph 10.2(b) of Clause 10.2 (Tax Indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the willful breach by the relevant Finance Party or its Affiliates of any law or regulation.

12.	OTHER INDEMNITIES

12.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 3 (three) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 24 (Sharing Among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Disbursement requested by the Borrower in a Disbursement Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Facility (or any part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.

12.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

13.	MITIGATION BY THE LENDERS

13.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of

Clause 6.2 (Illegality), Clause 10 (Tax Gross-up and Indemnities), Clause 11 (Increased costs) or paragraph 3 of SCHEDULE 8 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.	COSTS AND EXPENSES

14.1	Transaction expenses

The Borrower shall promptly on demand pay the Facility Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees, subject to any cap on legal fees agreed between the Borrower and the Mandated Lead Arrangers, and the fees of the Insurance Advisor) incurred by any of them in connection with the negotiation, preparation, printing, and execution of:

(a)	this Agreement and any other documents referred to in this Agreement;

(b)	any other Finance Document executed after the date of this Agreement and review of the conditions and documents provided pursuant to the provisions of Clause 17.2.

14.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within 3 (three) Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees and the fees of the Insurance Advisor) incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

14.3	Enforcement costs

The Borrower shall, within 3 (three) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 15 if the amount claimed had been recoverable on the basis of a guarantee.

15.2	Limitation on Guarantor Liability

(a)	Each Guarantor and each Finance Party hereby confirms that it is the intention of all such parties that the guarantee of such Guarantor shall not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the U.S. Uniform Fraudulent Conveyance Act, the U.S. Uniform Fraudulent Transfer Act or any similar U.S. federal or state law to the extent applicable to any guarantee.

(b)	Accordingly, the Finance Parties and the Guarantors hereby irrevocably agree that the obligations of each Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Clause 15, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

15.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 15 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.5	Waiver of defences

The obligations of each Guarantor under this Clause 15 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 15 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

15.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 15. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 15.

15.8	Deferral of Guarantors’ rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 15:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 15.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the

Facility Agent or as the Facility Agent may direct for application in accordance with Clause 25 (Payment Mechanics).

15.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

15.10 Consolidation,	etc.

(a)	Each Guarantor will not, and the Borrower will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless:

(i)	such Guarantor is a surviving person or the person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such person, as the case may be, being herein called the “Successor Guarantor”);

(ii)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor’s guarantee pursuant to an Accession Letter in form reasonably satisfactory to the Facility Agent;

(iii)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iv)	the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Facility Agent an opinion of counsel, stating that such consolidation, amalgamation, merger or transfer comply with this Agreement.

(b)

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by Accession Letter, executed and delivered to the Facility Agent and reasonably satisfactory in form to the Facility Agent and the Borrower, and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Guarantor, such Successor Guarantor will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Its obligations hereunder will in all respects have the same legal rank and benefit under this Agreement as the obligations of each other Guarantor as though all of such obligations had been entered into at the date of the execution of this Agreement.

16.	REPRESENTATIONS AND WARRANTIES

In order to induce the Finance Parties to enter into this Agreement, each Obligor makes the representations and warranties set out in this Clause 16 (with respect to itself only) to each Finance Party on the date of this Agreement. The representations and warranties contained in this Clause 16 are made as of the date of this Agreement and shall be deemed to be repeated on the date of each Disbursement and on each Interest Payment Date with reference to the facts and circumstances then existing, as made at each such time.

16.1	Organization; Powers

It and each of its Subsidiaries (a) is a limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Finance Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

16.2	Authorization

The execution, delivery and performance by it of each of the Finance Documents to which it is a party (including the grant of the Security), and the borrowings hereunder:

(a)	have been duly authorized by all corporate, stockholder, or limited liability company action required to be obtained by it;

(b)	will not:

(i)	violate:

(A)	any provision of law (including any Environmental Law), statute, rule or regulation, or of its certificate of formation, certificate or articles of incorporation or other constitutive documents or its operating agreement or by-laws;

(B)	any applicable order of any court or any Authorisation; or

(C)	any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which it is a party or by which any of them or any of their property is or may be bound (including any Debt Document, as the provisions thereof may be amended or waived as contemplated in Clause 4.1 (Conditions Precedent to the First Disbursement)); or

(ii)	be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument (including any Debt Document, as the provisions thereof may be amended or waived as contemplated in Clause 4.1 (Conditions Precedent to the First Disbursement)),

where any such conflict, violation, breach or default referred to in this paragraph (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c)	will not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Guarantors, other than Permitted Liens.

16.3	Enforceability

This Agreement has been duly executed and delivered by it and, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1(f), constitutes, and each other Finance Document to which it is a party when executed and delivered by each party thereto will constitute, its legal, valid and binding obligation enforceable against it in accordance with its terms.

16.4	Governmental Approvals

No action, consent or approval of, registration or filing with or any other action by any Governmental Authority and no Authorisation is or will be required in connection with the execution, delivery and performance by it of the Finance Documents or the Launch Contract, except for (a) such as have been made or obtained and are in full force and effect and (b) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

16.5	Financial Statements

The financial statements submitted to the Facility Agent pursuant to paragraph (g) of Clause 4.1 (Conditions Precedent to the First Disbursement) have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations of the relevant Obligor as at the date thereof. All material liabilities, direct and contingent, of the relevant Obligor are either disclosed in such balance sheets or have been disclosed in writing by the Borrower to the Facility Agent prior to the delivery thereof to the Facility Agent and there are no undisclosed material liabilities, direct or contingent, of the relevant Obligor which have accrued since the date of such financial statements or such disclosure.

16.6	No Material Adverse Effect

Since the date of the financial statements submitted to the Facility Agent pursuant to paragraph (g) of Clause 4.1 (Conditions Precedent to the First Disbursement), there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

16.7	Title to Properties; Possession Under Leases

(a)	It and each of its Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good and marketable title could not reasonably be expected to have a Material Adverse Effect.

(b)	It and each of its Subsidiaries owns or possesses, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which it has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of their businesses, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

16.8	Subsidiaries

(a)	Part 1 (Subsidiaries) of SCHEDULE 9 (Disclosures) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

(b)	As of the Closing Date, no Subsidiary of the Borrower guarantees the obligations of the borrowers under the Senior Notes or the other Debt Documents other than the Guarantors.

16.9	Litigation; Compliance with Laws

(a)

As of the Closing Date, except as set forth in Part 2 (Litigation; Compliance with Laws) of SCHEDULE 9 (Disclosures), there are no actions, suits or proceedings at law or in equity or, to its knowledge, investigations by or on behalf of any Governmental Authority or other person or in arbitration now pending, or, to its knowledge, threatened in writing against or affecting it or any of its Subsidiaries or any business, property or rights of any such person (i) that involve any Finance Document or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	Except as set forth in Part 2 (Litigation; Compliance with Laws) of SCHEDULE 9 (Disclosures), none of it, its Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any material real property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

16.10 Federal	Reserve Regulations

(a)	None of it and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	No part of the proceeds of the Facility will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

16.11 Investment	Company Act

None of it and its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940, as amended.

16.12 Tax	Returns

(a)	Each of it and its Subsidiaries (i) has timely filed or caused to be timely filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Clause 17.3 (Taxes) and for which it or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP;

(b)

each of it and its Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c)	other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of the Borrower and its Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

16.13 No	Material Misstatements

(a)	All written information (other than projections, estimates and information of a general economic nature) (the “Information”) concerning it, its Subsidiaries, and any transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Finance Party in connection with the execution, delivery and performance of the Finance Documents by the Borrower and the Guarantors or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)	Any projections and estimates and information of a general economic nature prepared by or on behalf of it or any of its representatives and that have been made available to any Finance Party in connection with the execution, delivery and performance of the Finance Documents by it or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by it to be reasonable as of the date thereof, as of the date such projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

16.14 Employee	Benefit Plans

(a)	Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(i)	each of it, its Subsidiaries and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and Multiemployer Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law;

(ii)	no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed;

(iii)	the present value of all benefit liabilities under each Plan of it, its Subsidiaries and its ERISA Affiliates or any Multiemployer Plan to which it, any of its Subsidiaries or any of its ERISA Affiliates is required to contribute (based on those assumptions used to fund such Plan or Multiemployer Plan), as of the last annual valuation date applicable thereto for which a valuation is available, does not exceed the value of the assets of such Plan or Multiemployer Plan, and the present value of all benefit liabilities of all underfunded Plans and Multiemployer Plans (based on those assumptions used to fund each such Plan or Multiemployer Plan) as of the last annual valuation dates applicable thereto for which valuations are available, does not exceed the value of the assets of all such underfunded Plans and Multiemployer Plans; and

(iv)	no ERISA Event has occurred or is reasonably expected to occur; and none of it, its Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b)	Each of it and its Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

16.15 Environmental	Matters

(a)	Except as could not reasonably be expected to have a Material Adverse Effect:

(i)	it and each of its Subsidiaries are in compliance with all Environmental Laws;

(ii)	none of it nor any of its Subsidiaries is subject to any claim or any other liability under any Environmental Law; and

(iii)	it and its Subsidiaries are not conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location.

(b)	None of it nor any of its Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased real property or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

16.16 Solvency

(a)	Immediately after giving effect to the transactions contemplated on the Closing Date:

(i)	the fair value of its assets (both individually and together with its Subsidiaries on a consolidated basis) exceeds its debts and liabilities, direct, subordinated, contingent or otherwise, (both individually and together with its Subsidiaries on a consolidated basis);

(ii)	it has not incurred Indebtedness beyond its ability to pay such Indebtedness as it matures;

(iii)	the present fair saleable value of its property (both individually and with its Subsidiaries on a consolidated basis) was greater than the amount that will be required to pay its probable liability (both individually and with its Subsidiaries on a consolidated basis), on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(iv)	it (individually) and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(v)	it (individually) and its Subsidiaries on a consolidated basis does not, and will not, have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date;

(b)	It does not intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

(c)	It has not taken action to defraud any Finance Party or any other person.

(d)	No legal proceeding has been commenced or, to its knowledge, is threatened against it or any of its Subsidiaries for its winding up, dissolution or reorganization or for the appointment of a receiver, administrator, trustee or similar officer of all or any material portion of its assets.

16.17 Labour	Matters

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)	there are no strikes or other labour disputes pending or threatened against it or any of its Subsidiaries;

(b)	the hours worked and payments made to employees of it and its Subsidiaries have not been in violation of the U.S. Fair Labor Standards Act or any other applicable law dealing with such matters;

(c)	all payments due from it or any of its Subsidiaries or for which any claim may be made against it or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on its books or the books of such Subsidiary to the extent required by GAAP; and

(d)	it and its Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices.

16.18 Communications	Licenses, etc.

(a)	It and its Subsidiaries have all of the Communications Licenses necessary for the lawful conduct of their business as currently conducted, except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect.

(b)	Except as would not reasonably be expected to have a Material Adverse Effect:

(i)	each material Communications License is validly issued and in full force and effect;

(ii)	none of it or its Subsidiaries is a party to or has any knowledge of any proceeding before any Governmental Authority to revoke, suspend, cancel, refuse to renew or modify, or impose a forfeiture or other sanction with respect to, any material Communications License;

(iii)	it has no reason to believe that any material Communications License will not be renewed in the ordinary course of business;

(iv)	it and its Subsidiaries are operating the facilities authorized under material Communications Licenses in accordance with their terms and such operation is in compliance with the applicable laws and regulations; and

(v)	no event has occurred which, after notice or lapse of time or both, reasonably would be expected to result in revocation, suspension, adverse modification, non-renewal or termination of, or any order of forfeiture with respect to, any material Communications License.

16.19 Governing	Law and Enforcement

(a)	The choice of English law as the governing law of the Finance Documents to which it is a party (except the Security Documents) will be recognised and enforced in its jurisdiction of organization, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1(f).

(b)	As regards the Borrower only, the choice of French law as the governing law of the Promissory Notes and Joint Interest Mandate and the Delegations will be recognised and enforced in its jurisdiction of organization, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1(f).

(c)	As regards the Borrower only, the choice of the laws of the state of New York as the governing law of the Security Agreement will be recognised and enforced in its jurisdiction of organization, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1(f).

(d)	Any judgment or arbitration award obtained in England or in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of organization, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1(f).

16.20 Deduction	of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

16.21 No	Stamp Taxes

Under the law of its jurisdiction of organization, it is not necessary that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

16.22 No	Default

(a)	No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Disbursement.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

16.23 Pari	Passu Ranking

Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1(f), its payment obligations under the Finance Documents constitute direct, unconditional and unsubordinated obligations of such Obligor, rank at least pari passu in priority of payment and in all other respects with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.24 Title;	Security Documents

(a)	It has good, valid, marketable and legal title to all of the assets purported to be owned by it, free and clear of all Liens, other than Permitted Liens, and holds such title and rights and all of such assets in its own name and not in the name of any nominee or other person. It is lawfully possessed of a valid and subsisting leasehold estate in and to all assets which it purports to lease, free and clear of all Liens, other than Permitted Liens, and holds such leaseholds in its own name and not in the name of any nominee or other person. It has not created and is not contractually bound to create any Lien on or with respect to any of its assets, its rights or revenues, except for Permitted Liens.

(b)	Subject to any general principles of law which are specifically referred to in any relevant legal opinion delivered pursuant to Clause 4.1(f), the provisions of the Security Documents are, or, to the extent not entered into at the date on which this representation is made or is repeated, will be when entered into, effective to create, in favour of the Security Agent and the Intercreditor Agent, when relevant, legal, valid and enforceable liens and first priority security interest on or in all of the Collateral intended to be covered thereby, enforceable against the Borrower in accordance with their terms and subject to the relevant governing law of such Security Documents. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favour of the Security Agent or the Intercreditor Agent.

16.25 Launch	Contract

(a)	The Launch Contract is the only contract or agreement that is necessary for the launch of the Spaceway 4 Satellite. The Launch Contract has been duly authorized, executed and delivered by the Borrower and the Launch Suppler, is in full force and effect and binding upon and enforceable against the Borrower and the Launch Supplier in accordance with its terms. The Borrower, and to the best of its knowledge, the Launch Supplier, is in compliance in all material respects with the terms and conditions of the Launch Contract and no event has occurred that could reasonably be expected to (i) result in an event of default under, or a material breach of, the Launch Contract or (ii) result in the revocation, termination or adverse modification of the Launch Contract.

(b)

As of the date of this Agreement, the Launch Contract (as supplemented by the letter from the Borrower to the Supplier dated June 10, 2010 relating to Purchase of LRG Refund Option and the letter from the Supplier to the Borrower dated June 15, 2010 relating to JUPITER Launch Services - Refund Option) consists only of the original document (including exhibits and schedules), and no other agreements, side letters, waivers, supplements or other documents, written or oral, to which the Borrower is a party have the effect of modifying, supplementing or waiving in any respect any of the respective rights or obligations of the Borrower or the Launch Supplier, except as permitted under this Agreement. The Facility Agent has received a true and complete copy of the Launch Contract, including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any. The Launch Contract has not been amended or modified except as permitted under this Agreement.

16.26 Immunity

(a)	It is subject to civil and commercial law with respect to its COFACE Facility Obligations, and the execution, delivery and performance of by each Obligor of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.

(b)	Neither it nor any of its assets has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to the COFACE Facility Obligations of the Borrower or with respect to any of its other obligations under the Finance Documents to which it is a party.

16.27 Insurance

(a)	All insurance policies required to be maintained (or to be caused to be maintained) by it pursuant to Clause 17.2 (Insurance) have been obtained and are in full force and effect, or if not required to be maintained as of the Closing Date, will be obtained in the ordinary course at such time such insurance is required to be obtained pursuant to such Clause 17.2 (Insurance).

(b)	Notwithstanding the realisation by the Security Agent or the Intercreditor Agent of any amounts through the enforcement of the Security Documents, the Borrower shall remain liable for all amounts payable under this Agreement.

16.28 Availability	and Transfer of Foreign Currency

(a)	No foreign exchange control approvals or other authorizations by any Governmental Authority are required to assure the availability of Dollars to enable the Obligors to perform their obligations under the Transaction Documents.

(b)	There are no legal restrictions or requirements which limit the availability or transfer of foreign exchange for the purpose of the performance by the Obligors and the Finance Parties of their respective obligations under the Finance Documents.

(c)	There are no legal restrictions or requirements which limit the availability or transfer of foreign exchange for the purpose of remitting the proceeds of enforcement of the COFACE Facility Obligations or the Collateral to the Finance Parties.

16.29 Business	in United States of America

(a)	It is not necessary under the laws of its jurisdiction of incorporation in order to enable the Lender to enforce its rights hereunder or for the execution, delivery and performance of any of the Finance Documents that the Lenders should be licensed, qualified or otherwise entitled to carry on business in the United States of America.

(b)	The Lenders are not and will not be deemed to be domiciled or carrying on business in the United States of America by reason only of the execution, performance or enforcement of any of the Finance Documents.

16.30 Admission	into Evidence

Each Transaction Document to which it is a party is in proper legal form for admission into evidence for enforcement under the laws of its jurisdiction of incoporation and each other jurisdiction to which it has submitted jurisdiction and all necessary filing, notarizations, recording and other fees and all taxes and expenses related to such filings, notarizations, registrations and recordings with respect thereto have been paid in full except to the extent a translation of such Finance Document into French may be required for a proceeding in France.

16.31 Corrupt	Practices Laws

To the best of its knowledge and belief, it has complied with all applicable provisions of the Corrupt Practices Laws in obtaining each Authorisation and each other consent, license, approval, right and privilege in respect of its business and operations and is otherwise conducting its business in compliance with all applicable Corrupt Practices Laws.

16.32 Compliance	with Anti-Terrorism Laws

(a)	To the best of its knowledge and belief, it (i) is not, and is not controlled by, a Restricted Party, (ii) has not received funds or other property from a Restricted Party; or (iii) is not in breach of, or is the subject of any action or investigation under, any Anti-Terrorism Law.

(b)	Each of it and its Subsidiaries has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

(c)	In this Clause 16.32:

(i)	“Anti-Terrorism Laws” means any laws or regulations relating to terrorism or money laundering, including each of:

(A)	Executive Order No. 13224 of September 23, 2001 — Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”); and

(B)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(C)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(D)	any similar law enacted in the US.

(ii)	“Restricted Party” means any person listed:

(A)	in the Annex to the Executive Order;

(B)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(C)	in any successor list to either of the foregoing.

16.33 Anti-corruption

(a)	To the best of its knowledge and belief, after due and careful inquiry, the funds that it shall use to pay all amounts due by it under any Transaction Document to which it is a party do not, and shall not, derive from, and are not, and shall not be, otherwise connected to, any prohibited activities in any way whatsoever.

(b)	To the best of its knowledge and belief after due and careful inquiry, neither it nor any of its Subsidiaries has committed directly or indirectly and in whatever form, any act of corruption, active or passive, (howsoever defined in any jurisdiction or by any international treaty) of any public or private entity, representative, agent or employee in any jurisdiction.

(c)	Neither it nor any of its Subsidiaries is currently subject, or has been subject for the past five years, to any judicial or administrative proceeding in connection with any such act of corruption.

(d)	Neither it nor any of its Subsidiaries is listed by any international financial institution (including, without limitation, the World Bank, the European Bank for Reconstruction and Development, the African Development Bank, the Asian Development Bank, and the Inter-American Development Bank) as an entity excluded from the financings granted by such institutions or has otherwise been subject to any sanction from any such institutions.

16.34 Prohibited	Payments

To the best of its knowledge, no prohibited payment has been made or provided, directly or indirectly, by (or on behalf of) it, any of its Affiliates, its officers, directors or any other person acting on its behalf to, or for the benefit of, any authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, of any authority) in connection with any of the Transaction Documents.

16.35 Illicit	Origin

(a)	To the best of its knowledge and belief, after due and careful inquiry, no investments, no payments made by it or any of its Affiliates have been funded out of funds from an illicit origin, and none of the sources of funds to be used by it in connection with the Transaction Documents to which it is a party are from an illicit origin.

(b)	None of the Disbursements are used to finance equipment or sectors under embargo decisions of the United Nations, the World Bank, the European Union and the United States of America.

16.36 Reliance

The Borrower acknowledges that it makes the representations and warranties contained in this Clause 16 with the intention of inducing the Finance Parties to enter into this Agreement and the other Finance Documents to which it is a party and that the Finance Parties have entered into this Agreement and the other Finance Documents to which it is a party on, among other things, the basis of each such representation and warranty.

17.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Finance Party that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the commitments have been terminated and the principal of and interest on the Facility, all fees and all other expenses or amounts payable under any Finance Document shall have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries to:

17.1	Existence; Businesses and Properties

(a)	With respect to the Borrower and its Restricted Subsidiaries, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Clause 18.8 (Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets), and except for the liquidation or dissolution of Restricted Subsidiaries if the assets of such Restricted Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that Restricted Subsidiaries that are Obligors may not be liquidated into Subsidiaries that are not Obligors and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b)

Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, unless the failure to do so, in each case, would not result in a Material Adverse Effect, (ii) comply in all material respects with all applicable laws, rules, regulations and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted (including Environmental Laws) and (iii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

17.2	Insurances

17.2.1	Insurances – General provisions

(a)	With respect to the Borrower and its Restricted Subsidiaries, keep its insurable properties (other than Satellites, the insurance required with regard to which is contained in paragraph (b) and Clauses 17.2.2 and seq. below) insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Finance Document.

(b)	The Borrower will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite (other than the Spaceway 4 Satellite and the Spaceway 3 Satellite the insurance required with regard to which is contained in Clauses 17.2.2 and seq. below) procured by the Borrower or any Restricted Subsidiary for which the risk of loss passes to the Borrower or such Restricted Subsidiary at or before launch, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter and (ii) at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), In Orbit Insurance; provided that the insurance coverage specified in sub-paragraphs (i) and (ii) above will only be required to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Board of Directors of the Borrower to be in the best interests of the Borrower and to be in accordance with prudent business practices and applicable laws as evidenced by a resolution of the Board of Directors.

(c)	With respect to each insurance policy required by Clause 17.2.1(b), the Borrower shall ensure that such insurance policy:

(i)	contains no exclusions other than:

(A)	Acceptable Exclusions; and

(B)	such specific exclusions applicable to the performance of the Satellite (or portion, as applicable) being insured as are reasonably acceptable to the Board of Directors of the Borrower in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable;

(ii)	provides coverage for all risks of loss of and damage to the Satellite; and

(iii)	names the Borrower or the applicable Restricted Subsidiary as the named insured.

(d)	In connection with the covenants set forth in Clause 17.2, it is understood and agreed that:

(i)	none of the Finance Parties and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Clause 17.2, it being understood that (A) the Borrower and the other Obligors shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any of the Finance Parties or their agents or employees; and

(ii)	the designation of any form, type or amount of insurance coverage by any Finance Party under this Clause 17.2 shall in no event be deemed a representation, warranty or advice by any Finance Party that such insurance is adequate for the purposes of the business of the Borrower and its Subsidiaries or the protection of their properties.

(e)	For the insurances and amount of cover thereunder required to be maintained under Clause 17.2.3 and Clause 17.2.4 in respect of the Spaceway 3 Satellite, the Spaceway 4 Satellite and any Satellite replacing the Spaceway 3 Satellite, the Borrower shall carry and maintain such insurances placed with brokers, reinsurers and insurers of recognized responsibility, all being satisfactory to the Facility Agent and the Intercreditor Agent and rated, unless otherwise agreed by the Facility Agent and the Intercreditor Agent, at or above (A) A- by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. or any successor thereto or (B) A- by AM Best’s Rating Agency or any successor thereto.

(f)	On the date of this Agreement and from time to time thereafter, the Borrower shall deliver to the Facility Agent and the Intercreditor Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

17.2.2	Property All Risks Insurance (Spaceway 4 Satellite and Spaceway 3 Satellite)

(a)	The Borrower will procure and maintain, or ensure that the relevant suppliers supplying goods and services in respect to the Spaceway 4 Satellite and any Satellite being manufactured to replace the Spaceway 3 Satellite, procure and maintain, in full force and effect, at all times prior to the launch of each relevant Satellite, Property All Risks Insurance on such terms as are reasonably commercially available and customary in the industry which shall cover any loss of, or damage to, the relevant Satellite and the relevant Satellite and launch specific ground components, including all components thereof, at all times during the manufacture, testing, storage and transportation of each such Satellite and the relevant Satellite and launch specific ground components up to the time of risk transfer of such Satellites to the Borrower.

(b)	The Borrower shall submit evidence of cover for each such Satellite, being either the broker’s issued policy documentation cover note, binder or policy documents issued by the relevant insurer and/or certificates issued by the brokers of the relevant supplier to the Facility Agent and the Intercreditor Agent upon request.

17.2.3	Launch Insurance

(a)	The Borrower will obtain, maintain and keep in full force and effect with respect to (i) the Spaceway 4 Satellite and (ii) any Satellite being launched to replace the Spaceway 3 Satellite, space risk insurance against loss of or damage to such Satellite covering all risks of physical loss of or damage to each such Satellite until 12 months after launch, subject only to Acceptable Exclusions.

(b)	The Launch Insurance in respect of any Satellite replacing the Spaceway 3 Satellite, before December 31, 2022 shall be bound no later than 3 (three) months prior to the then scheduled launch date of such Satellite and shall be for an amount to be determined in accordance with prudent business practices, taking into account the self insurance capacity of the Borrower, after consultation with the Facility Agent and the Intercreditor Agent. The Borrower shall submit evidence of cover, being either the broker’s issued policy documentation cover note, binder or policy documents issued by the relevant insurer and/or certificate issued by the Borrower’s broker to the Facility Agent and the Intercreditor Agent upon request.

(c)	The Launch Insurance in relation to the Spaceway 4 Satellite shall:

(i)	include in-orbit cover remaining in effect until the date that falls one year from the commencement of the cover under such Launch Insurance, and be placed, together with the payment of the required premium in full and be in full force and effect not later than 3 (three) months prior to the scheduled Launch Date of the Spaceway 4 Satellite (as such date may be modified from time to time in accordance with the terms of the Launch Contract);

(ii)	be on terms reasonably commercially available and acceptable to the Facility Agent (acting on the instructions of the Lenders, acting reasoneably) following consultation with the Insurance Advisor and to the Intercreditor Agent;

(iii)	become effective from the time that is the earlier of (x) the time designated by the Launch Supplier during the launch sequence when the order to ignite solid propellant booster(s) is sent if such event follows ignition of the Vulcain engine of the Launch Vehicle (as such term is defined in the Launch Contract) that has been integrated with Spaceway 4 Satellite and with other satellite(s) and (y) the time that the cover with respect to the Spaceway 4 Satellite expires (including in the event of a terminated ignition) under the insurance procured by the manufacturer of the Spaceway 4 Satellite or under the Property All Risks Insurance as described above;

(iv)	be denominated in Dollars and for an amount which, when added with the cover available under the Launch Risk Guarantee, to the extent such cover is available and in full force and effect, will not be less, at any time from the date determined under the provisions of paragraph (iii) above until the date that falls one year from the commencement of the cover under such Launch Insurance, than 120% of the aggregate of the maximum amount of the Facility and the Senior Credit Agreement (i.e. not less than USD $198,000,000);

(v)	in the event the Borrower has elected to take the Launch Risk Guarantee, wrap the Launch Risk Guarantee;

(vi)	name the Borrower as the named insured and the Intercreditor Agent for and on behalf of the Common Finance Parties as additional insured and first and sole loss payee, and provide that payments due thereunder, shall be payable directly to the Intercreditor Agent for and on behalf of the Common Finance Parties as first and sole loss payee, such payments to be applied in accordance with the provisions of the Intercreditor Agreement; and

(vii)	provide that it will not be cancelled or reduced below the amount specified in paragraph (iv) above (other than a reduction from the payment of a claim) or materially amended without notice to the Facility Agent and the Intercreditor Agent. All such notices shall be sent by facsimile and e-mail to the Facility Agent and the Intercreditor Agent and shall be effective as stated in such notices, provided that 15 calendar days’ advance written notice shall be given by the insurers to the Facility Agent and the Intercreditor Agent in the event of notice of cancellation for non-payment of premium.

(d)	The Borrower shall obtain from its insurer providing the Launch Insurance waivers of any subrogation rights against the Lenders.

(e)	The Borrower shall submit evidence of cover, being either the broker’s issued policy documentation cover note, binder or policy documents issued by the relevant insurer (the “Launch Insurance Documentation”) to the Facility Agent and the Intercreditor Agent in respect of the Launch Insurance for the Spaceway 4 Satellite at least 3 (three) months prior to the scheduled Launch Date of the Spaceway 4 Satellite (as such date may be modified from time to time in accordance with the terms of the Launch Contract).

17.2.4	In Orbit Insurance

(a)	The Borrower will obtain, maintain and keep in full force and effect with respect to (i) the Spaceway 3 Satellite and (ii) any Satellite that has replaced the Spaceway 3 Satellite, and (iii) the Spaceway 4 Satellite, in orbit insurance against loss of or damage to such Satellite (“In Orbit Insurance”) on terms reasonably commercially available and subject only to Acceptable Exclusions.

(b)	Such In Orbit Insurance shall include in-orbit cover remaining in effect, and being renewed, during the period from the date of expiry of the Launch Insurance relating to such Satellite until the date on which the commitments under this Agreement have been terminated and the principal of, and interest on, the Facility, all fees and all other expenses or amounts payable under any Finance Document shall have been paid in full to the Finance Parties.

(c)	The In Orbit Insurance shall initially be placed, together with the payment of the required premium in order to obtain binding commitments from underwriters not later than 30 days prior to the expiration of the relevant Launch Insurance and be in full force and effect not later than on the date of expiration of the relevant Launch Insurance. It shall, subject to terms being reasonably commercially available:

(i)	be denominated in Dollars and (i) for the Spaceway 3 Satellite and any Satellite replacing the Spaceway 3 Satellite, for an amount not less than USD 250,000,000 with a linear depreciation of such amount over 12 years and (ii) for the Spaceway 4 Satellite for an amount not less than the higher of (a) USD 200,000,000 (two hundred million) with a linear depreciation of such amount over 15 years and (b) prior to the end of the Availability Period (x) the maximum amount of the Facility and after the end of the Availability Period (y) the then outstanding amount of the Facility.

(ii)

provide that it will not be cancelled or reduced below the amount required pursuant to sub paragraph (i) (other than a reduction from the payment of a claim) or materially amended without notice to the Facility Agent. All such notices shall be sent by facsimile and e-mail to the Facility Agent by the Borrower and shall be effective as stated in such notices, provided that,

15 (fifteen) calendar days’ advance written notice shall be given by the insurers to the Facility Agent in the event of notice of cancellation for non-payment of premium.

(d)	The Borrower shall submit evidence of such cover, being either the broker’s issued policy documentation cover note, binder or policy documents issued by the relevant insurer and/or certificate issued by the Borrower’s broker in accordance with the provisions of Clause 17.2.6 (General Insurance Provisions and Requirements).

(e)	In the case of renewals of In Orbit Insurance, the Borrower shall pay any and all required premiums relating to such policies in full on their due date and cause to be produced to the Facility Agent evidence of such renewal as soon as practicable and in any event before the date of renewal and such insurance shall be in full force and effect not later than the date of expiration of the then existing In Orbit Insurance.

17.2.5	Third Party Liability Insurance

The Borrower shall cause and ensure that a third party liability insurance for liabilities arising from bodily injury and loss or damage to third party property (“Third Party Liability Insurance”) is maintained in relation to bodily injury and loss or damage to third party property caused by (i) the Spaceway 3 Satellite and (ii) any Satellite replacing the Spaceway 3 Satellite, and (iv) the Spaceway 4 Satellite at all times before and after the launch of the relevant Satellite as required by law or as is customarily maintained by owners and operators of satellites in accordance with prudent business practices and corporate governance.

The Borrower shall submit evidence of such cover, being either the broker’s issued policy documentation cover note, binder or policy documents issued by the relevant insurer and/or certificate issued by the Borrower’s broker in accordance with the provisions of Clause 17.2.6 (General Insurance Provisions and Requirements).

17.2.6	General Insurance Provisions and Requirements

(a)	Each insurance policy shall comply with the Finance Parties’ requirements set out in this Agreement and shall be on reasonable terms and conditions.

(b)	Promptly after the issuance or material modification or renewal of each relevant insurance in relation to the Spaceway 4 Satellite, the Spaceway 3 Satellite or any replacement to the Spaceway 3 Satellite, the Borrower shall provide to the Facility Agent and the Intercreditor Agent (with sufficient copies for the other Finance Parties), certificate(s) of internationally recognised insurance broker(s) usually involved in space risk insurance, describing in reasonable detail the insurances then carried and maintained on such Satellite, to the extent such certificates are obtainable from insurance broker(s) usually involved in space risk insurance confirming that:

(i)	the Property All Risks Insurance, the Launch Insurance, the In Orbit Insurance and the Third Party Liability Insurance, as appropriate, are in full force and effect on the date they are respectively required to be entered into force and comply with the terms hereof, and the date and time of commencement and expiry of each insurance policy,

(ii)	with the exception of insurances provided by suppliers, specifying the deductible amounts and levels of co insurance, if any, for each type of loss and providing a full list of underwriters, each insurer being named with its net lines expressed as a percentage, for each insurance;

(iii)	the sums insured and expiration dates of such insurances;

(iv)	the premia for the Property All Risks Insurance, Launch Insurance, the In Orbit Insurance and the Third Party Liability Insurance shall be payable by the Borrower in accordance with the terms agreed for each such insurance; and

(v)	all premia due at the date of such certificate have been paid in full.

(c)	The Borrower shall use reasonable efforts (having regard to the terms which are reasonably commercially available in the insurance market) to obtain agreement to incorporate in the Launch Insurance relating to the Spaceway 4 Satellite an undertaking of the insurers, either directly or via the insurance broker, and the broker to advise the Facility Agent and the Intercreditor Agent (by facsimile and by e mail) of any loss or of any default in the payment of any premium and of any event other act or omission of which the broker or the insurers have knowledge and which might reasonably result, in their opinion, in the invalidation, the lapse or the cancellation in whole or in part of such Insurance.

(d)	The Borrower shall use its reasonable efforts (having regard to the terms which are reasonably commercially available in the insurance market) to obtain agreement to incorporate in the Launch Insurance related to the Spaceway 4 Satellite, provisions whereby in the event of failure in filing any notice of proof of loss, the Facility Agent or the Security Agent or the Intercreditor Agent shall have the right to submit a notice of proof of any loss within the time periods specified in the applicable insurance policies.

(e)	The Borrower shall use reasonable efforts (having regard to the terms which are reasonably commercially available in the insurance market) to obtain agreement to incorporate in the Launch Insurance related to the Spaceway 4 Satellite, agreement from the insurers to waive:

(i)	all rights of set-off and counterclaim against the Facility Agent and the Intercreditor Agent and the other Common Finance Parties (and any party subrogated to any of the Common Finance Parties in whole or in part) in connection with their rights to make payments under such insurance; and

(ii)	all rights of subrogation against the Facility Agent and the Intercreditor Agent and the other Common Finance Parties (and any party subrogated to any of the Common Finance Parties in whole or in part) against the Borrower.

(f)	The Borrower shall use reasonable efforts (having regard to the terms which are reasonably commercially available in the insurance market) to obtain agreement from the insurers that the Launch Insurance in relation to Spaceway 4 shall not be permitted to lapse or to be cancelled, without written notice being given by facsimile and email to the Facility Agent and the Intercreditor Agent at the same time such notices are sent to the Borrower and shall be effective as stated in such notices provided that, 15 (fifteen) calendar days’ advance written notice shall be given in the event of notice of cancellation for non payment of premium.

(g)	The Borrower shall provide to the Facility Agent and the Intercreditor Agent (with sufficient copies for the other Common Finance Parties), a Letter of Undertaking from the Borrower’s appointed insurance broker with regard to the Launch Insurance related to the Spaceway 4 Satellite not later than 3 (three) months prior to the scheduled Launch Date of the Spaceway 4 Satellite (as such date may be modified from time to time in accordance with the terms of the Launch Contract).

17.2.7	Premiums; Renewals

The Borrower shall pay or cause to be paid the premiums (or installments thereof) as required and produce to the Facility Agent upon request receipts in respect of payment of such premiums (or installments thereof) or other evidence of such payments as the Facility Agent may reasonably request. The Facility Agent and/or the Lenders and/or the Intercreditor Agent shall have the right (without any obligation) to pay the insurance premia if the relevant party fails to or delays in making any such payment within the time periods specified in the relevant insurance policies. If any payment of the premia is effected by the Facility Agent and/or the Lenders and/or the Intercreditor Agent, the Borrower shall on demand reimburse the Facility Agent and/or the Lenders and/or the Intercreditor Agent the amount of any premia so paid and all related costs and expenses.

17.2.8	Reliance

The Security Agent on behalf of the Finance Parties and the Intercreditor Agent on behalf of the Common Finance Parties shall be entitled to full reliance, without exception, that the certificates of insurance and letters of undertaking delivered pursuant to this Clause 17.2 do not conflict with the terms and conditions of the underlying insurance policies. Copies of the policies and endorsements and riders amendatory thereof (excluding premium information) with respect to the insurances required under this Clause shall be made available to the Facility Agent and the Intercreditor Agent upon request for inspection by their respective representatives and/or the Insurance Advisor at the offices of the Borrower or its insurance brokers during normal business hours (except for such insurances as are to be provided by suppliers).

17.2.9	Certain Undertakings

The Borrower shall:

(a)	not later than three months prior to the scheduled Launch Date of the Spaceway 4 Satellite (as such date may be modified from time to time in accordance with the terms of the Launch Contract):

(i)	deliver to the Facility Agent and the Intercreditor Agent:

(A)	an original copy of the Launch Insurance Delegation, duly executed by the Borrower and each Insurer under the Launch Insurance for the Spaceway 4 Satellite and each other party thereto, it being specified that the Borrower shall use (i) reasonable efforts (having regard to the terms which are reasonably commercially available in the insurance market) to ensure that the Launch Insurance Delegation is in the form attached hereto at SCHEDULE 13 (Form of Launch Insurance Delegation) or (ii) or any other form agreed with the Facility Agent, such agreement not to be unreasonably withheld or delayed. In any event the Launch Insurance Delegation shall meet the conditions required to constitute a valid and enforceable French law delegation (délégation imparfaite) for the payment of all amounts due to the Borrower under the Launch Insurance to be entered into for the Spaceway 4 Satellite in accordance with articles 1275 of the French civil code ; and

(B)	legal opinions from Delaware counsel to the Borrower and French counsel to the Lenders, in each case addressing such issues as the Facility Agent may reasonably request; and

(ii)	deliver to each insurer a copy of this Agreement, the Senior Credit Agreement, the Security Agreement (together with notice thereof in the form of Annex 2 thereto), the Intercreditor Agreement and of the Launch Insurance Delegation; and

(b)

not make or permit to be made any modification to the insurances required hereunder which is adverse to the interest of the Security Agent or the Intercreditor Agent or any other Common Finance Parties (provided, that all insurances shall always comply with the requirements of the Finance Documents); and

(c)	not do, or omit to do, or permit to be done, or left undone anything whereby any required insurance would or might reasonably be expected to be rendered, in whole or in part, invalid or unenforceable or lapse or be cancelled.

(d)	ensure that it remains the owner of the Spaceway 4 Satellite and the Spaceway 3 Satellite (or of any other Satellite acquired in replacement of such Satellites,), except as permitted pursuant to the provisions of paragraph 18.4 (d) of Clause 18.4 (Asset Sales)

17.3	Taxes

Pay and discharge promptly, and cause each of its Subsidiaries to pay and discharge promptly, when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labour, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

17.4	Financial Statements, Reports, etc.

Furnish to the Facility Agent (who will promptly furnish such information to the Lenders):

(a)	within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K if the Borrower is required to file such an Annual Report) after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries and of the Parent as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and (commencing in fiscal year 2010) setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis and of the Parent in accordance with GAAP (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this paragraph (a) to the extent such Annual Reports include the information specified herein);

(b)	within 45 (forty five) calendar days (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q if the Borrower is required to file such a Quarterly Report) after the end of each of the first three fiscal quarters of each fiscal year (commencing with the third fiscal quarter of 2010, which may be delivered within 80 days after the end of such fiscal quarter), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries and of the Parent as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and (commencing in fiscal year 2010) setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower and by a Financial Officer of the Parent on behalf of the Parent as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis and of the Parent in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this paragraph (a) to the extent such quarterly reports include the information specified herein);

(c)	concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower:

(i)	certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(ii)	setting forth computations in reasonable detail satisfactory to the Facility Agent demonstrating compliance with the Debt to Adjusted EBITDA Maintenance Ratio and (with respect to each fiscal quarter of the Borrower ending on 30 June or 31 December of any fiscal year) the Interest Coverage Ratio, in each case as of the end of such fiscal quarter;

(iii)	setting forth (for information purposes only) the Net Debt to Adjusted EBITDA Ratio as of the end of the preceding fiscal quarter; and

(iv)	setting forth the list of Restricted Subsidiaries and of Unrestricted Subsidiaries as at such date;

(d)

if, as a result of any change in accounting principles and policies from those as in effect on the Closing Date, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such paragraphs had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(e)	promptly upon receipt thereof, copies of any and all notices and other written communications from any Governmental Authority, with respect to the Borrower or any of its Subsidiaries relating to any matter that could reasonably be expected to result in a Material Adverse Effect.

(f)	promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Restricted Subsidiaries, or compliance with the terms of any Finance Document, or such consolidating financial statements, as in each case the Facility Agent may reasonably request (for itself or on behalf of any Lender);

(g)	promptly upon request by the Facility Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Facility Agent shall reasonably request;

(h)	within 90 days after the beginning of each fiscal year commencing in 2011, a detailed consolidated quarterly budget for such fiscal year, including quarterly projections with respect to such fiscal year, and including a description of underlying assumptions with respect thereto (collectively, the “Budget”); and

(i)	as soon as possible and in any event with five days after receipt thereof by the Borrower or any ERISA Affiliate (i) from the PBGC, copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, or (ii) from a Multiemployer Plan sponsor, a copy or each notice received by the Borrower or such ERISA Affiliate concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable.

17.5	Litigation and Other Notices

Furnish to the Facility Agent written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)	any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)	the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)	any other development specific to the Borrower or any of the Restricted Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)	the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, could reasonably be expected to have a Material Adverse Effect.

17.6	Maintaining Records; Access to Properties and Inspections

Maintain all financial records in accordance with GAAP and permit any persons designated by the Facility Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Facility Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Restricted Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

17.7	Use of Proceeds

Use the proceeds of the Facility solely in accordance with the provisions of Clause 3.1 (Availability and Purpose).

17.8	Additional Guarantors

(a)	Cause each Restricted Subsidiary that guarantees any Indebtedness of the Borrower or any Guarantor (excluding a guarantee of Indebtedness of a Restricted Subsidiary that is not a Guarantor issued by another Restricted Subsidiary that is not a Guarantor) to become an Additional Guarantor in accordance with the provisions of Clause 27.2 (Additional Guarantors). The liability of each Additional Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Additional Guarantor without rendering the guarantee, as it relates to such Additional Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each such guarantee shall be released in accordance with the provisions of Clause 15.2 (Limitation on Guarantor Liability).

(b)

Furnish to the Facility Agent prompt written notice of any change (i) in any Obligor’s corporate or organization name, (ii) in any Obligor’s identity or organizational structure or (iii) in any Obligor’s organizational identification number; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Facility Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Finance Parties and furnish to the Facility Agent prompt written notice of any disposal or transfer of 10% or more of the Voting Stock or the Capital Stock of the Borrower or of the Parent.

17.9	Fiscal Year; Accounting

Cause its fiscal year to end on December 31.

17.10	Launch Date and In-Orbit Delivery

Deliver to the Facility Agent:

(a)	As soon as confirmed by the Launch Supplier, a certificate of an Officer of the Borrower confirming the then scheduled Launch Date; and

(b)	as soon as the Launch has occurred, a certificate of an Officer of the Borrower confirming the Launch Date; and

(c)	as soon as the In Orbit Delivery has occurred, a certificate of an Officer of the Borrower confirming the same (including the date of In-Orbit Delivery).

17.11	Launch Events of Loss and Launch Risk Guarantee Claims

(a)	If a Launch Event of Loss shall occur, (i) immediately notify the same to the Facility Agent with the circumstances and relevant facts regarding such Launch Event of Loss and diligently pursue all its rights to compensation with respect to such Launch Event of Loss under the Launch Insurance and (ii) cause all Loss Proceeds relating to such Launch Event of Loss to be applied to the repayment of the Facility under this Agreement in accordance with Clause 6.3.2 (Prepayment from Loss Proceeds).

(b)	If the Borrower shall have a Launch Risk Guarantee Claim against the Launch Supplier, (i) immediately notify the same to the Facility Agent with the circumstances and relevant facts regarding such Launch Event of Loss and diligently pursue all its rights to compensation against the Launch Supplier with respect to such Launch Risk Guarantee Claim and (ii) cause all amounts received in respect of any such Launch Risk Guarantee Claim to be applied in accordance with Clause 6.3.1 (Launch Risk Guarantee Claims).

17.12	Pari Passu

Ensure that the COFACE Facility Obligations of the Borrower under this Agreement are and will be unconditional, secured on the terms of the Security Documents and unsubordinated and do rank and will rank at least pari passu with the present and future senior unsecured Indebtedness of the Borrower and the other members of the Group.

17.13	Further Assurances; etc

At the reasonable expense of the Borrower and at the request of the Facility Agent, make, execute, endorse, acknowledge, file and/or deliver to the Facility Agent from time to time such confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps as are necessary or desirable in order to carry out the intent, purpose and provisions of the Transaction Documents (including in order to maintain each Security Document in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by the Security Documents and the perfection and priority thereof). Furthermore, the Borrower shall deliver to the Facility Agent such opinions of counsel and other related documents as may be reasonably requested by the Facility Agent to assure itself that this Clause 17.13 has been complied with.

17.14	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	If the accession of a Restricted Subsidiary to this Agreement as an Additional Guarantor in accordance with Clause 17.8 (Additional Guarantors) obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as an Additional Guarantor.

17.15	Supplemental Disclosure

Reasonably promptly, but in no event less than 5 (five) Business Days prior to the date of the making of any Disbursement or any date on which a representation or warranty is or is deemed to be repeated, supplement or amend SCHEDULE 9 (Disclosures) with respect to any matter hereafter arising or discovered that, if existing or known as at the date of this Agreement, would have been required to be set forth or described in such SCHEDULE 9 (Disclosures) and with respect to matters for which no Part exists in SCHEDULE 9 (Disclosures), to notify the Facility Agent if any representation or warranty ceases to be true and correct by including an additional Part in SCHEDULE 9 (Disclosures) with respect to such representation or warranty. No disclosure contained in such supplemented, amended or additional Parts of SCHEDULE 9 (Disclosures) shall limit any right of any Lender to decline to participate in or permit a Disbursement if such supplemented, amended or additional Parts of SCHEDULE 9 (Disclosures) disclose that any of the representations or warranties of the Borrower contained in this Agreement (by reference to SCHEDULE 9 (Disclosures) on the date hereof) are not true and correct at and as of the date of this Agreement.

17.16	Separate Existence

(a)	Maintain its existence and its material rights and privileges and a legal identity separate from any other entity at all times;

(b)	Maintain accurate and complete records and books of account that are separate from those of any other Affiliate and that separately identify its respective assets, liabilities, and financial affairs;

(c)	Hold itself out as a Person, separate and apart from any other Person;

(d)	Correct any known misunderstanding regarding its separate identity; and

(e)	The Borrower (individually) and is Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date of this Agreement.

18.	ADDITIONAL COVENANTS

18.1	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a)	The Borrower covenants and agrees with each Finance Party that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the outstanding principal amount of the Facility and interest thereon, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing:

(i)	the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(ii)	the Borrower will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Borrower for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 5.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by non-Guarantors other than the Borrower shall not exceed USD 40.0 million at any one time outstanding (the “Non-Guarantor Exception”).

(b)	The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i)	existing Indebtedness of the Borrower and its Restricted Subsidiaries at the Signing Date as listed and described in Part 3 (Existing Indebtedness) of SCHEDULE 9 (Disclosures)

and the Incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness under any other Senior Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in aggregate principal amount not to exceed USD 50.0 million;

(ii)	Indebtedness created hereunder and under the other Finance Documents;

(iii)	(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets (but no other material assets)) and (2) any Acquired Indebtedness, provided, however, that the aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock incurred pursuant to this paragraph (d), when aggregated with the principal amount of all other Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this paragraph (d), does not exceed the greater of (x) USD 25.0 million and (y) 3.5% of Total Assets of the Borrower at the time of Incurrence;

(iv)	Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to drawn letters of credit and drawn bank guarantees issued in the ordinary course of business, including without limitation drawn letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(v)	Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of the Agreement, other than guarantees of Indebtedness Incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vi)	Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness is fully subordinated in right of payment of principal and interest to the COFACE Facility Obligations, to the satisfaction of the Finance Parties; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(vii)	shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(viii)	Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is fully subordinated in right of payment of principal and interest to the satisfaction of the Finance Parties to the guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except (x) to the Borrower or another Restricted Subsidiary or (y) a pledge of Indebtedness referred to in this paragraph (i) shall be deemed to be held by the pledgor and shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(ix)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Agreement to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(x)	Indebtedness (including reimbursement obligations with respect to drawn letters of credit and bank guarantees) in respect of drawn performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xi)	Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower and Preferred Stock of any Restricted Subsidiary of the Borrower not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this paragraph (xii), does not exceed USD 40.0 million at any one time outstanding;

(xii)	any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Borrower or such Restricted Subsidiary is permitted under the terms of the Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the COFACE Facility Obligations or the guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be fully subordinated in right of payment of principal and interest to the COFACE Facility Obligations or such Guarantor’s guarantee, as applicable, to the satisfaction of the Finance Parties substantially to the same extent as such Indebtedness is subordinated to the COFACE Facility Obligations or the guarantee of such Restricted Subsidiary, as applicable;

(xiii)	the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and paragraphs (ii), (iii), (iv), (xiv), (xv), (xviii) and (xix) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(B)	has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) at least 91 days later than the Final Maturity Date;

(C)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the COFACE Facility Obligations or the guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the COFACE Facility Obligations or the guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(D)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(E)	shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor, or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(F)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under paragraph (iv) or (xix), shall be deemed to have been Incurred and to be outstanding under such paragraph (iv) or (xix), as applicable, and not this paragraph (xiv) for purposes of determining amounts outstanding under such paragraphs (iv) and (xix);

and provided, further, that subparagraphs (A) and (B) of this paragraph (xiv) will not apply to any refunding, refinancing or defeasance of (1) the COFACE Facility Obligations or (2) the Debt Documents.

(xiv)	Indebtedness, Disqualified Stock or Preferred Stock of persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged or amalgamated into the Borrower or a Restricted Subsidiary in accordance with the terms of the Agreement; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation:

(A)	the Borrower would be permitted to Incur at least USD 1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant; or

(B)	the Debt to Adjusted EBITDA Ratio of the Borrower would be less than or equal to such ratio immediately prior to such acquisition;

(xv)	Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within 5 (five) Business Days of its Incurrence;

(xvi)	Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Senior Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xvii)	Contribution Indebtedness;

(xviii)	Indebtedness of non-Guarantors Incurred for working capital purposes and any refinancings of such Indebtedness; provided, however, that the aggregate principal amount of Indebtedness Incurred under this paragraph, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this paragraph, does not exceed USD 25.0 million;

(xix)	Indebtedness of the Borrower or its Restricted Subsidiaries pursuant to the Equipment Financing Agreements;

(xx)	Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries under Capitalized Lease Obligations with respect to no more than three Satellites at any time; and

(xxi)	Subordinated Indebtedness Incurred by the Borrower or any of the Guarantors to finance the purchase, design, lease, construction, launch, launch insurance, in orbit insurance or improvement of one or more Satellites (other than the Spaceway 4 Satellite) following the Closing Date; provided, however, that the aggregate amount of Subordinated Indebtedness Incurred under this paragraph (xxi), when aggregated with the principal amount of all other Subordinated Indebtedness then outstanding and Incurred pursuant to this paragraph (xxi), does not exceed USD 200.0 million.

(c)

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in paragraphs (b)(i) through (b)(xxi) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Borrower shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any

manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such paragraphs or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(d)	For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

18.2	Limitation on Restricted Payments

(a)	The Borrower covenants and agrees with each Finance Party that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the outstanding principal amount of the Facility and interest thereon, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)

declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)	purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent of the Borrower, including in connection with any merger or consolidation;

(iii)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Borrower or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under paragraphs 18.1(b)(vii) and 18.1(b)(ix) of the second paragraph of the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock)); or

(iv)	make any Restricted Investment,

(all such payments and other actions set forth in paragraphs (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)	immediately after giving effect to such transaction on a pro forma basis, the Borrower would be permitted to Incur at least USD 1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock); and

(C)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Signing Date (including Restricted Payments permitted by paragraphs (b)(i), (b)(iv), (b)(vi) and (b)(vii) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (i) the Cumulative Credit and (ii) 1.4 times Cumulative Interest Expense, and

(D)	further provided that, at all times prior to the In-Orbit Delivery of the Spaceway 4 Satellite:

(1)	the maximum amount that the Borrower shall be entitled to distribute in any fiscal year shall be equal to the amount by which the cash in hand of the Borrower and its Restricted Subsidiaries (on a consolidated basis) on December 31 of the previous fiscal year exceeds the Base Amount for such previous fiscal year, where the Base Amount is equal to:

(I)	USD 85,000,000 for 2010;

(II)	USD 99,000,000 for 2011; and

(III)	USD 222,000,000 for 2012 and any other complete fiscal year prior to the In-Orbit Delivery of the Spaceway 4 Satellite; and

(2)	the Borrower has previously submitted to the Facility Agent an Officer’s Certificate confirming that, immediately after giving effect to the relevant Restricted Payment, the Borrower and its Restricted Subsidiaries (on a consolidated basis) would have sufficient cash in hand in order to be able to make all future payments in connection with the acquisition and launch (including all insurance requirements) of the Spaceway 4 Satellite.

(b)	Paragraphs (a)(iv)(A), (a)(iv)(B) and (a)(iv)(C) above will not prohibit:

(i)	the payment of any dividend or distribution within 60 (sixty) calendar days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Agreement;

(ii)

the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or Subordinated Indebtedness of the Borrower or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the Cash Contribution Amount or the sale of any Disqualified Stock or Designated Preferred Stock or any Equity Interests sold to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Equity Interests of the Borrower or contributions to the equity capital of the Borrower (collectively, including any such contributions, “Refunding Capital

Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(iii)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Borrower or any Guarantor which is Incurred in accordance with the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith), (b) such Indebtedness is Incurred by the Borrower or by a Guarantor in respect of refinanced Indebtedness of a Guarantor and, in each case, is fully subordinated to the COFACE Facility Obligations, or the related guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value to the satisfaction of the Lenders, (c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) at least 91 days later than the Final Maturity Date, and (d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(iv)

the repurchase, retirement or other acquisition (or dividends to any Parent of the Borrower to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Borrower or any Parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower, any Parent of the Borrower or any Subsidiary of the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement made after June 30, 2010; provided, however, that the aggregate amounts paid under this paragraph (iv) do not exceed USD 7.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of USD 15.0 million in any calendar year (commencing with 2010); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed: (a) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Borrower to members of management, directors or consultants of the Borrower, any Parent of the Borrower and Restricted Subsidiaries of the Borrower (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under paragraph (iii) of the immediately preceding paragraph); plus (b) the cash proceeds of key man life insurance policies received by the Borrower, any Parent of the Borrower (to the extent contributed to the Borrower) or the Restricted Subsidiaries of the Borrower after June 30, 2010; less (c) the amount of any Restricted Payments previously made pursuant to subparagraphs (a) and (b) of this second proviso of paragraph (iv); provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by subparagraphs (a) and (b) above in any calendar year;

(v)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(vi)

the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after June 30, 2010 and (b) to any Parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Borrower issued after June 30, 2010; provided, however, that (A) in the case of subparagraph (a) and (b) of this paragraph (vi), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Borrower would be permitted to Incur at least USD 1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) and (B) the aggregate amount of dividends declared and paid pursuant to subparagraph (a) and (b) of this paragraph (vi) does not exceed the net cash proceeds actually received by the Borrower, or contributed to the Borrower by any Parent, from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after June 30, 2010;

(vii)	the payment of dividends on the Borrower’s common Capital Stock (or the payment of dividends to any Parent of the Borrower to fund the payment by such Parent of the Borrower of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower from any public offering of common Capital Stock after June 30, 2010, other than public offerings with respect to common Capital Stock of the Borrower or any Parent of the Borrower registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(viii)	Investments that are made with Excluded Contributions;

(ix)	other Restricted Payments in an aggregate amount not to exceed USD 30.0 million;

(x)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower by, Unrestricted Subsidiaries (other than to the extent such Investments were made pursuant to paragraph (ix) above or pursuant to paragraphs 1.1(i) or 1.1(j) of the definition of Permitted Investments);

(xi)	(a) for so long as the Borrower is a Flow Through Entity, payment of dividends or other distributions to any member of the Borrower in an amount, with respect to any period after June 30, 2010, (i) not to exceed the tax amount that the Borrower is required to distribute to its members pursuant to Section 6.3.4 of the Second Amended and Restated Limited Liability Company Agreement as in effect on June 30, 2010 with respect to the Borrower for such period or (ii) in the event that Section 6.3.4 of the Second Amended and Restated Limited Liability Company Agreement is no longer operable, equal to (A) the product of the amount of aggregate net taxable income allocated by the Borrower to such member of the Borrower for such period multiplied by the Presumed Tax Rate for such period less (B) the amount of dividends or other distributions, if any, received by such member from the Borrower during such period; and (b) if the Borrower is not a Flow Through Entity, payment of dividends or other distributions to any direct or indirect Parent of the Borrower that files a consolidated U.S. federal tax return that includes the Borrower and its subsidiaries in an amount not to exceed the amount that the Borrower and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Borrower and its Restricted Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(xii)	the declaration and payment of dividends to, or the making of loans to, any Parent of the Borrower (a) in amounts required for such entity to pay general corporate overhead expenses (including salaries, bonuses and benefits paid to management and employees of any Parent, directors’ and officers’ insurance premiums, audit fees and other costs associated with any Parent being a public company with a class of equity securities registered under the Exchange Act and professional and administrative expenses) for any direct or indirect parent entity of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries and (b) in amounts required for any Parent of the Borrower to pay interest and/or principal on Indebtedness that satisfies each of the following: (i) the proceeds of which were contributed to the Borrower or any of its Restricted Subsidiaries, (ii) that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower Incurred in accordance with the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) and (iii) that was incurred (A) to refund, refinance or defease Indebtedness of such Parent of the Borrower or the Borrower and (B) pursuant to paragraph (a) or paragraph (b)(xiii) of the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(xiii)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xiv)	payments to Permitted Holders for management, consulting, monitoring and advisory services in an aggregate amount not to exceed USD 1.0 million in any fiscal year, plus out of pocket costs and expenses incurred in connection with such services;

(xv)	the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Restricted Subsidiaries pursuant to provisions similar to those set out Clauses 6.3.3 (Change of Control) and 18.4 (Asset Sales); provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Borrower (or a third party to the extent permitted by the Agreement) has delivered a Change of Control Notice or made an Asset Sale Offer, as the case may be, with respect to the outstanding principal amount of the Facility as a result of such Change of Control or Asset Sale, as the case may be, and has repaid the portion of the outstanding principal amount of the Facility validly tendered and not withdrawn in connection with such Change of Control or such Asset Sale Offer, as the case may be;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under paragraphs (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) and (xv), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the conditions set forth above in paragraph (a)(iv)(D) shall be fulfilled.

(c)	The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Borrower.

(d)	As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary and is not a Guarantor.

18.3	Dividend and Other Payment Restrictions Affecting Subsidiaries

(a)	The Borrower covenants and agrees with each Finance Party that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the outstanding principal amount of the Facility and interest thereon, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)	(x) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (y) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(ii)	make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii)	sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(A)	encumbrances or restrictions pursuant to this Agreement and contractual encumbrances or restrictions in effect as listed in Part 4 (Existing Liens) of SCHEDULE 9 (Disclosures);

(B)	applicable law or any applicable rule, regulation or order;

(C)	any agreement or other instrument of a person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired and is discharged within 6 months of the acquisition;

(D)	contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(E)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants in Clauses 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock) and 18.6 (Liens) that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(F)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(G)	customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(H)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in paragraph (iii) above on the property so acquired;

(I)	customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in paragraph (iii) above on the property subject to such lease;

(J)	other Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower or Preferred Stock of any Restricted Subsidiary of the Borrower that is Incurred subsequent to the Closing Date and permitted pursuant to the covenant in Clause 18.1 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock); provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments on the COFACE Facility Obligations (as determined in good faith by senior management or the Board of Directors of the Borrower);

(K)	restrictions pursuant to the Equipment Financing Agreements; and

(L)	any encumbrances or restrictions of the type referred to in paragraphs (i), (ii) and (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in paragraphs (A) through (K) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Borrower, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(b)	For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

18.4	Asset Sales

(a)

The Borrower covenants and agrees with each Finance Party that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the outstanding principal amount of the Facility and interest thereon, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Borrower or any of its Restricted

Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Borrower) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of: (a) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary of the Borrower (other than liabilities that are by their terms fully subordinated to the COFACE Facility Obligations) that are assumed by the transferee of any such assets and from which the Borrower or any Restricted Subsidiary are released in writing, (b) any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Restricted Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received), and (c) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this paragraph (c) that is at that time outstanding, not to exceed 5.0% of Total Assets of the Borrower at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

(b)	Within 365 days after the receipt by the Borrower or any Restricted Subsidiary of the Borrower of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds other than Loss Proceeds referred to in Clause 6.3 (Mandatory Prepayments)), the Borrower or such Restricted Subsidiary of the Borrower may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds other than Loss Proceeds referred to in Clause 6.3 (Mandatory Prepayments)), at its option:

(i)	to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Borrower or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Borrower will equally and ratably reduce the COFACE Facility Obligations) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Borrower or an Affiliate of the Borrower,

(ii)

to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a person, such acquisition results in such person becoming a Restricted Subsidiary of the Borrower), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(iii)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a person, such acquisition results in such person becoming a Restricted Subsidiary of the Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of paragraphs (ii) and (iii) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later cancelled or terminated for any reason before such Net Proceeds are so applied, the Borrower or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further, that any such binding commitment to invest shall be subject to only customary conditions (other than financing).

Pending the final application of any such Net Proceeds (or Event of Loss Proceeds other than Loss Proceeds referred to in Clause 6.3 of the Agreement), the Borrower or such Restricted Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds other than Loss Proceeds referred to in Clause 6.3 of the Agreement) in Cash Equivalents or Investment Grade Securities.

Any Net Proceeds from any Asset Sale (or Event of Loss Proceeds other than Loss Proceeds referred to in Clause 6.3 (Mandatory Prepayments)) that are not applied as provided and within the time period set forth in the first sentence of this Clause 18.4(b) will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds USD 15.0 million, the Borrower shall make an Asset Sale Offer (and, at the option of the Borrower, to holders of any Pari Passu Indebtedness) to repay the maximum outstanding principal amount of the Facility (and repay or purchase such Pari Passu Indebtedness) that is an integral multiple of USD 2,000 that may be purchased out of the Excess Proceeds at par (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Agreement. The Borrower will commence an Asset Sale Offer with respect to Excess Proceeds within 10 (ten) Business Days after the date that Excess Proceeds exceed USD 15.0 million as provided in Clause 18.4(c). To the extent that the aggregate principal amount outstanding in respect of the Facility (and such Pari Passu Indebtedness) tendered for prepayment pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess

Proceeds for any purpose that is not prohibited by the Agreement. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c)	In the event that, pursuant to this Clause 18.4, the Borrower is required to offer to each Lender to prepay its participation in the outstanding principal amount of the Facility (an “Asset Sale Offer”), it will follow the procedures specified below.

(i)	The Asset Sale Offer shall be made to all Lenders and, at the option of the Borrower, to all holders of other Pari Passu Indebtedness. The Asset Sale Offer will remain open for a period of at least 20 (twenty) Business Days following its commencement and not more than 30 (thirty) Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than 3 (three) Business Days after the termination of the Offer Period (the “Purchase Date”), the Borrower will apply all Excess Proceeds (the “Offer Amount”) to the prepayment of the outstanding principal amount of the Facility and such other Pari Passu Indebtedness (on a pro rata basis, if applicable and practicable) or, if less than the Offer Amount has been tendered for prepayment, the portion of the outstanding principal amount of the Facility and other Pari Passu Indebtedness tendered in response to the Asset Sale Offer.

(ii)	Upon the commencement of an Asset Sale Offer, the Borrower will send, by first class mail, a notice to the Facility Agent, who will deliver such notice to the Lenders. The notice will contain all instructions and materials necessary to enable each Lender to tender its participation in the outstanding principal amount of the Facility for prepayment pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(A)	that the Asset Sale Offer is being made pursuant to this Clause 18.4 and the length of time the Asset Sale Offer will remain open;

(B)	the Offer Amount, the purchase price and the Purchase Date;

(C)	a statement that any Lender wishing to have its participation in the outstanding principal amount of the Facility repaid pursuant to such Asset Sale Offer must comply with this Clause 18.4(c).

(iii)

In order to accept any Asset Sale Offer, a Lender shall notify the Facility Agent in writing at its address for notices contained in the Agreement prior to noon on the Business Day prior to the last day of the Offer Period of such Lender’s election to require the Borrower to prepay all or a portion of such Lender’s participation in the outstanding principal amount of the Facility pursuant to such Asset Sale Offer (which, in the case of any election to require less than all of such Lender’s participation in the outstanding principal amount of the Facility to be prepaid in such Asset Sale Offer, shall be in a minimum principal amount of USD 2,000 or an integral multiple thereof) and shall specify the amount of such Lender’s participation in the outstanding principal amount of the Facility which such Lender requests be prepaid in such Asset Sale Offer. In order to validly withdraw any election with respect to its participation in the outstanding principal amount of the Facility (or any part thereof) in any Asset Sale Offer, the Lender holding such participation shall notify the Facility Agent in writing at its address for notices contained in the Agreement prior to noon on the Business Day prior to the last day of the Offer Period of such Lender’s election to withdraw such participation from such Asset Sale Offer, which notification shall include a copy of such Lender’s previous notification electing to have its participation prepaid in such Asset Sale Offer and shall state that such election is withdrawn. The Facility Agent shall from time to time, upon request by the Borrower, advise the Borrower of the amount of the outstanding principal amount of the Facility to be prepaid pursuant to any Asset Sale Offer.

(d)	Notwithstanding any other provision of this Agreement, the Borrower will not sell, transfer, swap or otherwise dispose any of the Satellite known as “Spaceway 3” or the Spaceway 4 Satellite (or of any other Satellite acquired in replacement of such Satellites) without the prior written consent of the Lenders, provided that:

(i)	in determining whether or not to give such consent, the Lenders shall, in good faith and acting reasonably, consider the impact of the proposed transaction on the creditworthiness and business prospects of the Borrower; and

(ii)	should the Lenders not consent to the proposed transaction and the Borrower nonetheless wishes to consummate the proposed transaction, the Borrower shall be entitled, prior to consummation of the proposed transaction, to voluntarily prepay all amounts owing to the Lenders under this Agreement in accordance with Clause 6.4 (Voluntary Prepayments).

18.5	Transactions with Affiliates

(a)

The Borrower covenants and agrees with each Finance Party that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the outstanding principal amount of the Facility and interest thereon, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of USD 2.0 million, unless:

(i)	such Affiliate Transaction is on terms that are not less favourable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated person; and

(ii)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of USD 10.0 million, the Borrower delivers to the Facility Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with (i) above.

(b)	The foregoing provisions will not apply to the following:

(i)	transactions between or among the Borrower and/or any of its Restricted Subsidiaries;

(ii)	Restricted Payments permitted by the provisions of the covenant in Clause 18.2 (Limitation on Restricted Payments) and Investments under the definition of “Permitted Investments”;

(iii)	the entering into of any agreement to pay, and the payment of, (i) management, consulting, monitoring and advisory fees and expenses to the Permitted Holders in an aggregate amount in any fiscal year not to exceed USD 1.0 million and (ii) expense reimbursement, in each case made pursuant to the management services agreement originally dated March 27, 2006 between the Borrower and HCI (or any agreement contemplated by such agreement);

(iv)	the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Borrower, any Parent of the Borrower or any Restricted Subsidiary of the Borrower;

(v)	payments by the Borrower or any of its Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Borrower in good faith ;

(vi)	transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Facility Agent a letter from an Independent

Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of paragraph (a)(i) above;

(vii)	payments or loans (or cancellation of loans) to employees or consultants that are (x) approved by a majority of the Board of Directors of the Borrower in good faith, (y) made in compliance with applicable law and (z) otherwise permitted under the Agreement;

(viii)	any agreement as listed and described in Part 5 of SCHEDULE 9 (Disclosures) and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the agreement as in effect on the date of this Agreement, as determined in good faith by senior management or the Board of Directors of the Borrower) or any transaction contemplated thereby;

(ix)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Borrower, or are on terms at least as favourable as would reasonably have been entered into at such time with an unaffiliated party;

(x)	if otherwise permitted under the Agreement, the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder or to any director, officer, employee or consultant of the Borrower or any Parent of the Borrower;

(xi)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(xii)	any contribution to the capital of the Borrower;

(xiii)	transactions permitted by, and complying with, the provisions of the covenant in Clause 18.8 (Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets);

(xiv)

transactions between the Borrower or any of its Restricted Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person;

(xv)	pledges of Equity Interests of Unrestricted Subsidiaries;

(xvi)	any agreement entered into in compliance with Section 7.10 of the Second Amended and Restated Limited Liability Company Agreement; and

(xvii)	any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii)	the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Borrower Transaction Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this paragraph (xviii) to the extent that the terms of any such amendments thereto, taken as a whole, or new agreement are not materially adverse to the Lenders.

18.6	Liens

The Borrower covenants and agrees with each Finance Party that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the outstanding principal amount of the Facility and interest thereon, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property now owned or hereafter acquired by the Borrower or any such Restricted Subsidiary, or any income or profits therefrom unless:

(a)	in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the COFACE Facility Obligations or such guaranty under the Agreement of a Guarantor is secured by a Lien on such property or assets that is senior in priority to such Liens; and

(b)	in all other cases, the COFACE Facility Obligations or such guaranty under the Agreement of a Guarantor is equally and ratably secured;

provided that any Lien which is granted to secure the COFACE Facility Obligations or such guaranty under this Clause 18.6 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the COFACE Facility Obligations or such guaranty under this Clause 18.6.

18.7	Limitation on Lines of Business

The Borrower covenants and agrees with each Finance Party that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the outstanding principal amount of the Facility and interest thereon, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business.

18.8	Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

(a)	The Borrower covenants and agrees with each Finance Party that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the outstanding principal amount of the Facility and interest thereon, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless:

(i)	the Borrower is the surviving person the “Successor Company”);

(ii)	immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(iii)	immediately after giving pro forma effect to such transaction, the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction. and

(iv)	each Guarantor, unless it is the other party to the transactions described above, shall have by written agreement, confirmed that its guarantee shall apply to such person’s obligations under the Agreement.

(b)	Notwithstanding the foregoing, the Borrower may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing the Borrower in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This Clause 18.8 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

(c)

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the

Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

18.9	Restrictions on Activities of HNS Finance Corporation

Other than in connection with or incident to its obligations under this Agreement and its existence, HNS Finance Corporation will not hold any assets, become liable for any obligations or engage in any business activities, including, without limitation, any business activities that would be the subject of the covenants set forth in this Clause 18 (Additional Covenants) and in the Agreement; provided, however, that HNS Finance Corporation may be a co-obligor (or a guarantor) with respect to Indebtedness permitted to be Incurred by this Agreement if the Borrower is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Borrower or one or more of the Borrower’s Subsidiaries other than HNS Finance Corporation, including without limitation, Indebtedness under the Debt Documents. At any time after the Borrower or any successor entity is a corporation, HNS Finance Corporation may consolidate or merge with or into the Borrower or any Restricted Subsidiary.

19.	FINANCIAL COVENANTS

The covenants in this Clause 19 shall remain in force from the date of this Agreement for so long as this Agreement shall remain in effect (except contingent indemnification obligations) and until the commitments in respect of the Facility have been terminated and the principal of and interest on the Facility, all fees and all other expenses or amounts payable under any Finance Document have been paid in full.

19.1	Interest Coverage Ratio

The Borrower shall not permit the Interest Coverage Ratio to be less than 2.5:1 as at the end of the fiscal quarter ending 30 June or the fiscal quarter ending 31 December in any fiscal year.

19.2	Debt to Adjusted EBITDA Maintenance Ratio

The Borrower shall not, at any time, permit the Debt to Adjusted EBITDA Maintenance Ratio to be more than 5:1.

19.3	Testing and Notification

(a)	The financial covenants set out in this Clause 19 shall be tested by reference to each of the annual and quarterly financial statements delivered pursuant to this Agreement.

(b)	If at any time the Borrower determines that it has not satisfied the requirements of Clause 19.1 (Interest Coverage Ratio) or 19.2 (Debt to Adjusted EBITDA Maintenance Ratio), the Borrower shall so notify the Facility Agent in writing, specifying the nature of the relevant breach and the steps, if any, the Borrower proposes to take in order to remedy the relevant breach.

20.	NEGATIVE COVENANTS

The Borrower covenants and agrees with each Finance Party that, so long as this Agreement shall remain in effect (except contingent indemnification obligations) and until the commitments in respect of the Facility have been terminated and the principal of and interest on the Facility, all fees and all other expenses or amounts payable under any Finance Document have been paid in full, unless the Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to:

20.1	Limitation on Modifications of Indebtedness; Modifications of Certificate of Formation, Operating Agreement and Certain Other Agreements; etc.

(a)	Amend or modify in any manner materially adverse to the Finance Parties, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Finance Parties), the articles or certificate of incorporation or by-laws or certificate of formation or limited liability company operating agreement of the Borrower or any of the Restricted Subsidiaries.

(b)	Amend or modify, or permit the amendment or modification of, any provision of the Debt Documents, any document relating to Refinancing Indebtedness in respect thereof or any other material debt instruments (including, without limitation, the Equipment Financing Agreements or any agreement (including any document relating to the Debt Documents or any Refinancing Indebtedness in respect thereof) relating thereto, other than amendments or modifications that (1) are not in any manner materially adverse to the Finance Parties and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Finance Parties or (2) otherwise comply with the proviso set forth in Clause 18.1(b)(xviii) or the definition of “Equipment Financing Agreements”, as the case may be.

20.2	Amendment, Termination or Extension of Launch Contract

Without the prior written consent of the Facility Agent:

(a)	agree to or acquiesce in:

(i)	the cancellation, suspension or termination of any Transaction Document, other than by virtue of its scheduled expiration in the ordinary course in accordance with its terms;

(ii)	the assignment, release or relinquishment of the rights or obligations of any Party to a Finance Document (other than the Finance Parties) except (A) as contemplated by the Security Documents or (B) as permitted without the consent of the Borrower, by the terms of a Transaction Document, or

(iii)	subject to paragraph (b) below, any material amendment, supplement or modification of, or any consent or waiver with respect to, any of the provisions of the Launch Contract; or

(b)	amend, supplement, modify or agree to any material amendment, supplement or modification of, or consent or waiver with respect to any terms of the Satellite Contract or the Launch Contract (other than any amendment for technical errors and any amendment which improves the Borrower’s rights thereunder).

20.3	Launch Events of Loss and Launch Risk Guarantee Claims

Agree to any compromise, adjustment or settlement in connection with any Launch Event of Loss or Launch Risk Guarantee Claim, without the consent of the Facility Agent.

20.4	Compliance with ERISA

Permit to occur any ERISA Event with respect to the Borrower or any Restricted Subsidiary.

20.5	Separate Existence

(a)	Conduct its business in the name of any of its Affiliates or any other Person; or

(b)	Co-mingle its assets with the assets of any of its Affiliates or any other Person.

21.	EVENTS OF DEFAULT

21.1	Events of Default

It shall be an event of default (an “Event of Default”) if any of the following events shall occur.

(a)	An Obligor fails to pay any sum due under any of the Finance Documents to which it is a party, or any portion thereof when due, or within 3 (three) Business Days after the date when due; or

(b)	The Borrower fails to perform, observe or comply with any of its obligations or covenants under Clause 19 (Financial Covenants); or

(c)	Any party to a Transaction Document (other than a Finance Party) fails to perform or observe any other obligation or covenant (not specified above) contained in any Transaction Documents on its part to be performed or observed and the effect of such failure is not remedied within 30 (thirty) calendar days after the earlier of (i) the date the Borrower shall have actual knowledge thereof and (ii) the giving of notice thereof by the Facility Agent to the Borrower; or

(d)	Any representation or warranty of any party to a Transaction Document (other than a Finance Party) made in any of the Transaction Documents, or in any certificate or other written statement delivered by the Borrower pursuant to any of the Transaction Documents, proves to have been incorrect in any material respect when made or reaffirmed; or

(e)

A Parent of the Borrower, the Borrower or any Restricted Subsidiary of the Borrower or any Guarantor fails to pay any Indebtedness (other than Indebtedness owing to a Restricted Subsidiary of the Borrower) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds USD 25.0 million or its foreign currency equivalent (a “Material Indebtedness”);

(f)	any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (excluding any such event or condition in respect of any Equipment Financing Agreement or Agreements as to which the Borrower does not reasonably believe are likely to result in Material Indebtedness becoming due or requiring the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity) provided that this Clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and that paragraph (B) of this Clause Clause (f) shall not apply as from the date that falls on the date on which the Common Collateral has ceased to exist,;

(g)	The Borrower or any Restricted Subsidiary or any Guarantor shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any Restricted Subsidiary or of any substantial part of the assets of the Borrower or any Restricted Subsidiary or shall commence any case or other proceeding relating to the Borrower or any Restricted Subsidiary under any Bankruptcy Law, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary and the Borrower or any Restricted Subsidiary shall indicate their approval thereof, consent thereto or acquiescence therein; or

(h)	The filing of any case or other proceeding against the Borrower or any Restricted Subsidiary or any Guarantor under any Bankruptcy Law and such case or proceeding is not discharged or dismissed within forty five (45) days of its commencement; a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any Restricted Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Restricted Subsidiary in an involuntary case under any Bankruptcy Law; or

(i)	The Borrower or any Restricted Subsidiary or any Guarantor fails to pay final judgments aggregating in excess of USD 25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 (sixty) calendar days; or

(j)	Any obligation of any Guarantor pursuant to Clause 15 (Guarantee and Indemnity) cease to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that is as a Restricted Subsidiary denies or disaffirms its obligations under this Agreement and such event has not been remedied within 10 days; or

(k)	Any Finance Document, at any time after its execution and delivery and for any reason other than the satisfaction in full of all the obligations of the Borrower thereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies in writing that it has any or further liability or obligation under this Agreement or any Security Document; or any of the security interests created or intended to be created by the Security Documents fails to be a valid and perfected security interest having the priority purported to be created by the applicable Security Documents; or

(l)	The auditors qualify their report on any audited accounts the Borrower or any Restricted Subsidiary or any Guarantor, where the matter the subject of such qualification is reasonable likely to have a Material Adverse Effect; or

(m)	(i) The Launch Contract shall be terminated or suspended (other than by virtue of its scheduled expiration in the ordinary course in accordance with its terms or pursuant to articles 18.3, 18.4 or 18.5 thereof); or (ii) the Launch Contract, or any provision of the Launch Contract, shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto or any Governmental Authority; or (iii) the Borrower or the Launch Supplier shall deny that it has any further liability or obligation under the Launch Contract; or (iv) the Borrower or the Launch Supplier shall default in the observance or performance of any of the material covenants or agreements contained in the Launch Contract and such default shall not be cured within the applicable grace period (if any) contained in the Launch Contract, or either party to the Launch Contract assigns or transfers all or any part of its rights and obligations in, to or under the Launch Contract other than (A) as permitted in the Finance Documents or (B) to a transferee which has been approved by the Facility Agent; or

(n)	The Borrower shall, in the reasonable opinion of the Facility Agent, have actually abandoned the launch of the Spaceway 4 Satellite or the launch of the Spaceway 4 Satellite has not occurred on 30 May 2013;

(o)	Any event, condition or circumstance shall exist or shall have occurred which, in the reasonable judgment of the Facility Agent, constitutes or could reasonably be expected to constitute a Material Adverse Effect; or

(p)	Any change of applicable law resulting in any of the transactions contemplated by any Transaction Documents becoming illegal, invalid, void or unenforceable or which has had or could reasonably be expected to have a Material Adverse Effect; or

(q)	One or more ERISA Events shall have occurred which individually or in the aggregate results in or is reasonably likely to result in a Material Adverse Effect or (ii) there exist any facts or circumstances that reasonably could be expected to result in the imposition of a Lien under Section 412(n) of the Code or under ERISA with respect to a Plan or Multiemployer Plan; or

(r)	Any Authority asserting or exercising governmental or police powers in the United States of America shall take an action, including a general moratorium, cancelling, suspending or deferring of the obligations of any Obligor preventing or hindering the fulfillment by any Obligor of its obligations under any of the Finance Documents or having any effect on the currency in which any Obligor may pay its obligations under any of the Finance Documents or on the availability of foreign currencies in exchange for the currency of the United States of America (including any requirement for the approval to exchange foreign currencies for the United States of America) or otherwise; or

(s)	Any Authority asserting or exercising governmental or police powers in the United States of America or any Person acting under such authority shall have taken any action to condemn, seize, nationalize or appropriate, or to assume custody or control of, all or any significant portion of the assets of any Obligor; or

(t)	The COFACE Policy is fully or partially withdrawn, suspended, repudiated, terminated or cancelled by COFACE or otherwise ceases to be in full force and effect or the conditions of indemnifications thereunder cease to be fulfilled for any reason, in each case other than as a consequence of the fraud or willful default of any Lender; or

(u)	Any Restricted Payment occurs that is not permitted under Clause 18.2 (Limitation on Restricted Payments).

21.2	Acceleration

On and at any time after the occurrence of an Event of Default, the Facility Agent may, and, if so directed by the Lenders, shall, by notice to the Borrower:

(a)	cancel the Facility (whereupon no Disbursement can be made under this Agreement) or suspend the Facility (whereupon no Disbursement can be made under this Agreement until such date as the Facility Agent may specify); and/or

(b)	declare that all or part of the Facility, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable,

whereupon they shall become immediately due and payable (without presentment, demand, protest or having resort to any procedure whatsoever); and/or

(c)	declare that all or part of the Facility be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Lenders.

22.	ROLE OF THE AGENTS AND THE MANDATED LEAD ARRANGERS

22.1	Appointment of the Agents

(a)	Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act as its administrative agent under and in connection with the Finance Documents. The Facility Agent hereby accepts such appointment.

(b)	Each Finance Party (other than the Security Agent and the Intercreditor Agent) appoints the Security Agent to act as Security Agent under and in connection with the Finance Documents. The Security Agent hereby accepts such appointment.

(c)	Each Finance Party (other than the Intercreditor Agent) appoints the Intercreditor Agent to act as Intercreditor Agent under and in connection with the Finance Documents. The Intercreditor Agent hereby accepts such appointment.

(d)	Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the COFACE Policy and the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(e)	Each other Finance Party authorises each Agent to take such action and exercise such rights, powers and discretions, notwithstanding the other provisions of this Agreement, as such Agent, in its sole discretion, may deem necessary for the purpose of preserving the Lenders’ rights under the COFACE Policy.

22.2	Duties of the Agents

(a)	Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to such Agent for that Party by any other Party.

(b)	Without prejudice to Clause 28.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, none of the Agents is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If an Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agents’ duties under the Finance Documents are solely mechanical and administrative in nature.

(g)	The Facility Agent shall provide the information and documents provided by any of the Lenders, the Borrower, and the Guarantors to the French Authorities as is required under the COFACE Policy.

22.3	No Fiduciary Duties

(a)	Nothing in this Agreement constitutes either Agent or either Mandated Lead Arranger or the Documentation Agent or the Structuring Bank as a trustee or fiduciary of any other person.

(b)	None of the Agents, the Mandated Lead Arrangers, the Documentation Agent and the Structuring Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

22.4	Roles of the Mandated Lead Arrangers, the Documentation Agent and the Structuring Bank

(a)	Except as specifically provided in the Finance Documents, neither Mandated Lead Arranger has any obligation of any kind to any other Party under or in connection with the Finance Documents.

(b)	Neither the Documentation Agent nor the Structuring Bank has any obligation of any kind to any other Party under or in connection with the Finance Documents.

22.5	Business with the Group

Any Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or the Guarantors.

22.6	Rights and Discretions of the Agents

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any written statement made by a director, authorised signatory or an Officer of any Person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 21.1(a)); and

(ii)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services it deems (in its sole and absolute discretion) reasonably necessary, expedient or desirable (and the Borrower shall promptly indemnify each Agent against any cost, loss or liability in respect thereto) and rely upon any advice so obtained (and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such lawyers, accountants, surveyors or other experts).

(d)	Each Agent may act in relation to the Finance Documents through its authorised personnel and agents.

(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, no Finance Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

22.7	Lenders’ Instructions

(a)	Subject to the terms of the COFACE Policy, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent, as the case may be, in accordance with any instructions given to it by the Lenders (or, if so instructed by the Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lenders.

(b)	Each Agent may refrain from acting in accordance with the instructions of the Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(c)	In the absence of instructions from the Lenders, each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document, save in respect of any proceedings relating the protection, perfection or preservation of rights under the Security Documents.

22.8	Responsibility for Documentation

None of the Agents, the Mandated Lead Arrangers, the Documentation Agent and the Structuring Bank:

(a)	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agents, the Mandated Lead Arrangers, the Documentation Agent, the Structuring Bank, the Borrower or the Guarantors or any other person in connection with any Finance Document or the transactions contemplated in the Finance Documents; or

(b)	are responsible for the documentation nor for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with, any Finance Document.

22.9	Exclusion of Liability

(a)	Without limiting paragraph (b) below, no Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.

(b)	No Party (other than an Agent) may take any proceedings against any officer, employee or agent of such Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of each Agent may rely on this Clause.

(c)	No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by such Agent if such Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by such Agent for that purpose.

(d)	Nothing in this Agreement shall oblige any Agent or Mandated Lead Arranger or the Documentation Bank or the Structuring Bank to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents, the Documentation Agent, the Structuring Bank and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by that Agent, the Documentation Agent, the Structuring Bank or that Mandated Lead Arranger.

22.10 Lenders’	Indemnity to the Agents

Each Lender shall (in proportion to its percentage of participation in the Facility) indemnify the Agents, within three Business Days of demand, against any cost, loss or liability incurred by either of them (otherwise than by reason of such Agent’s gross negligence or willful misconduct) in acting as the relevant Agent under the Finance Documents (unless such Agent has otherwise been reimbursed by the Borrower or the Guarantors pursuant to a Finance Document).

22.11	Resignation of the Agents

(a)	Each Agent may resign and appoint one of its Affiliates as successor by giving at least ten days’ prior written notice to the other Finance Parties and the Borrower.

(b)	Alternatively each Agent may resign by giving 60 days advance notice to the other Finance Parties and the Borrower, in which case the Lenders (after consultation with the Borrower) may appoint a successor Agent in accordance with the provisions of the COFACE Policy.

(c)	If the Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 60 days after notice of resignation was given, the relevant Agent (after consultation with the Borrower) may appoint a successor Agent in accordance with the provisions of the COFACE Policy.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation shall only take effect upon the appointment of a successor. Such successor agent shall be entitled to charge for its services such agency fees and expenses.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 22. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	Subject to the provisions of the COFACE Policy, the Lenders may, by notice to an Agent, require it to resign. In this event, the relevant Agent shall automatically cease to be Agent as from the effective date set forth in the notice thereof given to it by the Lenders and will be replaced in accordance with the provisions of this Agreement.

22.12	Confidentiality

(a)	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it.

22.13	Relationship with the Lenders

(a)	Each Agent may treat the person shown in its records as Lender at the opening of business (in the place of such Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with SCHEDULE 8 (Mandatory Cost Formula).

22.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent, each Mandated Lead Arranger, the Documentation Agent and the Structuring Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or of the Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or the Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security; and

(d)	the adequacy, accuracy and/or completeness of any information provided by any Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Collateral, the priority of any of the Security or the existence of any Liens affecting the Collateral,

and each Lender warrants to each Agent, each Mandated Lead Arranger, the Documentation Agent and the Structuring Bank that it has not relied on and will not at any time rely on it in respect of any of these matters.

22.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

22.16	Deduction from Amounts Payable by the Agents

If any Party owes an amount to any Agent under the Finance Documents, that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed to the extent that such deduction does not breach any applicable regulation. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

22.17	Compliance with terms of the COFACE Policy

(a)	Each Lender will cooperate in good faith with the Facility Agent and each other Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the COFACE Policy continues in full force and effect and shall indemnify and hold harmless each other Lender in the event that the COFACE Policy does not continue in full force and effect due to its gross negligence or willful default.

(b)	Each Lender is responsible for complying with the terms of the COFACE Policy.

22.18	Security Documents

(a)	No Agent shall be liable (unless directly caused by its gross negligence or willful misconduct) for any failure, omission, or defect in perfecting the security constituted by any Security Document or any security created thereby including, without limitation, any failure to (i) register the same in accordance with the provisions of any of the documents of title of any Borrower to any of the property thereby charged, (ii) make any recordings or filings in connection therewith, (iii) effect or procure registration of or otherwise protect the security created by or pursuant to the Security Documents under any registration laws in any jurisdiction, and (iv) give notice to any person of the execution of any of the Security Documents or to obtain any licence, consent or other authority for the creation of any security.

(b)	The Security Agent and the Intercreditor Agent may accept without enquiry such title as the Borrower may have to the property over which security is intended to be created by any Security Document.

(c)	Neither the Security Agent nor the Intercreditor Agent in its capacity as agent or otherwise shall not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the property charged by any Security Documents or any other such security in its own possession or to take any steps to protect or preserve the same.

(d)	Save as otherwise provided in the Security Documents, all moneys which are received by the Security Agent or the Intercreditor Agent in its capacity as agent or otherwise under the Security Documents may be invested in the name of or under the control of the Security Agent or the Intercreditor Agent, as relevant in any investments which may be selected by the relevant Agent. Additionally, the same may be placed on deposit in the name of or under the control of the Security Agent or the Intercreditor Agent at such bank or institution (including any Agent) and upon such terms as the Security Agent or the Intercreditor Agent may think fit.

(e)	Each Finance Party hereby confirms its approval of the Security Documents and any security created or to be created pursuant thereto and hereby authorises, empowers and directs each of the Security Agent and/or the Intercreditor Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as agent or as otherwise provided (and whether or not expressly in the Finance Party’s name) on its behalf, subject always to the terms of this Agreement and the Security Documents and the Intercreditor Agreement (as appropriate).

22.19	Release of Security

Subject to the provisions of the Intercreditor Agreement, the Security Agent shall act under the Security Documents as agent for itself and for the other Finance Parties. The Security Agent shall and is hereby authorised by each of the Finance Parties (other than the Security Agent) (and to the extent it may have any interest therein, every other party hereto) to execute on behalf of itself and each of the Finance Parties (other than the Security Agent) and every other party hereto where relevant without the need for any further referral to, or authority from, any Finance Party or other person hereto all such releases of security and guarantees given under any Finance Document as the Security Agent is authorised or required to effect by the terms of this Agreement.

The Intercreditor Agent shall act under the Security Documents to which it is a party as agent for itself and for the other Common Finance Parties. The Intercreditor Agent shall and is hereby authorised by each of the Finance Parties (other than the Intercreditor Agent) (and to the extent it may have any interest therein, every other party hereto) to execute on behalf of itself and each of the Finance Parties (other than the Intercreditor Agent) and every other party hereto where relevant without the need for any further referral to, or authority from, any Finance Party or other person hereto all such releases of security and guarantees given under any Finance Document as the Intercreditor Agent is authorised or required to effect by the terms of the Intercreditor Agreement.

22.20	Conflict with Security Documents

If there is any conflict between the provisions of this Agreement and/or any Security Documents with regard to instructions to or the matters affecting the Security Agent, this Agreement will prevail.

If there is any conflict between the provisions of this Agreement and/or any Security Documents and the Intercreditor Agreement with regard to instructions to or the matters affecting the Intercreditor Agent, the Intercreditor Agreement will prevail.

22.21	Independent Right to Demand Performance

Each of the Obligors and each of the Finance Parties (other than the Security Agent) agree that the Security Agent shall have its own independent right to demand performance by the Borrower under the Security Documents to which it is a party.

Each of the Obligors and each of the Finance Parties (other than the Intercreditor Agent) agree that the Intercreditor Agent shall have its own independent right to demand performance by the Borrower under the Security Documents to which it is a party .

23.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24.	SHARING AMONG THE FINANCE PARTIES

24.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 25 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 (three) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 25 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within 3 (three) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 25.6 (Partial Payments).

24.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 25.6 (Partial Payments).

24.3	Recovering Finance Party’s Rights

(a)	On a distribution by the Facility Agent under Clause 24.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

24.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 24.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

24.5	Exceptions

(a)	This Clause 24 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

25.	PAYMENT MECHANICS

25.1	Payments to the Facility Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document (subject to Clause 25.12 (Payments to the Security Agent)), the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	All payments to be made by the Borrower under this Agreement shall be made in Dollars in immediately available funds to the account of the Facility Agent with account 200.194.093.00.136 held in BNP Paribas New York, The Equitable Building, 787 Seventh Avenue, New York (BNPWFC-UF D/D Swift Code BNPAUS 3N) in favor of BNP Paribas Paris SF Export Finance quoting reference “LSI-BOCI-GCA Coface Loan Agreement dated October 29, 2010 USA/Hughes/Arianespace”, or to such other account as the Facility Agent may from time to time designate to the Borrower in writing.

(c)	For any payment to be made by the Borrower, the Borrower shall ensure that the Facility Agent receives a swift advice of such payment from the Borrower’s bank no later than the Business Day immediately preceding the date of such payment. The swift message shall be sent to BNP PARIBAS BFI-LSI-BOCI-GCA SWIFT BNPAFRPPXXX.- code 8133 Ms BREGERAS Anne-Marie/ Ms LAGRANGE Hélène quoting reference “Coface Loan Agreement dated October 29, 2010 USA/Hughes/Arianespace” or such other account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

25.2	Evidence of Financial Indebtedness

(a)	Each amount lent by a Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the Facility Agent in the ordinary course of business. The accounts or records maintained by the Facility Agent and each Lender shall be conclusive absent manifest error of the amount of any amount lent by the Lenders to the Borrower and the interest and payments thereon.

(b)	Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower under this Agreement to pay any amount owing with respect to the COFACE Facility Obligations. If there is any conflict between the accounts and records maintained by any Lender and the accounts and records of the Facility Agent in respect of such matters, the accounts and records of the Facility Agent shall control in the absence of manifest error.

25.3	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 25.4 (Distributions to the Borrower) and Clause 25.5 (Clawback) and Clause 25.12 (Payments to the Security Agent), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

25.4	Distributions to the Borrower

The Facility Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 26 (Set Off) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.5	Clawback

(a)	Where a sum is to be paid to the Facility Agent or the Security Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent or the Security Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent or the Security Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or the Security Agent, calculated by it to reflect its cost of funds.

25.6	Partial Payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Security Agent, the Intercreditor Agent, the Documentation Agent, the Structuring Bank or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due to the Finance Parties but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

25.7	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.9	Currency of Account

(a)	Subject to paragraphs (b) and (c) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

25.10	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

25.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)

the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 25.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

25.12	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, after a notice has been given to the Borrower under Clause 21.2 (Acceleration), and at any time after any Liens created by or pursuant to any Security Document becomes enforceable, the Security Agent may require the Borrower to pay all sums due under any Finance Document as the Security Agent or the Intercreditor Agent may direct for application in accordance with the terms of the Intercreditor Agreement.

26.	SET OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any matured obligation owed by that Finance Party to that Obligor regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by the Obligors

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

Any Restricted Subsidiary that is required to become an Additional Guarantor in accordance with Clause 17.8 (Additional Guarantors) shall, upon completion of all required “know your customer” (or similar) formalities in accordance with Clause 17.14 (“Know your customer” checks), deliver to the Facility Agent:

(a)	a duly completed and executed Accession Letter; and

(b)	all of the documents and other evidence listed in Clause 4.1 (Conditions Precedent to the First Disbursement) in relation to that Restricted Subsidiary that such Restricted Subsidiary would have been required to submit had it been an Original Guarantor, each in form and substance satisfactory to the Facility Agent.

The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Clause 4.1 (Conditions Precedent to the First Disbursement).

27.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Restricted Subsidiary that the representations and warranties are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.	CHANGE TO THE LENDERS

28.1	Assignments and Transfers by the Lenders

(a)	Subject to this Clause 28, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights and obligations,

at any time under the Finance Documents to any other bank or financial institution with a principal branch office located within the Republic of France and eligible to the benefit of the interest make-up mechanisms applicable to the Facility (the “New Lender”).

28.2	Conditions of Assignment or Transfer

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless:

(i)	the assignee or transferee is another Lender, or an Affiliate of a Lender or COFACE; or

(ii)	a Default or an Event of Default has occurred and is continuing.

(b)	The Borrower may not unreasonably withhold or delay its consent. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it, unless such consent is expressly refused by the Borrower within such five Business Day period.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Lending Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Lending Office under Clause 10 (Tax Gross-up and Indemnities) or Clause 11 (Increased Costs),

then the Borrower will be obliged to make payments to the New Lender or Lender acting through its new Lending Office only to the extent it would have been obligated to make payments to the Existing Lender or Lender acting through its previous Lending Office if the assignment, transfer or change had not occurred.

(d)

The assignment or transfer by an Existing Lender of any of its rights and obligations under this Agreement shall not be effective until such time as the assignment is recorded in the Register. The Facility Agent shall record an assignment or transfer of all or part of an Existing Lender’s rights and obligations under this Agreement in the Register on behalf of the Borrower and is hereby irrevocably appointed by the Borrower for such purpose.

(e)	Any Lender may transfer or assign all or any part of its rights under the Finance Documents to COFACE in accordance with the COFACE Policy.

(f)	No such transfer or assignment shall be effective unless and until the Facility Agent’s consent has been provided in writing.

(g)	For the avoidance of doubt, it is specified and acknowledged by the Borrower that nothing in this Agreement shall in any way restrict the ability for a Lender to invite sub-participants or grant sub-participations to any entity.

28.3	Assignment or Transfer Fee

Unless it is a Subsidiary of an Existing Lender, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of 4,000 US Dollars.

28.4	Limitation of Responsibility of the Finance Parties

(a)	Unless expressly agreed to the contrary, none of the Finance Parties makes any representation or warranty or assumes any responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of any of the Finance Documents, the Security or any other documents;

(ii)	the financial condition of any of the Borrower or of any of the Guarantors;

(iii)	the performance and observance by any of the Borrower or any of the Guarantors of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each of the Borrower and of the Guarantors and its related entities in connection with its participation in this Agreement and has not relied on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each of the Borrower and of the Guarantors and its related entities whilst any amount is or may be outstanding under the Finance Documents or any commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any of the Borrower or of the Guarantors of its obligations under the Finance Documents or otherwise.

28.5	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of Assignment or Transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

28.6	Procedure for Assignment

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of Assignment or Transfer), an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 28.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 28.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of Assignment or Transfer).

28.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

29.	NOTICES

29.1	Communications in Writing

Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

29.2	Delivery

Any notices, communications, services of process or other document relating to this Agreement shall be addressed, sent, delivered to the following addresses and addressees (unless the relevant Party has by 15 calendar days’ notice specified other details):

For the Borrower:

Hughes Network Systems, LLC

11717 Exploration Lane

Germantown, Maryland 20876

USA

Attention :

Deepak Dutt

e-mail:Deepak.Dutt@hughes.com

and

Dean Manson

e-mail: Dean.Manson@hughes.com

and

Grant Barber

e-mail: Grant.Barber@hughes.com

For the Guarantors:

As set forth in Schedule 1 for such Guarantor.

For the Original Lenders and Mandated Lead Arrangers:

BNP PARIBAS

Corporate and Investment Banking

CIB- SF-Asset Finance Export Finance

Commercial Support CHDESA1

37 place du Marché Saint Honoré

75031 Paris Cedex 01

France

Attention :

Dominique Laplasse

and Sylvie Casetcarricaburu

e-mail:dominique.laplasse@bnpparibas.com

e-mail: sylvie.casetcarricaburu@bnpparibas.com

Fax: + 33 1 43 16 81 84

and

SOCIÉTÉ GÉNÉRALE

Tours Société Générale

OPER/FIN/STR/DMT6

189, rue d’Aubervilliers

75886 paris Cedex 18

France

Attention :

Christophe BOUVIER, Risk Manager

OPER/FIN/SMO/EXT

e-mail: christophe.bouvier@sgcib.com

Fax Number 33.1.46.92.45.97

Phone Number: 33.1.58. 98.04.37

and

Arnaud MARTERET, Risk Manager

OPER/FIN/SMO/LMS

e-mail: arnaud.marteret@sgcib.com

Fax Number 33.1.46.92.46.19

Phone Number: 33.1.42.13.86.63

For the Facility Agent:

BNP PARIBAS

Corporate and Investment Banking

CIB- SF-Asset Finance Export Finance

Commercial Support CHDESA1

37 place du Marché Saint Honoré

75031 Paris Cedex 01

France

Attention :

Dominique Laplasse

and Sylvie Casetcarricaburu

e-mail:dominique.laplasse@bnpparibas.com

e-mail: sylvie.casetcarricaburu@bnpparibas.com

Fax: + 33 1 43 16 81 84

For the Security Agent:

BNP PARIBAS

Corporate and Investment Banking

CIB- SF-Asset Finance Export Finance

Commercial Support CHDESA1

37 place du Marché Saint Honoré

75031 Paris Cedex 01

France

Attention :

Dominique Laplasse

and Sylvie Casetcarricaburu

e-mail:dominique.laplasse@bnpparibas.com

e-mail: sylvie.casetcarricaburu@bnpparibas.com

Fax: + 33 1 43 16 81 84

For the Intercreditor Agent:

BNP PARIBAS

Corporate and Investment Banking

CIB- SF-Asset Finance Export Finance

Commercial Support CHDESA1

37 place du Marché Saint Honoré

75031 Paris Cedex 01

France

Attention :

Dominique Laplasse

and Sylvie Casetcarricaburu

e-mail:dominique.laplasse@bnpparibas.com

e-mail: sylvie.casetcarricaburu@bnpparibas.com

Fax: + 33 1 43 16 81 84

For the Documentation Agent:

BNP PARIBAS

Corporate and Investment Banking

CIB- SF-Asset Finance Export Finance

Commercial Support CHDESA1

37 place du Marché Saint Honoré

75031 Paris Cedex 01

France

Attention :

Dominique Laplasse

and Sylvie Casetcarricaburu

e-mail:dominique.laplasse@bnpparibas.com

e-mail: sylvie.casetcarricaburu@bnpparibas.com

Fax: + 33 1 43 16 81 84

For the Structuring Bank:

SOCIÉTÉ GÉNÉRALE

Tours Société Générale

OPER/FIN/STR/DMT6

189, rue d’Aubervilliers

75886 paris Cedex 18

France

Attention :

Christophe BOUVIER, Risk Manager

OPER/FIN/SMO/EXT

e-mail: christophe.bouvier@sgcib.com

Fax Number 33.1.46.92.45.97

Phone Number: 33.1.58. 98.04.37

and

Arnaud MARTERET, Risk Manager

OPER/FIN/SMO/LMS

e-mail: arnaud.marteret@sgcib.com

Fax Number 33.1.46.92.46.19

Phone Number: 33.1.42.13.86.63

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

31.	WAIVER OF CLAIMS AND DEFENCES

31.1	Independence

The Borrower hereby acknowledges that its liability to pay in full any sum payable under this Agreement or any other Finance Document on the due date for payment thereof is totally independent from, and is in no way conditional upon performance by the Launch Supplier of any of its obligations under the Launch Contract, or under any other agreement and shall not be affected in any way by reason of any claim or defence which the Borrower may have or may consider that it has against the Launch Supplier or any other third party.

31.2	Refusal

The Borrower shall not be entitled to refuse or to postpone performance of any payment and repayment or other obligation under this Agreement or any other Finance Document by reason of any claim or defence which it may have or may consider that it has against any Finance Party under or in connection with this Agreement or any other Finance Document or for any other reason whatsoever.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required Consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Lenders and the Obligors and following consultation by the Facility Agent with COFACE. Any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin, the Risk Mitigation Fee or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any commitment;

(v)	a change to an Obligor, other than as required in accordance with the provisions of this Agreement;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2 (Finance Parties’ Rights and Obligations), Clause 28 (Change to the Lenders) or this Clause 34;

(viii)	the nature or scope of the assets of the Borrower which from time to time are, or are expressed to be, the subject of a Lien under the Security Documents; or

(ix)	the release of any Lien granted in accordance with the Security Documents or the granting of any Lien required under the terms of this Agreement,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent, the Intercreditor Agent, the Documentation Bank, the Structuring Bank and/or a Mandated Lead Arranger may not be effected without the consent of the Facility Agent, the Security Agent, the Documentation Bank, the Structuring Bank, the Intercreditor Agent and/or the Mandated Lead Arranger (as the case may be).

(c)	An amendment or waiver of the Intercreditor Agreement may not be effected without the consent of the Borrower.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law.

37.	JURISDICTION AND ENFORCEMENT

37.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Process Agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

37.3	Waiver of Immunity

To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity with respect to its obligations under this Agreement or any other Finance Document to which it is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed), may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent now or in the future permitted by the laws of such jurisdiction.

38.	MISCELLANEOUS

38.1	Survival

All indemnities set forth herein shall survive the execution and delivery of this Agreement and the making and repayment of the Facility.

38.2	Confidentiality

38.2.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2.2 (Disclosure of Confidential Information) and Clause 38.2.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 22.13 (Relationship with the Lenders);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(c)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(d)	who is a Party; or

(e)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)	in relation to paragraph (b)(v) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(f)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(g)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(h)	to the French Authorities;

(i)	to the Insurance Advisor.

38.2.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent, the Documentation Bank, the Structuring Bank and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of the Facility;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Final Maturity Date;

(xii)	changes to any of the information previously supplied pursuant to the paragraphs above; and

(xiii)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

38.2.4	Entire agreement

This Clause 38.2 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.2.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.2.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 38.2.2(b)(v) of Clause 38.2.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.2 (Confidentiality).

38.2.7	Continuing obligations

The obligations in this Clause 38.2 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.3	Officer’s Certificates

Any Officer’s Certificate of the Borrower to be delivered under this Agreement or any other Finance Document shall be delivered by an Officer whose name, incumbency and specimen signature are specified in the officer’s certificate delivered pursuant to the provisions of Clause 4 (Conditions Precedent) and the Finance Parties may conclusively rely thereon until the Facility Agent shall have received a replacement certificate.

39.	EFFECTIVENESS

This Agreement becomes effective as of the date of its signature.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Made in 5 originals.

The Borrower

HUGHES NETWORK SYSTEMS, LLC /s./ Dean A Manson
Signed on: October 29, 2010 By: Dean A. Manson SVP, General Counsel and Secretary

The Original Guarantors

HUGHES NETWORK SYSTEMS INTERNATIONAL SERVICE COMPANY /s/ Dean A. Manson	HNS REAL ESTATE, LLC /s/ Dean A. Manson

Signed on : October 29, 2010 By: Dean A. Manson VP, General Counsel and Secretary	Signed on : October 29, 2010 By: Dean A. Manson VP, General Counsel and Secretary

HNS FINANCE CORP. /s/ Dean A. Manson	HNS-INDIA VSAT, INC. /s/ Dean A. Manson

Signed on : October 29, 2010 By: Dean A. Manson VP, General Counsel and Secretary	Signed on : October 29, 2010 By: Dean A. Manson VP, General Counsel and Secretary

HNS-SHANGHAI, INC. /s/ Dean A. Manson	HELIUS, LLC /s/ Dean A. Manson

Signed on : October 29, 2010 By: Dean A. Manson VP, General Counsel and Secretary	Signed on : October 29, 2010 By: Dean A. Manson Secretary

HELIUS ACQUISITION, LLC /s/ Dean A. Manson	ADVANCED SATELLITE RESEARCH, LLC /s/ Dean A. Manson

Signed on : October 29, 2010 By: Dean A. Manson Secretary	Signed on : October 29, 2010 By: Dean A. Manson Secretary

The Original Lenders

BNP PARIBAS /s/ Jean Philippe Poirier	SOCIETE GENERALE /s/ A. deVarax

Signed on : October 23, 2010 By: Jean Philippe Poirier	Signed on : October 23, 2010 By: A. deVarax

The Mandated Lead Arrangers

BNP PARIBAS /s/ Jean Philippe Poirier	SOCIETE GENERALE /s/ A. deVarax

Signed on : October 23, 2010 By: Jean Philippe Poirier	Signed on : October 23, 2010 By: A. deVarax

The Intercreditor Agent

BNP PARIBAS /s/ Jean Philippe Poirier

Signed on : October 23, 2010 By: Jean Philippe Poirier

The Facility Agent	The Security Agent

BNP PARIBAS /s/ Jean Philippe Poirier	BNP PARIBAS /s/ Jean Philippe Poirier

Signed on : October 23, 2010 By: Jean Philippe Poirier	Signed on : October 23, 2010 By: Jean Philippe Poirier

The Structuring Bank	The Documentation Agent

SOCIETE GENERALE /s/ A. deVarax	BNP PARIBAS /s/ Jean Philippe Poirier

Signed on : October 23, 2010 By: A. deVarax	Signed on : October 23, 2010 By: Jean Philippe Poirier

SCHEDULE 1

THE ORIGINAL GUARANTORS

Guarantor	Details

Hughes Network Systems International Service Company

A corporation duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 11717 Exploration Lane, Germantown, Maryland 20876

Address for notices:

11717 Exploration Lane

Germantown, Maryland 20876

HNS Real Estate, LLC

A limited liability company duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 11717 Exploration Lane, Germantown, Maryland 20876

Address for notices:

11717 Exploration Lane

Germantown, Maryland 20876

HNS Finance Corp.

A corporation duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 11717 Exploration Lane, Germantown, Maryland 20876

Address for notices:

11717 Exploration Lane

Germantown, Maryland 20876

HNS-India VSAT, Inc.

A corporation duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 11717 Exploration Lane, Germantown, Maryland 20876

Address for notices:

11717 Exploration Lane

Germantown, Maryland 20876

Guarantor	Details

HNS-Shanghai, Inc.

A corporation duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 11717 Exploration Lane, Germantown, Maryland 20876

Address for notices:

11717 Exploration Lane

Germantown, Maryland 20876

Helius, LLC

A limited liability company duly organised and validly existing under the laws of the State of Utah, with its principal office located at 333 South 520 West, Suite 330, Lindon, Utah 84042

Address for notices:

11717 Exploration Lane

Germantown, Maryland 20876

Helius Acquisition, LLC

A limited liability company duly organised and validly existing under the laws of the State of Utah, with its principal office located at 333 South 520 West, Suite 330, Lindon, Utah 84042

Address for notices:

11717 Exploration Lane

Germantown, Maryland 20876

Advanced Satellite Research, LLC

A limited liability company duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 333 South 520 West, Suite 330, Lindon, Utah 84042

Address for notices:

11717 Exploration Lane

Germantown, Maryland 20876